    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1998.



                                                      REGISTRATION NO. 333-47973

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            AURORA ELECTRONICS, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                      DELAWARE                                             75-1539534
  (State or other jurisdiction of incorporation or          (I.R.S. employer identification number)
                   organization)

                             ---------------------
                         9477 WAPLES STREET, SUITE 150
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-1213
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                               GEORGE L. MCTAVISH

                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         9477 WAPLES STREET, SUITE 150
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-1213
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:


                               KENNETH G. HAWARI

                             HUGHES & LUCE, L.L.P.
                          1717 MAIN STREET, SUITE 2800
                              DALLAS, TEXAS 75201
                                 (214) 939-5500
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
          TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
             SECURITIES TO BE                  AMOUNT TO BE         OFFERING PRICE          AGGREGATE          REGISTRATION FEE
                REGISTERED                      REGISTERED             PER UNIT           OFFERING PRICE             (1)
---------------------------------------------------------------------------------------------------------------------------------
10% Series B Senior Subordinated Notes Due
  December 31, 2004.......................      $2,747,890               N/A                   N/A                   N/A
---------------------------------------------------------------------------------------------------------------------------------
Senior Cumulative Convertible Preferred
  Stock, $.01 par value...................        32,976                 N/A                   N/A                   N/A
---------------------------------------------------------------------------------------------------------------------------------
Units of Senior Subordinated Notes and
  Senior Cumulative Convertible Preferred
  Stock...................................        32,976               $183.33              $6,045,490            $1,785(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.03 par value..............      13,190,400               N/A                   N/A                   N/A
=================================================================================================================================


(1) Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended.


(2) $1,785 of the Registration Fee was previously paid by the Registrant in connection with the filing of the Form S-3 on March 13, 1998.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

A GLOSSARY OF TERMS USED THROUGHOUT THIS PROSPECTUS IS PROVIDED STARTING ON PAGE
                                      66.


                            AURORA ELECTRONICS, INC.
                               RIGHTS TO PURCHASE
                                  32,976 UNITS
                               EACH CONSISTING OF
 $83.33 PRINCIPAL AMOUNT OF 10% SERIES B SENIOR SUBORDINATED NOTES DUE DECEMBER
                                  31, 2004 AND
 ONE SHARE OF 7% SENIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01
                                   PER SHARE
                     SUBSCRIPTION PRICE OF $183.33 PER UNIT

    Aurora is delivering to its Public Stockholders, all of which together own approximately 18.3% of Aurora's voting stock, Rights to subscribe for and purchase Units, each consisting of (i) $83.33 principal amount of Aurora Senior Subordinated Notes and (ii) one share of New Aurora Preferred Stock for a Subscription Price of $183.33 per Unit. Each Right also carries the right to subscribe at the Subscription Price for one Unit that is not otherwise purchased pursuant to the exercise of Rights. The Rights are not transferable. A maximum of 32,976 Units is being offered pursuant to the Rights Offering. The record date for the determination of Public Stockholders entitled to receive Rights and participate in the Rights Offering is the close of business on March 20, 1998. Each Public Stockholder of record on the Aurora Record Date will receive a Right to purchase one Unit at the Subscription Price for every 189 shares of Aurora Common Stock held by such Public Stockholder as of the Aurora Record Date. No fractional Rights or cash in lieu thereof will be distributed, and fractional interests will be rounded down. The closing of the Rights Offering is conditioned upon the consummation of the Merger, and the Rights will expire at the Effective Time of the Merger, unless extended by Aurora in its sole discretion, and thereafter will be void and of no effect. See "The Rights Offering -- Condition to Closing." All subscriptions to purchase Units are irrevocable. Rights that are not exercised before the Expiration Time will expire and may not be exercised thereafter. It is a condition to the consummation of the Rights Offering that no less than 2,728 Units be subscribed for.



    Subject to the consummation of the Merger and certain other conditions, Aurora's principal stockholder, WCAS, has agreed to purchase in the WCAS Financing up to an aggregate 15,000 WCAS Units each consisting of (i) $1,000 principal amount of Aurora Series A Senior Subordinated Notes and (ii) 12 shares of New Aurora Preferred Stock, at a price of $2,200 per unit, for a total consideration of $33 million payable in a combination of cash and securities of Aurora and Cerplex currently held by WCAS. The aggregate value of WCAS Units that will actually be purchased by WCAS will be reduced by an amount equal to the aggregate value of Units purchased by Public Stockholders in the Rights Offering. See "The Merger and Related Transactions -- WCAS Financing." The proceeds of the Rights Offering, the WCAS Financing and the New Senior Loan, which must be in place as a condition precedent to the Merger, will be used by Aurora to repay certain bank indebtedness of Cerplex and for general corporate purposes. See "Reasons for the Rights Offering and Use of Proceeds."



    The Rights Offering is intended to afford Public Stockholders the opportunity to (i) purchase Units consisting of one share of the same New Aurora Preferred Stock and $83.33 principal amount of a substantially similar (although not identical) debt security that comprise the WCAS Units, at a subscription price per Unit of $183.33 and (ii) maintain their proportionate equity ownership and voting interest in Aurora after the consummation of the WCAS Financing but prior to giving effect to the Merger. Each Unit represents one-twelfth of a WCAS Unit. Public Stockholders who do not subscribe for the full number of Units offered to them in the Rights Offering will own a smaller equity ownership and voting interest in Aurora after the consummation of the Rights Offering, the WCAS Financing and the Merger than if they were to fully subscribe for Units. To the extent that Public Stockholders do not fully subscribe for the number of Units being offered hereunder, the percentage of Aurora's voting securities that is owned by WCAS will increase. See "Prospectus Summary -- Dilution."



    The Aurora Senior Subordinated Notes and New Aurora Preferred Stock that comprise each Unit will be immediately detachable from each other and separately transferable immediately upon issuance. Aurora does not intend to apply for listing or quotation of the Units, the Aurora Senior Subordinated Notes or New Aurora Preferred Stock on any national or regional exchange or on the NASDAQ. No assurance can be given that there will be an adequate number of publicly held Units or shares of New Aurora Preferred Stock or Aurora Senior Subordinated Notes to give rise to markets in such securities or that such markets will develop.



    From the time of issuance, each share of New Aurora Preferred Stock will be convertible at the option of the holder thereof into 400 shares of Aurora Common Stock, subject to anti-dilution adjustment. See "Description of the Units -- New Aurora Preferred Stock -- Conversion." The Aurora Common Stock is quoted on the Bulletin Board under the symbol "AURU." On March 25, 1998, the closing price of the Aurora Common Stock on the Bulletin Board was $0.41 per share. See "Price Range of Aurora Common Stock and Dividends."


     AN INVESTMENT IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                          UNDERWRITING DISCOUNTS AND
                                  SUBSCRIPTION PRICE              COMMISSIONS              PROCEEDS TO AURORA(1)
--------------------------------------------------------------------------------------------------------------------
Per Unit.....................          $183.33                        N/A                         $183.33
--------------------------------------------------------------------------------------------------------------------
Total........................         $6,045,490                      N/A                        $6,045,490
====================================================================================================================

(1) Before deducting expenses payable by Aurora estimated to be $116,785.


                 The date of this Prospectus is March 27, 1998.

                             AVAILABLE INFORMATION

     Aurora is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by Aurora with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site where reports, proxy statements, and other information filed by publicly traded companies, including Aurora, may be retrieved. The address of this site is http://www.sec.gov. The Aurora Common Stock is quoted on the Bulletin Board.

     Aurora has filed a Registration Statement on Form S-3 with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the schedules and exhibits filed as a part thereof. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement may be retrieved from the Commission's Web site at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by Aurora with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (1) Aurora's Annual Report on Form 10-K for the year ended September 30, 1997, filed January 13, 1998;

          (1) Aurora's Quarterly Report on Form 10-Q for the quarter ended December 26, 1997, filed February 9, 1998;

          (3) Aurora's Current Report on Form 8-K, filed February 6, 1998; and


          (4) The Joint Proxy Statement/Prospectus of Aurora and Cerplex on
     Schedule 14A and Form S-4, filed March 26, 1998.


     A description of the Aurora Common Stock contained in Aurora's registration statement on Form 8-A, including any amendment or reports filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus.

     All documents filed by Aurora pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Expiration Time shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the Joint Proxy Statement/Prospectus of Aurora and Cerplex, which is incorporated by reference into this Prospectus, is being delivered with this Prospectus. This Prospectus incorporates by reference other documents that are not presented herein or delivered herewith. Aurora will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the other documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Aurora Electronics, Inc., 9477 Waples Street, Suite 150, San Diego, California 92121, Attention: F. Wayne Withers, Secretary, (619) 552-1213.

                             ---------------------

     Unless the context otherwise requires, the term "Aurora" means Aurora Electronics, Inc. and its subsidiaries taken as a whole and includes Aurora's predecessors. Unless the context otherwise requires, the term "Cerplex" means The Cerplex Group, Inc. and its subsidiaries taken as a whole and includes Cerplex's predecessors.

                               PROSPECTUS SUMMARY


     The following summary of certain information contained elsewhere in this Prospectus does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. A Glossary of Terms used throughout this Prospectus is provided starting on page 65 hereof.


     This Prospectus may contain "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative thereof or other comparable terminology. Although Aurora believes that the expectations reflected in forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results, as well as any forward-looking statements, are subject to inherent risks and uncertainties, some of which are summarized in the section entitled "Risk Factors."

                                     AURORA

     Aurora provides spare parts distribution and electronics recycling services to major personal computer manufacturers and computer service organizations. Aurora operates worldwide through its wholly-owned subsidiary, AEG, with facilities in the United States and the Netherlands. AEG distributes new and refurbished computer spare parts, primarily to the field service departments of computer OEMs, TPMs, and MVSOs, computer resellers and dealers, and large corporate self-maintainers. AEG distributes spare parts from over 500 manufacturers, with particular emphasis on products from Apple Computer, AST Computer, AT&T, Compaq, Dell Computer, Digital Equipment Corporation, Hewlett-Packard, IBM and Toshiba. In addition, AEG provides a broad range of materials management services, such as advance exchange, returned materials management, inventory management, and electronic materials recycling and remarketing.

     Aurora was incorporated in Delaware in 1983. Aurora's executive offices are located at 9477 Waples Street, Suite 150, San Diego, California 92121, and its telephone number is (619) 552-1213.

                                    CERPLEX

     Cerplex provides repair services, spare parts sourcing and service management for manufacturers of computer, communications and electronics office equipment. In the computer marketplace, Cerplex primarily services display terminals, printed circuit boards, laptops, networking equipment and workstations. In the office automation marketplace, Cerplex services, printers, scanners, fax machines and high value products such as copiers, ATMs and other paper-handling equipment.

     Cerplex was incorporated in California in 1990 and reincorporated in Delaware in 1993. Cerplex's executive offices are located at 1382 Bell Avenue, Tustin, California 92780, and its telephone number is (714) 258-5600.


                                   THE MERGER



     On January 30, 1998, Aurora, Sub and Cerplex entered into the Merger Agreement, in which the parties set forth the terms and conditions of the merger of Sub with and into Cerplex. After the Merger, Aurora, which will be the holding company for the combined businesses currently conducted by Aurora and Cerplex, will change its name to "The Cerplex Group, Inc."

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Cerplex Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with (ii) below and Dissenting Shares) shall be converted into the right to receive 1.076368 shares of Aurora Common Stock, subject to adjustment, payable upon the surrender of the certificate formerly representing such share of Cerplex Common Stock; (ii)(a) all shares of Cerplex Common Stock and all shares of Cerplex Preferred Stock that are held by Cerplex as treasury shares or owned by Aurora or any wholly-owned subsidiary of Aurora, and (b) all shares of Cerplex Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no securities of Aurora or other consideration shall be delivered in exchange therefor; and (iii) each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value, $.01 per share, of the Surviving Corporation.

     The parties to the Merger Agreement intend for the Exchange Ratio to result in a capital structure for Aurora in which the holders of all equity securities on a fully-diluted basis of Cerplex issued and outstanding at the Effective Time shall receive in the Merger equity securities of Aurora constituting 25% of the Aurora Common Stock on a fully-diluted basis after giving effect to the Merger and the consummation of all transactions to be consummated concurrently with the Merger (including the Rights Offering and the WCAS Financing), not including for purposes of such calculation 50% of the shares of Aurora Common Stock subject to then outstanding Aurora Stock Options and 50% of the then outstanding Aurora Stock Purchase Rights with an exercise price or conversion price greater than $2.50. Accordingly, the parties have agreed to make such adjustments to the Exchange Ratio as may be appropriate to give effect to the intent of the parties set forth in the Merger Agreement.


     The Merger is subject to the satisfaction or waiver of certain conditions, including the conditions that (i) the holders of the requisite number of shares of Cerplex Common Stock approve and adopt the Merger Agreement and the Merger and (ii) the holders of the requisite number of shares of Aurora capital stock approve and adopt the proposed Aurora Charter Amendment that would increase the amount of authorized Aurora Common Stock. The holders of more than the requisite number of Cerplex securities and of the Aurora securities required to approve the Merger or the Aurora Charter Amendments, as the case may be, have either agreed to vote or granted irrevocable proxies to vote in favor of these actions. The consummation of the Merger is also subject to the satisfaction or waiver of certain other conditions, and the Merger Agreement may be terminated at any time prior to the Effective Time, in certain circumstances. See "The Merger and Related Transactions -- Description of the Merger." The closing of the Rights Offering is conditioned upon the consummation of the Merger. See "The Rights Offering -- Condition to Closing."


     SUMMARIES OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT SET FORTH HEREIN DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE MERGER AGREEMENT (A COPY OF WHICH HAS BEEN ATTACHED AS APPENDIX A TO THE JOINT PROXY STATEMENT/PROSPECTUS OF AURORA AND CERPLEX WHICH IS BEING DELIVERED TOGETHER WITH THIS PROSPECTUS). ALL PUBLIC STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


                               THE WCAS FINANCING



     WCAS has agreed, pursuant to the Purchase and Exchange Agreement, to purchase (i) subject to the Rights Offering, up to an aggregate 15,000 WCAS Units, each consisting of (a) $1,000 principal amount of Aurora Series A Senior Subordinated Notes and (b) 12 shares of New Aurora Preferred Stock, at a subscription price of $2,200 per unit, for a total consideration of $33 million payable in a combination of cash and securities of Aurora and Cerplex currently held by WCAS; and (ii) an aggregate 33,000 shares of New Aurora Preferred Stock in exchange for the cancellation of $10 million principal amount of Old Aurora Subordinated Notes plus accrued interest thereon currently held by WCAS. The aggregate value of WCAS Units that will actually be purchased by WCAS will be reduced by an amount equal to the aggregate value of

Units purchased by Public Stockholders in the Rights Offering. See "The Merger and Related Transactions -- WCAS Financing." Each Unit represents one-twelfth of a WCAS Unit and is comprised of one share of New Aurora Preferred Stock and $83.33 principal amount of Aurora Senior Subordinated Notes (which are similar, although not identical, to the Aurora Series A Senior Subordinated Notes being purchased by WCAS). See "Description of the Units -- Aurora Senior Subordinated Notes -- Differences in Aurora Series A Senior Subordinated Notes." The Subscription Price for a Unit is one-twelfth of the price that WCAS has agreed to pay for each WCAS Unit.


                              THE RIGHTS OFFERING

Securities Offered.........  32,976 Units. Each Unit consists of (i) $83.33 principal amount of Aurora Senior Subordinated Notes and (ii) one share of Senior Cumulative Convertible Preferred Stock, $.01 par value per share.

Rights Subscription
Price......................  $183.33 in cash per Unit.


Basic Subscription
Privilege..................  Each Public Stockholder of record on the Aurora
                             Record Date will receive one non-transferable Right to purchase one Unit at the Subscription Price for every 189 shares of Aurora Common Stock owned as of the Aurora Record Date. No fractional Rights or cash in lieu thereof will be distributed and fractional interests will be rounded down. See "The Rights Offering -- The Rights."


Aurora Record Date.........  March 20, 1998.


Additional Subscription
Privilege..................  Each holder of Rights who exercises in full such holder's Basic Subscription Privilege may also subscribe at the Subscription Price for additional Units (up to the number of Units subscribed for pursuant to the Basic Subscription Privilege) that are not otherwise purchased by Public Stockholders pursuant to the exercise of the Basic Subscription Privilege. If an insufficient number of Units is available to satisfy fully all exercises of the Additional Subscription Privilege, the available Units will be prorated among holders who exercise their Additional Subscription Privilege in proportion to the number of Units each beneficial holder subscribed for pursuant to the Basic Subscription Privilege, up to the amount so subscribed for. See "The Rights
                             Offering -- Subscription Privileges -- Additional Subscription Privilege."


Expiration Time............  The Expiration Time of the Rights Offering will be the Effective Time of the Merger, unless extended by Aurora in its sole discretion. Rights not exercised prior to the Expiration Time will be null and void, and will no longer be exercisable.

Procedure for Exercising
Rights.....................  The Basic Subscription Privilege and the Additional
                             Subscription Privilege may be exercised by properly completing and signing the Subscription Certificate evidencing the Rights and forwarding such Subscription Certificate (or following the guaranteed delivery procedures), together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege, to the Subscription Agent prior to the Expiration Time. If forwarding Subscription Certificates and payment by mail, it is recommended that insured registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights
                             Offering -- Exercise of Rights."

NO REVOCATION..............  ONCE A HOLDER OF RIGHTS HAS EXERCISED SUCH
                             HOLDER'S BASIC SUBSCRIPTION PRIVILEGE OR SUCH HOLDER'S ADDITIONAL SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SEE "THE RIGHTS OFFERING -- NO REVOCATION."

Exercise Through Others....  Persons holding Aurora Common Stock beneficially and receiving Rights issuable with respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding Aurora Common Stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them. See "The Rights
                             Offering -- Exercise of Rights."


State and Foreign
Securities Laws............  The Rights may not be exercised by any person, and neither this Prospectus nor any related document shall constitute an offer to sell or a solicitation of an offer to purchase any Units, in any jurisdiction in which such transaction would be unlawful. See "The Rights Offering -- State and Foreign Securities Laws." Aurora reserves the right to refuse to accept any subscription if the offer or sale of Units thereunder would be unlawful in any jurisdiction.


Escrow of Funds............  Funds received upon exercise of the Basic
                             Subscription Privilege and the Additional
                             Subscription Privilege will be held in a segregated account pending conclusion of the Rights Offering. No interest will be paid on funds delivered in payment of the Subscription Price.

Description of Aurora
Senior Subordinated
  Notes....................  The Aurora Senior Subordinated Notes are governed by the terms and provisions of the Indenture between Aurora and U.S. Trust, as trustee. The following is a summary description of the terms of the Indenture. See "Description of the Units -- Aurora Senior Subordinated Notes."

                             General. The Aurora Senior Subordinated Notes will be general, unsecured obligations of Aurora. The Aurora Senior Subordinated Notes will bear interest at the rate of 10% per annum and will mature in three equal annual installments commencing on December 31, 2002. Interest on the Aurora Senior Subordinated Notes will be payable semiannually, on June 30 and December 31 of each year, commencing on June 30, 1998.

                             Optional Redemption. The Aurora Senior Subordinated Notes will be subject to redemption at the option of Aurora from time to time, in whole or in part, at par plus accrued interest thereon.

                             Mandatory Redemption. Subject to the rights of the holders of Senior Indebtedness, Aurora is required to apply to the mandatory redemption of all or a part of the outstanding Aurora Senior Subordinated Notes (i) 100% of Aurora's Excess Cash Flow for any fiscal year; and (ii) 100% of its Available Cash Proceeds of any Sale or Issuance Transaction.

                             Change of Control Option. Upon the occurrence of an Indenture Change of Control, each holder of Aurora Senior Subordinated Notes will have the option to put all or a part of his or her notes to Aurora, and Aurora will be obligated to purchase the Aurora Senior Subordinated Notes that are put to it, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon.

                             Restrictive Covenants. Under the Indenture, Aurora will be subject to certain restrictive covenants, including, among others, covenants restricting its ability to consolidate or merge with or into, or sell all or substantially all of its assets to, another entity, limiting indebtedness for borrowed money, restricting certain payments and limiting the incurrence of liens, in each case unless a majority in aggregate principal amount of the Aurora Senior Subordinated Notes at the time outstanding waives compliance therewith.


                             Events of Default. If an Event of Default occurs, then the holders of at least 25% in aggregate principal amount of the Aurora Senior Subordinated Notes at the time outstanding may, at their option, by a notice in writing to Aurora, accelerate the maturity of the Aurora Senior Subordinated Notes, and the Aurora Senior Subordinated Notes will become immediately due and payable.

                             Subordination. The indebtedness under the Aurora Senior Subordinated Notes is subordinate and junior, to the extent set forth therein, to all Senior Indebtedness.

Description of New Aurora
  Preferred Stock..........  The following is a summary description of the terms of the New Aurora Preferred Stock. See "Description of the Units -- New Aurora Preferred Stock."

                             Dividends. Each holder of New Aurora Preferred Stock will be entitled to receive from the date of issuance dividends of $7.00 per share per annum, payable when and as declared by the Aurora Board. Unpaid dividends will be cumulative and will accrue.

                             Redemption. The New Aurora Preferred Stock will be mandatorily redeemable by Aurora in equal installments on each of December 31, 2006 and 2007, at a per share redemption price of $100 plus all accrued and unpaid dividends thereon. In addition, the New Aurora Preferred Stock will be redeemable at the option of the holders thereof upon the occurrence of a Preferred Stock Change of Control. In the event of a Preferred Stock Change of Control, any holder of New Aurora Preferred Stock may require Aurora to redeem at the Redemption Price all or any portion of the shares of New Aurora Preferred Stock owned by such holder prior to the effective date of such Preferred Stock Change of Control.

                             Liquidation Preference. In the event of a liquidation, dissolution or winding up of the affairs of Aurora, each holder of New Aurora Preferred Stock shall be entitled to receive a liquidation preference in the amount of $100 per share of New Aurora Preferred Stock, plus all accrued and unpaid dividends thereon.

                             Conversion. The New Aurora Preferred Stock will be convertible into Aurora Common Stock at any time in whole or in part at the option of the holders thereof at a conversion price of $0.25 per share, subject to adjustment. The New Aurora Preferred Stock will be convertible in whole at the option of Aurora on or after June 30, 1999, if (i) Aurora shall effect a firm commitment public offering of Aurora Common Stock or convertible securities registered pursuant to the Securities Act resulting in proceeds to Aurora and/or selling stockholders of not less than $20 million and in which the offering price to the public is greater than the conversion price of the New Aurora Preferred Stock or (ii) the average closing sales price of Aurora Common Stock over any period of 20 consecutive trading days equals or exceeds 300% of the conversion price of the New Aurora Preferred Stock and the average daily trading volume for the Aurora Common Stock over such period equals or exceeds 10 million shares per week.

                             Consent Rights. So long as any shares of New Aurora Preferred Stock are outstanding (except, with respect to clause (ii) below, so long as at least 25,000 shares of New Aurora Preferred Stock are outstanding), without the consent of the holders of a majority of the New Aurora Preferred Stock then outstanding voting separately as a class, Aurora will be prohibited from (i) declaring or paying dividends or making any distribution upon any Junior Capital Stock, other than a dividend or distribution payable in shares of Aurora Common Stock, or purchasing or redeeming any Aurora Common Stock or paying or making available any money for a sinking fund for the purchase or redemption of any Aurora Common Stock, unless all obligations of Aurora to the holders of New Aurora Preferred Stock with respect to dividends and arrearage in redemption have been met; (ii) effecting, validating or permitting a Preferred Stock Change of Control; (iii) taking any action which would amend or repeal the dividend, voting, conversion, redemption or liquidation rights of the New Aurora Preferred Stock; (iv) effecting or validating the amendment, alteration or repeal of any provision of the Aurora Charter or the Aurora Bylaws; or (v) including by way of merger, consolidation or otherwise, (a) creating or authorizing any additional class or series of stock ranking senior to or on a parity with the New Aurora Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up, or (b) increasing the authorized number of shares of the New Aurora Preferred Stock or of any other class or series of capital stock of Aurora ranking senior to or on a parity with the New Aurora Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up.

                             Voting Rights. Except for the consent rights granted to the holders of New Aurora Preferred Stock or as required by law, the holders of New Aurora Preferred Stock will vote together with the holders of Aurora Common Stock on all matters to be voted on by the stockholders of Aurora, and each holder of New Aurora Preferred Stock is entitled to the number of votes attributable to the underlying shares of Aurora Common Stock into which the shares of New Aurora Preferred Stock held by such holder are convertible.

Transferability............  The Rights are not transferable. The Aurora Senior
                             Subordinated Notes and the New Aurora Preferred Stock issued in the Rights Offering will be immediately detachable from each other and separately transferable (subject to certain restrictions imposed by the securities laws in the case of affiliates of Aurora).


Dilution...................  Upon consummation of the Merger and the WCAS
                             Financing, assuming that Public Stockholders have subscribed for and purchased all Units being offering in the Rights Offering, Public Stockholders will own approximately 12.3% and WCAS will own approximately 60.9% of the Aurora Common Stock on a fully diluted basis (assuming the conversion of the New Aurora Preferred Stock and the exercise of all outstanding convertible securities and stock options). If, however, none of the Units being offered in the Rights Offering are subscribed for and purchased by

                             Public Stockholders, then Public Stockholders will own approximately 4.3% and WCAS will own approximately 68.8% of the Aurora Common Stock on a fully diluted basis (assuming the conversion of the New Aurora Preferred Stock and the exercise of all outstanding convertible securities and stock options).


Federal Income Tax
  Considerations...........  For United States federal income tax purposes,
                             Rights holders generally will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. Rights holders may incur gain or loss upon the sale of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock acquired upon exercise of the Rights. See "Federal Income Tax Considerations."


Use of Proceeds............  Aurora intends to use the proceeds of the Rights
                             Offering and the WCAS Financing to enable it to retire a portion of the approximately $30 million of outstanding indebtedness under the Cerplex Senior Credit Agreement and establish a New Senior Loan (which actions are conditions to the Merger) and to provide New Cerplex with needed working capital.



Trading of Securities......  Since December 15, 1997, Aurora Common Stock has
                             been traded on the Bulletin Board under the symbol "AURU"; prior to that date, it was traded on the AMEX. Aurora does not intend to apply for listing or quotation of the Units, New Aurora Preferred Stock or the Aurora Senior Subordinated Notes on any national or regional stock exchange or on the NASDAQ. No assurance can be given that there will be an adequate number of publicly held Units or shares of New Aurora Preferred Stock or the Aurora Senior Subordinated Notes to give rise to markets in such securities or that such markets, if established, will be sustained.



Right to Terminate Rights
  Offering.................  Aurora expressly reserves the right, in its sole and absolute discretion, at any time prior to the delivery of the Units offered hereby, to terminate the Rights Offering if (i) the aggregate Subscription Price of all Units subscribed for is less than $500,000 (or 2,728 Units); or (ii) the Rights Offering is prohibited by law or regulation or the Aurora Board concludes, in its judgment, that it is not in Aurora's best interests to complete the Rights Offering under the circumstances. If the Rights Offering is terminated, all funds received pursuant to the Rights Offering will be promptly refunded, without interest.


Condition to Closing.......  The closing of the Rights Offering is conditioned upon the consummation of the Merger. See "The Merger and Related Transactions -- Description of the Merger" and "The Rights Offering -- Condition to Closing."

             SUMMARY AURORA HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following tables set forth selected consolidated financial data regarding Aurora's results of operations and financial position. This information should be read in conjunction with "Aurora Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relevant periods and Aurora's Consolidated Financial Statements and related notes thereto incorporated by reference into this Prospectus. See "Selected Financial Information -- Selected Aurora Historical Financial Information" and "Selected Financial Information -- Aurora Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                        THREE MONTHS ENDED
                                           DECEMBER 28,
                                             1997 AND
                                         DECEMBER 29, 1996
                                            (UNAUDITED)                   FOR THE YEAR ENDED SEPTEMBER 30,
                                        -------------------   --------------------------------------------------------
                                         1997        1996       1997        1996        1995        1994        1993
                                        -------    --------   --------    --------    --------    --------    --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Net revenues..........................  $ 8,324    $ 17,248   $ 64,892    $ 98,019    $141,852    $120,386    $ 58,328
Gross profit..........................    1,275       3,869     12,986      24,443      34,582      26,350      11,274
SG&A Expenses.........................    5,122       5,063     23,466      25,943      28,170      17,573       4,657
Amortization of intangibles...........       25         251     34,044(1)   18,042(2)    9,073(3)    4,539(4)    1,284
Restructuring charge and other........       --          --         --          --       5,643(5)    2,161          --
Litigation settlement.................       --          --         --          --          --       1,943          --
Operating income (loss)...............   (3,872)     (1,455)   (44,524)    (19,542)     (8,304)        134       5,333
Interest expense......................   (1,036)       (901)    (4,050)     (6,221)     (5,522)     (4,449)     (1,276)
Other income (expense), net...........      (94)         22       (498)     (1,284)        116         197          --
Earnings (loss) from continuing
  operations before taxes.............   (5,002)     (2,316)   (49,072)    (27,047)    (13,710)     (4,118)      2,505
Net income (loss).....................   (5,002)     (2,316)   (49,605)    (30,353)    (15,030)     (6,518)      3,005
Earnings (loss) from continuing
  operations
  per share...........................  $ (0.85)   $  (0.85)  $  (7.86)   $  (4.44)   $  (1.79)   $  (0.55)   $   0.40
Net income (loss) per share...........  $ (0.85)   $  (0.85)  $  (7.86)   $  (4.44)   $  (1.79)   $  (0.87)   $   0.48
Weighted average number of shares
  outstanding.........................    6,848       5,743      6,675       7,159(6)    8,379       7,491       6,273
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS
Ratio (* = less than 1:1).............        *           *          *           *           *           *        2.96
Coverage deficiency...................  $ 5,002    $  2,316   $ 49,072    $ 27,047    $ 19,232    $  4,118    $    n/a

                                           AS OF DECEMBER 28,
                                                1997 AND
                                            DECEMBER 29, 1996
                                               (UNAUDITED)                        AS OF SEPTEMBER 30
                                           -------------------   -----------------------------------------------------
                                            1997        1996       1997       1996        1995       1994       1993
                                           -------    --------   --------   --------    --------   --------   --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficit)................  $    94    $   (435)  $ (3,113)  $    610    $    196   $  9,013   $ 10,713
Total assets.............................   14,579      50,796     14,629     52,788      80,716    102,927     76,857
Long-term obligations (less current
  maturities)............................   39,640      27,439     36,585     25,842      46,183     51,761     25,904
Redeemable convertible preferred stock...   52,033      42,100     46,722     41,400(6)
Stockholders' equity (deficit)...........  (89,179)    (34,704)   (83,320)   (31,690)     12,338     26,903     26,655

---------------

(1) During the fourth quarter of fiscal 1997, approximately $29,602 relating to a write-down of intangible assets acquired in fiscal 1994 in connection with the Century acquisition was charged to operations.

(2) During the fourth quarter of fiscal 1996, approximately $16,580 relating to a write-down of intangible assets acquired in fiscal 1992 in connection with the Micro-C Corporation acquisition was charged to operations.

(3) During fiscal 1995, approximately $7,400 relating to a write-down of intangible assets associated with the repair business acquired in fiscal 1993 in connection with the FRS, Inc. acquisition was charged to operations.

(4) During fiscal 1994, approximately $2,400 relating to a write-down of intangible assets associated with a covenant not to compete was charged to operations.

(5) During fiscal 1995, Aurora substantially completed a major corporate reorganization into two core businesses operating as the asset and recovery division and the spare parts distribution division.

(6) In connection with the Recapitalization of Aurora on March 29, 1996, Aurora repurchased approximately 4,268 shares of Aurora Common Stock and issued 607 shares of Aurora Common Stock and 400 shares of Old Aurora Preferred Stock to WCAS and certain other purchasers.

             SUMMARY CERPLEX HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data regarding Cerplex's results of operations and financial condition. This information should be read in conjunction with "Selected Financial Information -- Cerplex Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relative periods and Cerplex's Consolidated Financial Statements and related notes incorporated by reference into this Prospectus. See "Selected Financial Information -- Selected Cerplex Historical Financial Information" and "Selected Financial Information -- Cerplex Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                             1997       1996       1995       1994       1993
                                           --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Net sales................................  $141,408   $191,493   $144,328   $ 94,006   $ 22,945
Gross profit.............................    20,533     26,245     16,511     17,039      4,678
Income (loss) from continuing operations
  before extraordinary items.............   (16,487)   (27,388)   (22,047)     1,195     (8,432)
Income (loss) from discontinued
  operations.............................        --         --    (17,347)     1,500     13,998
Net income (loss)........................  $(16,487)  $(27,388)  $(39,394)  $    684   $  5,566
                                           ========   ========   ========   ========   ========
Basic and diluted net income (loss) per
  share(4):
  Continuing operations..................  $  (0.56)  $  (2.24)  $  (1.68)  $   0.09   $   0.16
  Discontinued operations(1).............        --         --      (1.33)      0.11         --
  Extraordinary item(2)..................        --         --         --      (0.15)        --
                                           --------   --------   --------   --------   --------
  Basic and diluted net income (loss) per
     share(3)............................  $  (0.56)  $  (2.24)  $  (3.01)  $   0.05   $   0.16
                                           ========   ========   ========   ========   ========
Weighted average common shares used in
  the calculation of income (loss) per
  share(4)...............................    29,610     13,419     13,091     13,446     11,363
                                           ========   ========   ========   ========   ========


                                                            AS OF DECEMBER 31,
                                           ----------------------------------------------------
                                             1997       1996       1995       1994       1993
                                           --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficiency).............  $(47,308)  $ 12,874   $ 33,219   $ 54,768   $ 17,774
Total assets.............................  $ 59,238   $105,494   $101,893   $120,707   $ 70,544
Long-term obligations (less current
  maturities)............................  $  2,960   $ 56,817   $ 68,382   $ 60,720   $ 34,205
Preferred stock..........................  $     --   $  7,197   $     --   $     --   $      2
Stockholders' equity (deficiency)........  $(32,537)  $(15,137)  $    168   $ 39,485   $412,470


---------------


(1) In September 1995, Cerplex discontinued its end-of-life programs, a segment of its business, through a liquidation of the remaining operations. Prior period financial statements have been restated to reflect discontinuance of this segment of the business. See Note 3 to Consolidated Financial Statements of Cerplex.


(2) In May 1994, Cerplex extinguished early its Series B Subordinated Notes. As a result, $3.5 million ($2.0 million net of tax) of the original issue discount was recognized as an extraordinary item.

(3) For 1993, net income per share is presented on a pro forma basis to reflect the provision for income taxes that would have been recorded had Cerplex's predecessor affiliated corporations been taxed as C Corporations under the Code.

(4) Effective December 31, 1997, Cerplex adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS No. 128"). All per share data has been restated to reflect the adoption of SFAS No. 128.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     Set forth below is selected financial information from the consolidated statements of operations and balance sheets of Cerplex and Aurora on a historical and a pro forma basis giving effect to the Merger, the WCAS Financing and the Rights Offering as if they had occurred as of January 1, 1997, for statements of operations purposes, and December 31, 1997, for balance sheet purposes. This information should be read in conjunction with the unaudited consolidated proforma financial information and the consolidated financial statements of Cerplex and Aurora and notes to the consolidated financial statements incorporated by reference into this Prospectus. See "Selected Financial Information -- Unaudited Combined Pro Forma Financial Information."


   AURORA ELECTRONICS, INC. -- AS OF DECEMBER 31, 1997 AND FOR THE YEAR ENDED
                            SEPTEMBER 30, 1997, AND
   THE CERPLEX GROUP, INC. -- AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA
                                                              CERPLEX     AURORA    CONSOLIDATED
                                                              --------   --------   ------------
PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net Revenues................................................  $141,408   $ 64,892     $184,324
                                                              --------   --------     --------
Gross profit................................................    20,533     12,986       27,294
                                                              --------   --------     --------
Operating loss..............................................   (11,043)   (44,524)     (65,029)
                                                              --------   --------     --------
Loss before provision for income taxes......................   (13,839)   (49,072)     (70,434)
Provision for income taxes..................................     2,648        533        3,024
                                                              --------   --------     --------
Net loss....................................................  $(16,487)  $(49,605)    $(73,458)
                                                              ========   ========     ========
Dividends on preferred stock................................               (2,822)      (1,491)
                                                              --------   --------     --------
Net loss to common stockholders.............................  $(16,487)  $(52,427)    $(74,949)
                                                              ========   ========     ========
Basic and diluted net loss per common share outstanding.....  $  (0.56)  $  (7.86)    $  (1.53)
                                                              ========   ========     ========
Average common shares outstanding...........................    29,610      6,675       49,112
                                                              ========   ========     ========
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
Ratio (* = less than 1:1)...................................                                 *
Coverage deficiency.........................................                          $ 70,434
PRO FORMA BALANCE SHEET DATA
Working capital (deficiency)................................  $(47,308)  $     94     $  6,414
                                                              --------   --------     --------
Total assets................................................    59,238     14,579      122,531
                                                              --------   --------     --------
Long-term obligations (less current maturities).............     2,960     39,640       62,146
                                                              --------   --------     --------
Redeemable convertible preferred stock......................        --     52,033       23,095
                                                              --------   --------     --------
Stockholders' deficiency....................................   (32,537)   (89,179)     (17,852)
                                                              ========   ========     ========

                                  RISK FACTORS

     Prior to making an investment decision, holders of Rights should consider carefully the following factors relating to Aurora's business, the Merger and related transactions and the Rights Offering, together with the information and financial data set forth elsewhere in this Prospectus or incorporated by reference herein.

ISSUANCE OF NEW AURORA PREFERRED STOCK


     Concurrently with the closing of the Rights Offering, and in connection with the Merger and the WCAS Financing, Aurora will issue and sell an aggregate 213,000 shares of New Aurora Preferred Stock at a price of $100 per share. These shares initially will be convertible at $0.25 per share into an aggregate 85,200,000 shares of Aurora Common Stock. As a result of the issuance of the New Aurora Preferred Stock, the Aurora Common Stock will be subject to immediate and substantial dilution and may be subject to additional dilution in the future.


ABSENCE OF DIVIDENDS

     Since September 30, 1993, no dividends have been declared or paid by Aurora on the Aurora Common Stock and no cash dividends have ever been declared or paid by Aurora on the Old Aurora Preferred Stock. Based upon Aurora's existing debt obligations, its anticipated net cash flows and its business plan, management does not anticipate Aurora having available cash to pay any cash dividends on the New Aurora Preferred Stock and Aurora Common Stock in the foreseeable future. Furthermore, the Chase Credit Agreement prohibits the payment of any dividend on any capital stock of Aurora, including New Aurora Preferred Stock and Aurora Common Stock (other than dividends payable solely in Aurora Common Stock). Also, no cash dividends can be paid on Aurora Common Stock unless all dividend arrearages on the New Aurora Preferred Stock have been paid in full in cash and Aurora is not in default of any of its redemption obligations regarding the New Aurora Preferred Stock. There can be no assurance that Aurora will be able to pay accumulated dividends on the New Aurora Preferred Stock.

RISK OF DECREASE IN MARKET VALUE OF SUBSCRIBED-FOR UNITS


     There can be no assurance that the market value of the Aurora Senior Subordinated Notes, the New Aurora Preferred Stock or the Aurora Common Stock into which the New Aurora Preferred Stock may be converted will not be below the allocated portion of the Subscription Price or the price at which the New Aurora Preferred Stock may be converted into Aurora Common Stock, as the case may be, between the time a holder exercises a Right, which exercise, once made, is irrevocable, and the time the holder takes delivery of the Aurora Senior Subordinated Notes and the New Aurora Preferred Stock and thereafter.


ABSENCE OF TRADING MARKET FOR THE NEW AURORA PREFERRED STOCK AND THE AURORA SENIOR SUBORDINATED NOTES


     The Aurora Senior Subordinated Notes and New Aurora Preferred Stock are immediately detachable from each other, will be represented by separate certificates and are separately transferable. Aurora will not apply for listing or quotation of the Units, the Aurora Senior Subordinated Notes or New Aurora Preferred Stock on any national or regional stock exchange or on the NASDAQ, and such securities are not likely to be tradeable. There can be no assurance that markets for any of these securities will develop at the conclusion of the Rights Offering, or if any markets were to develop, that they will be sustained. If any market does develop, the market price of these securities is likely to be highly volatile. Factors such as announcements by Aurora or its competitors concerning proposed plans, procedures and proposed government regulations, losses, cash flow problems and litigation may have a significant effect on the market price of Aurora's securities. Changes in the market price of Aurora's securities may have no connection with Aurora's actual financial results.


     The Subscription Price is not based on any estimate of the market value of the Aurora Senior Subordinated Notes or New Aurora Preferred Stock and no representation is made that the Aurora Senior Subordinated Notes or New Aurora Preferred Stock offered hereby have a market value equivalent to, or could be resold at, the Subscription Price. Investors desiring to dispose of New Aurora Preferred Stock may find it necessary to convert their shares into Aurora Common Stock in order to dispose of them. See "-- Limited Trading Market and Possible Volatility of Aurora Common Stock Price."


LIMITED TRADING MARKET AND POSSIBLE VOLATILITY OF AURORA COMMON STOCK PRICE

     The Aurora Common Stock will continue to trade on the Bulletin Board following consummation of the Merger. While the Aurora Common Stock has been traded on the Bulletin Board prior to the Merger, the volume of trading has been very limited and there can be no assurance of an active trading market for the Aurora Common Stock following the Merger. In addition, the trading price of Aurora Common Stock has been, and in the future could be, subject to significant fluctuations in response to variations in quarterly operating results of Aurora or New Cerplex, the depth and liquidity of the market for Aurora Common Stock, investor perception of New Cerplex and the industry within which it competes, the gain or loss of significant contracts, changes in management or new products or services offered by Aurora or New Cerplex or any competitors, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market price for many companies in similar industries and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Aurora Common Stock.

SHARES AVAILABLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale by former Cerplex stockholders or WCAS, will have on the market price of Aurora Common Stock prevailing from time to time. Sales of substantial amounts of Aurora Common Stock (including shares issued upon the exercise of stock options and the conversion of preferred stock (including Old Aurora Preferred Stock and New Aurora Preferred Stock to be issued)), or the perception that such sales could occur, may adversely affect the prevailing market price of Aurora Common Stock.


IMPLEMENTATION OF BUSINESS STRATEGY


     The success of the Merger will depend, to a large extent, upon whether the integration of Aurora's and Cerplex's businesses is accomplished in an efficient and effective manner. As such, Aurora and Cerplex will be subject to the risks normally involved in the development and implementation of a new business strategy, which will involve the integration of each company's operating, administrative, finance, sales and marketing organizations, as well as each company's communication technologies and the coordination of sales efforts and streamlining of facilities and backoffice operations. In addition, both companies' customers will need to be reassured that their services will continue uninterrupted. Moreover, New Cerplex will be dependent upon a new management group to effectuate and administer the new business plan successfully. See
"-- New Management." Execution of this strategy will place significant demands on New Cerplex's financial and management resources, and there can be no assurance that such demands will not adversely affect New Cerplex's future financial performance or that New Cerplex will be successful in fully implementing its estimated cost savings, responding to ongoing changes in its markets which may require adjustments to its strategy, or in identifying, acquiring, managing or integrating additional operations. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of New Cerplex. Implementation of New Cerplex's strategy could also be affected by a number of factors beyond New Cerplex's control, such as loss of personnel, the response of competitors and regulatory developments. There can be no assurance that New Cerplex will be able to successfully implement the strategies that it intends to pursue and achieve profitable operations in the near and long term.


NEW MANAGEMENT

     New Cerplex's future success depends greatly on the efforts and abilities of the members of its management team. At the Effective Time, the executive management team of New Cerplex will include several members who are new to the companies and, in certain cases, including George L. McTavish, currently the Chief Executive Officer of Aurora and Cerplex, new to the business that will be operated by New Cerplex. While each of these executives has extensive business experience, they are still in the process of familiarizing themselves with the specific operations of Aurora and Cerplex. Mr. McTavish has been employed by Aurora since January 30, 1998 and by Cerplex since March 4, 1998 and has been significantly involved both in the day-to-day operations of Aurora and in the pre-Merger process of learning about the business of Cerplex and planning the business strategy with respect to the integration of the two companies. Nevertheless, after consummation of the Merger, it is anticipated that Mr. McTavish, along with the other new members of New Cerplex's management, will require some period of time to acquaint themselves more fully with the operations of New Cerplex. Cerplex's former Chief Executive Officer, Stephen J. Hopkins, resigned effective March 4, 1998, pursuant to the Interim Management Agreement, and while he may provide consulting services to New Cerplex, he and certain other members of the previous management teams of Cerplex and Aurora will not be involved in the management of New Cerplex. The need for New Cerplex's management team to further acquaint itself with the business and operations of New Cerplex, particularly when coupled with the risks associated with implementing the business strategy, may have an adverse impact on the profitability, at least in the short term, of New Cerplex.


HIGH DEGREE OF LEVERAGE; FUTURE CAPITAL REQUIREMENTS


     Following consummation of the Merger, New Cerplex will be highly leveraged. With the Aurora Senior Subordinated Notes, the Aurora Series A Senior Subordinated Notes, the New Senior Loan and the currently outstanding loan by Chase to Aurora pursuant to the Chase Credit Agreement, New Cerplex will have approximately $48 million in principal amount of debt outstanding, which will result in a long-term debt to total capitalization ratio of 1.24 to 1.00, on a pro forma basis. On a pro forma basis, after giving effect to the Merger, the WCAS Financing and the other transactions constituting a part of the refinancing of New Cerplex, including the Rights Offering, New Cerplex had a deficit as of December 31, 1997 in the coverage of earnings to fixed charges and preferred stock dividends of approximately $70 million. As a result of this leverage it is unlikely that New Cerplex will be able to meet its debt service requirements including interest payments on the Aurora Senior Subordinated Notes. Also, the degree to which New Cerplex will be leveraged could adversely affect New Cerplex's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. New Cerplex's future capital requirements and the sufficiency of available funds will depend on numerous factors that are difficult to predict, including results of operations, the timing and cost of acquisitions, and efforts to expand existing operations. If funds available from the Aurora Senior Subordinated Notes, the Aurora Series A Senior Subordinated Notes, the New Senior Loan and the Chase Credit Agreement and cash flows from operations are insufficient to meet current or planned operating requirements, New Cerplex will be required to obtain additional funds through equity or debt financings or from other sources. The terms of any equity financings may be dilutive to Aurora stockholders and the terms of any debt financings are likely to contain restrictive covenants which limit New Cerplex's ability to pursue certain courses of action. In addition, the New Senior Loan, the Aurora Senior Subordinated Notes, the Aurora Series A Senior Subordinated Notes and the Chase Credit Agreement will limit Aurora's ability to incur debt other than pursuant to the existing facilities. There can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, New Cerplex may be required to restructure its existing indebtedness and/or forego strategic decisions or delay, scale back or eliminate certain aspects of its operations, which could have a material adverse effect on New Cerplex's business, financial condition, and results of operations.


FAILURE TO OBTAIN NEW SENIOR LOAN


     The parties' obligation to consummate the Merger is subject to, among other things, the receipt of at least $17 million of proceeds from the New Senior Loan on terms reasonably acceptable to Aurora and to WCAS. There can be no assurance that the New Senior Loan will be obtained. Aurora's failure to obtain the New Senior Loan would prevent consummation of the Merger unless such condition precedent were waived by all parties to the Merger Agreement, in which case the failure to obtain such financing would have a material adverse effect on New Cerplex's business and its ability to meet its current and long-term obligations (including, but not limited to, interest and principal payments on the Aurora Senior Subordinated Notes and dividend and redemption payments on the New Aurora Preferred Stock) and implement its business strategy. If the Merger were not consummated, the Rights Offering would be terminated.


CONTROL BY WCAS


     WCAS currently owns approximately 79.5% of Aurora's voting stock. Upon consummation of the Merger and the WCAS Financing, WCAS will, in the aggregate, beneficially own approximately, depending on the number of Units purchased by Public Stockholders in the Rights Offering, between 60.9% and 68.8% of the voting stock of Aurora on an as-converted basis. Since WCAS will be able to elect the entire Aurora Board, WCAS will be able to control all matters requiring approval by the stockholders of Aurora. In addition, the Aurora Board will have authority under the Aurora Charter to issue additional shares of preferred stock in one or more series and fix the rights, preferences, privileges and restrictions granted to or imposed upon any such shares of preferred stock. The issuance of such preferred stock may adversely affect voting and dividend rights, rights upon liquidation and other rights of holders of Aurora Common Stock and may result in immediate and substantial dilution to the stockholders of Aurora Common Stock. The issuance of preferred stock and the control by WCAS of Aurora may also have the effect of delaying, deferring or preventing a change in control of Aurora.


AURORA'S NET OPERATING LOSS CARRYFORWARDS AND POSSIBLE FUTURE ACQUISITIONS

     Aurora estimates that it currently has U.S. Federal NOLs of approximately $54.5 million, which if unused will begin to expire in 2007 and which may be used, to the extent available, to offset regular U.S. Federal taxable income of Aurora (including New Cerplex following completion of the Merger) during the carryforward period (i.e., through 2012). Section 382 of the Code contains complex rules that place an annual limitation on the amount of NOLs that a corporation may utilize after an "Ownership Change," as defined in the Code. While Aurora believes that it has not experienced, and as a result of the Merger will not experience, an Ownership Change, Section 382 may either result in restrictions on Aurora's ability to enter into future acquisition transactions in which equity of Aurora would be issued or could delay or prevent the utilization of the NOLs that Aurora otherwise would be entitled to use. This latter effect could result in higher federal income taxes in a given year than if Aurora had not been subject to the annual limitation.

LOSSES AND ACCUMULATED DEFICIT


     For the three-month period ended December 28, 1997, Aurora reported a net loss of $5.0 million and an operating loss of $3.9 million. For the year ended September 30, 1997, Aurora reported a net loss of $49.6 million and an operating loss of $44.5 million. As of December 28, 1997, Aurora had an accumulated deficit of $135.3 million. For the three-month period ended December 27, 1997, Cerplex reported a net loss of $3.2 million and operating income of $0.1 million. For the year ended December 27, 1997, Cerplex reported a net loss of $16.5 million, including an operating loss of $11.0 million. As of December 27, 1997, Cerplex had an accumulated deficit of $90.9 million. New Cerplex is expected to experience losses following the Merger and for the foreseeable future, and New Cerplex will require additional funding and financial support. Continued losses and/or the failure to obtain such additional funding and financial support could materially and adversely affect the business and financial condition of New Cerplex and value of, and the market for, Aurora's equity and debt securities.


DEPENDENCE ON THE ELECTRONICS AND COMPUTER INDUSTRY


     Both Aurora's and Cerplex's businesses are dependent upon the growth, viability and financial stability of its customers and potential customers in the electronics industry, particularly the computer industry. The electronics and computer industry has been characterized by rapid technological change, compressed product life cycles and pricing and margin pressures. The factors affecting segments of the electronics and computer industry in general, and Aurora's and Cerplex's OEM customers in particular, could have an adverse effect on Aurora's and Cerplex's business. Recently, several of Aurora's and Cerplex's customers experienced severe financial difficulty resulting in significant losses to Aurora and Cerplex as a result of write-downs of receivables and other assets. There can be no assurance that existing customers or future customers will not experience financial difficulty, which could have a material adverse effect on New Cerplex's business.

INVENTORY OBSOLESCENCE

     The market for personal computers and subsystems is characterized by rapidly changing technology and frequent new product introductions. Innovations and improvements in computer and subsystem design, engineering and production may shorten the useful lives of existing systems and associated spare parts. Such rapid changes and improvements in technology, coupled with the need to maintain sufficient inventory levels of spare parts to ensure ready availability, will subject New Cerplex to the risk of inventory obsolescence.

RELIANCE ON SHORT-TERM PURCHASE ORDERS AND CONTRACTS

     Aurora generally distributes spare parts to, and receives its recyclable material from, customers pursuant to non-exclusive contracts that do not contain guaranteed or minimum quantities and are subject to cancellation on short notice at the customer's discretion. Similarly, Cerplex's customer contracts are typically subject to termination on short notice at the customer's discretion, and purchase orders under such contracts typically only cover services over a 90-day period. Many of Aurora's and Cerplex's contracts will remain in effect following consummation of the Merger. In addition, it is anticipated that New Cerplex's customer contracts will have terms comparable to those customer contracts of Aurora and Cerplex. There is no assurance that Cerplex's and Aurora's existing customers will continue to do business with New Cerplex after the Effective Time. The termination of any material contracts or any substantial decrease in orders received from major customers could have a material adverse effect on New Cerplex's business.

DEPENDENCE ON KEY CUSTOMERS

     For the year ended December 28, 1997, Rank Xerox, BT and Digital Equipment Corporation accounted for approximately 32%, 12% and 11% of Cerplex's revenues, respectively. For the fiscal year ended September 30, 1997, IBM accounted for approximately 11% of Aurora's revenues. There can be no assurance that such customers will not terminate any or all of their arrangements with New Cerplex, significantly change, reduce or delay the amount of services ordered from New Cerplex, or significantly change the terms upon which New Cerplex and these customers do business. Any such termination, change, reduction, or delay could have a material adverse effect on New Cerplex's business.


     Cerplex's European operations are largely dependent on existing relationships with Rank Xerox and BT. Cerplex's contract with Rank Xerox calls for sequentially declining unit volumes over the next four years. In addition, unit volumes from BT have been declining and are expected to continue to decline due to, among other things, product technical evolution. The future success of these European operations is dependent upon replacing these declining volumes with new revenues from either these or new customers. There can be no assurance that Cerplex will be able to replace these declining volumes with sales to either these or new customers. See "-- Reliance on International Sales."


COMPETITION

     New Cerplex will compete with the in-house repair and service centers of OEMs and TPMs. There is no indication that these companies will choose to outsource their repair and service needs. In certain instances, these companies will compete directly with New Cerplex to provide services to third party OEMs and TPMs. Moreover, the industry in which New Cerplex will operate is fragmented, and New Cerplex will face competition from a variety of small independent suppliers. Competition for business from OEM, TPM and MVSO customers is based on a number of factors, including breadth of services provided and price. Certain of New Cerplex's prospective competitors will have greater revenue or larger capitalizations than New Cerplex. There can be no assurance that New Cerplex will be able to compete effectively in its target markets.

DISCONTINUED OPERATIONS; CHANGE IN STRATEGY

     In September 1995, Cerplex adopted a plan to discontinue its end-of-life programs, a line of business which historically generated a significant percentage of Cerplex's total sales, but which was experiencing declining sales. In connection with discontinuing its end-of-life business, Cerplex changed certain elements of its business strategy, underwent changes in management and operations, developed a direct sales force and terminated the majority of its outside sales representatives, reduced its emphasis on inventory acquisitions and focused on targeted customers in specific industries; nevertheless, there can be no assurance that such changes will positively impact New Cerplex's business and results of operations in the short or long term.

     In addition, in October 1997, Aurora completed the sale of the remainder of its depot repair services operation and sold its Irvine, Scotland facility, which was part of its asset recovery business. Aurora has also emphasized systems and sub-systems in its product selection and is considering closing or selling its integrated circuit processing facility in an effort to limit Aurora's exposure to the price fluctuations in integrated circuits. Although in connection with these changes Aurora altered certain elements of its business strategy and underwent changes in management and operations, there can be no assurance that such changes will positively impact New Cerplex's business and results of operations in the short or long term.


RELIANCE ON INTERNATIONAL SALES



     During their respective 1997 fiscal years, approximately 59% of Cerplex's sales and approximately 25% of Aurora's sales were derived from international operations. For their respective 1996 fiscal years, approximately 41% of Cerplex's sales and approximately 22% of Aurora's sales were international. There can be no assurance that New Cerplex will be able to successfully market, sell, and deliver its products and services in these markets. Moreover, it is anticipated that Cerplex's contract with Rank Xerox, which accounts for approximately 12% of Cerplex's revenues, will be phased out by June 2000. See "-- Dependence on Key Customers." In addition to the uncertainty as to New Cerplex's ability to maintain or expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, social costs associated with workforce reductions, fluctuations in currency exchange rates, and potentially adverse tax consequences, any of which could adversely impact the success of New Cerplex's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on New Cerplex's international operations and, consequently, on New Cerplex's business, operating results and financial condition.


OTHER UNCERTAINTIES

     Other operating, financial or legal risks or uncertainties are discussed in this Prospectus or in Aurora's or Cerplex's other filings with the Commission from time to time in specific contexts. New Cerplex would, of course, be subject to general economic risks, the risk of interruption in the source of supply, the risk of loss of a major customer or supplier, and other risks and uncertainties.

                              THE RIGHTS OFFERING

THE RIGHTS

     Aurora is distributing non-transferable Rights to its Public Stockholders as of the Aurora Record Date, at no cost to such record holders. Each Public Stockholder of record on the Aurora Record Date will receive a Right to purchase one Unit at the Subscription Price for every 189 shares of Aurora Common Stock owned as of the Aurora Record Date. The Subscription Price for one Unit is $183.33 in cash. Each Unit consists of $83.33 principal amount of Aurora Senior Subordinated Notes and one share of New Aurora Preferred Stock. A maximum of 32,976 Units may be purchased by Public Stockholders pursuant to the Rights Offering. The Rights will be evidenced by non-transferable Subscription Certificates. Rights must be exercised in whole, not in part. No fractional Rights or cash in lieu thereof will be distributed and fractional interests will be rounded down.

     No Subscription Certificate may be divided in such a way as to permit the holder of such certificate to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company or securities broker or dealer holding Aurora Common Stock on the Aurora Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder on the Aurora Record Date. Aurora reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded down to the nearest whole number of Rights.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. One Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one Unit, consisting of $83.33 principal amount of Aurora Senior Subordinated Notes and one share of New Aurora Preferred Stock.


     Additional Subscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for one additional Unit not subscribed for through the exercise of the Basic Subscription Privilege by other Rights holders (the "Excess Units"). Only Rights holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Additional Subscription Privilege.



     If the Excess Units are not sufficient to satisfy all subscriptions pursuant to the Additional Subscription Privilege, the Excess Units will be allocated pro rata (subject to the elimination of fractional Units) among those Rights holders exercising the Additional Subscription Privilege, in proportion, not to the number of Units requested pursuant to the Additional Subscription Privilege, but to the number of Units each beneficial holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Units than such holder subscribed for pursuant to the exercise of such holder's Additional Subscription Privilege, then such holder will be allocated only such number of Excess Units as such holder subscribed for and the remaining Excess Units will be allocated among all other holders exercising the Additional Subscription Privilege.


     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Additional Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Aurora in connection with the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Units that are being subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXPIRATION TIME

     The Rights will expire at the Effective Time of the Merger unless extended by Aurora in its sole discretion. After the Expiration Time, unexercised Rights will expire and may not be exercised thereafter. Aurora will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Time, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price for each Unit ($183.33) offered in the Rights Offering is based on the price being paid by WCAS for each WCAS Unit ($2,200) in the WCAS Financing. The allocation of the aggregate Subscription Price between the Aurora Senior Subordinated Notes ($83.33) and the New Aurora Preferred Stock ($100) comprising each Unit is based on the allocation of the aggregate price of each WCAS Unit between the Aurora Series A Senior Subordinated Notes ($1,000) and New Aurora Preferred Stock comprising each WCAS Unit. Both the aggregate WCAS Unit price and the allocation of such price between its component securities were determined by negotiations between WCAS, Aurora and Cerplex, as part of the overall negotiations of the terms of the Merger, the WCAS Financing and the other related transactions, and were approved by a majority of the disinterested members of the Aurora Board.


     The exchange ratio of the Aurora Common Stock to be issued in the Merger was based on a valuation of $.20 per share of Aurora Common Stock, which Aurora's management determined to be the fair value of the Aurora Common Stock. The conversion price of the new Aurora Preferred Stock represents a 25% premium over the fair value, as so determined, of the Aurora Common Stock, and the portions of the Subscription Price allocated to the Aurora Senior Subordinated Notes and the New Aurora Preferred Stock are, respectively, the par or redemption prices of such securities. The Subscription Price should not be considered as an indication of the actual value of Aurora, the Aurora Common Stock, the New Aurora Preferred Stock or the Aurora Senior Subordinated Notes. There can be no assurance that the market price of the Aurora Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Units upon exercise of the Rights, a subscribing Rights holder will be able to sell Aurora Senior Subordinated Notes and New Aurora Preferred Stock purchased in the Rights Offering at an aggregate price equal to or greater than the Subscription Price.


EXERCISE OF RIGHTS


     Rights may be exercised by delivery to the Subscription Agent, prior to the Expiration Time, of the properly completed and duly executed Subscription Certificate evidencing such Rights (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege. Such payment in full must be made by (i) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as Subscription Agent"; or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at The Chase Manhattan Bank, Account No. 323059945, ABA No. 021000021, for the account of American Stock Transfer & Trust Company as agent for Aurora Electronics, Inc. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (c) receipt of good funds in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, PUBLIC STOCKHOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


     Subscription Certificates and payment of the Subscription Price should be delivered to one of the addresses set forth below under "-- Subscription Agent."

     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent prior to the Expiration Time, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (a) such holder has caused payment in full of the Subscription Price for each Unit being subscribed for pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent prior to the Expiration Time;

          (b) the Subscription Agent receives, prior to the Expiration Time, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the instructions distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising holder, the number of Units being subscribed for pursuant to the Basic Subscription Privilege and the number of Units, if any, being subscribed for pursuant to the Additional Subscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three NASDAQ NMS trading days following the date of the Notice of Guaranteed Delivery; and


          (c) the properly completed and duly executed Subscription Certificate(s), including any required signature guarantees, evidencing the Rights being exercised is received by the Subscription Agent within three NASDAQ NMS trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth below, or may be transmitted to the Subscription Agent by facsimile transmission (facsimile no. (718) 234-5001;
     Attn: Reorganization Dept.). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent.


     Unless a Subscription Certificate (i) provides that the Units to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, signatures on such Subscription Certificate must be guaranteed by an eligible guarantor institution ("Eligible Guarantor Institution") as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the Subscription Agent.

     Funds received in payment of the Subscription Price for Units will be held in a segregated account pending issuance of such Units. No interest will be paid on funds delivered in payment of the Subscription Price. If a Rights holder exercising the Additional Subscription Privilege is allocated less than all of the Excess Units that such holder wished to subscribe for pursuant to the Additional Subscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for Units not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Time. Certificates representing the securities comprising the Units purchased will be delivered to the purchaser as soon as practicable after the Expiration Time and after all allocations have been effected. It is expected that such certificates will be available for delivery five business days following the Expiration Time.

     A holder of record of Aurora Common Stock, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners thereof as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Aurora Common Stock or Rights held through such a holder of record should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Units stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Rights holder, the payment will be applied, until depleted, to subscribe for Units in the following order: (i) to subscribe for the number of Units, if any, indicated on the Subscription Certificate(s) pursuant to the Basic Subscription Privilege; (ii) to subscribe for Units until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (iii) to subscribe for additional Units pursuant to the Additional Subscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO AURORA.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION

AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


     Certain directors, officers and employees of Aurora will assist Aurora in the Rights Offering by, among other things, generally being available to answer questions of potential subscribers in the Rights Offering. None of such directors, officers or employees will receive additional compensation for such services or are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors, officers and employees are exempt from registration pursuant to a specific safe harbor provision under Rule 3a4-1 under the Exchange Act. Substantially similar exemptions from registration are available under applicable state securities laws.


     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by Aurora, whose determinations will be final and binding. Aurora, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Aurora determines in its sole discretion. Neither Aurora nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent, American Stock Transfer & Trust Company, at its address set forth on the back cover page of this Prospectus.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED SUCH HOLDER'S BASIC SUBSCRIPTION PRIVILEGE OR SUCH HOLDER'S ADDITIONAL SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

STATE AND FOREIGN SECURITIES LAWS


     The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor will Aurora sell or accept any offers to purchase any Units from holders of Rights who are residents of any such state or other such jurisdiction. Aurora, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions or to qualify the Aurora Senior Subordinated Notes or New Aurora Preferred Stock (or the underlying Aurora Common Stock issuable upon conversion thereof) in any state or other jurisdiction, in which event holders of Rights resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.


SUBSCRIPTION AGENT

     Aurora has appointed American Stock Transfer & Trust Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, is:


         Attn: Reorganization Dept.


        American Stock Transfer & Trust Co.


        40 Wall Street


        New York, NY 10005



The Subscription Agent's telephone number is (800) 937-5449 and its facsimile number is (718) 234-5001.


     Any questions or requests for additional copies of this Prospectus, the instructions accompanying the Subscription Certificates or the Notice of Guaranteed Delivery may be directed to the Subscription Agent at the address and telephone number set forth above.

     Aurora will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.


     Aurora has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering, and, except as described above, no other commissions, fees or discounts will be paid in connection with the Rights Offering.


AURORA BOARD DETERMINATION


     The Aurora Board has determined that the transactions contemplated by the Merger, including the WCAS Financing and the Rights Offering, are in the best interests of Aurora and its Public Stockholders.


CONDITION TO CLOSING

     The closing of the Rights Offering is conditioned upon the consummation of the Merger. The Merger will occur only if (i) the holders of the requisite number of shares of Cerplex Common Stock approve and adopt the Merger Agreement and the Merger and (ii) the holders of the requisite number of shares of Aurora capital stock approve and adopt the proposed Aurora Charter Amendment that would increase the amount of authorized Aurora Common Stock. The holders of more than the requisite number of Cerplex securities and of the Aurora securities entitled to vote on the Merger or the Aurora Charter Amendments, as the case may be, have either agreed to vote or granted irrevocable proxies to vote in favor of these actions. The consummation of the Merger is also subject to the satisfaction or waiver of certain other conditions, and the Merger Agreement may be terminated at any time prior to the Effective Time, in certain circumstances. See "The Merger and Related Transactions -- Description of the Merger."


RIGHT TO TERMINATE RIGHTS OFFERING



     Aurora expressly reserves the right, in its sole and absolute discretion, at any time prior to the delivery of the Units offered hereby, to terminate the Rights Offering if (i) the aggregate Subscription Price of all Units subscribed for is less than $500,000 (or 2,728 Units); or (ii) the Rights Offering is prohibited by law or regulation or the Aurora Board concludes, in its judgment, that it is not in Aurora's best interests to complete the Rights Offering under the circumstances. If the Rights Offering is terminated, all funds received pursuant to the Rights Offering will be promptly refunded, without interest.


                            DESCRIPTION OF THE UNITS

     The Units offered in the Rights Offering each consist of $83.33 principal amount of Aurora Senior Subordinated Notes and one share of New Aurora Preferred Stock.

     The Aurora Senior Subordinated Notes and the New Aurora Preferred Stock that comprise each Unit are immediately detachable and separately transferable. The Units will be evidenced by separate certificates for the Aurora Senior Subordinated Notes and the New Aurora Preferred Stock which comprise the Units.

AURORA SENIOR SUBORDINATED NOTES

     The following is a summary of the terms of the Indenture and the Aurora Senior Subordinated Notes and is qualified in its entirety by reference to the form of Indenture and the form of Aurora Senior Subordinated Note attached thereto, copies of which have been filed with the Registration Statement of which this Prospectus forms a part.


     The terms of the Aurora Series A Senior Subordinated Notes being purchased by WCAS as part of the WCAS Financing are similar (although not identical) to the terms of the Aurora Senior Subordinated Notes as set forth in the Indenture. See "-- Differences in Aurora Series A Senior Subordinated Notes."


     Upon the consummation of the Rights Offering, Aurora will issue to Public Stockholders purchasing Units up to an aggregate $2,747,890.08 principal amount of Aurora Senior Subordinated Notes.

  General


     The Aurora Senior Subordinated Notes will be issued under the Indenture. The Indenture is not subject to the Trust Indenture Act of 1939, as amended.


     The Aurora Senior Subordinated Notes will be general, unsecured obligations of Aurora and will be issued under an Indenture with U.S. Trust, as trustee. The Aurora Senior Subordinated Notes will bear interest at the rate of 10% per annum and will mature in three equal annual installments commencing on December 31, 2002. Interest on the Aurora Senior Subordinated Notes will be payable semiannually, on June 30 and December 31 of each year, commencing on June 30, 1998.

  Optional Redemption


     The Aurora Senior Subordinated Notes may be redeemed at any time at the option of Aurora, in whole or in part, upon not less than 20 nor more than 60 days' notice at a price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon. In addition, Aurora may, upon prior written notice of not less than five business days, all or a portion of the Aurora Senior Subordinated Notes of any holder who has withheld its consent to the waiver of any covenant, condition, default or Event of Default under the Indenture requested by Aurora, at a redemption price equal to the principal amount of the Aurora Senior Subordinated Notes redeemed, together with the accrued interest.


  Mandatory Redemption


     Subject to the terms of the Senior Indebtedness, (i) within 105 days after the end of each fiscal year of Aurora, Aurora shall apply 100% of the Excess Cash Flow of Aurora to the redemption of the Aurora Senior Subordinated Notes and the Aurora Series A Senior Subordinated Notes on a pro rata basis; and (ii) within five days after the consummation of any Sale or Issuance Transaction by Aurora, Aurora shall apply 100% of its Available Cash Proceeds of such Sale or Issuance Transaction to the redemption of the Aurora Senior Subordinated Notes and the Aurora Series A Senior Subordinated Notes on a pro rata basis. If less than all of the Aurora Senior Subordinated Notes are to be redeemed at any time, the Trustee shall select the Aurora Senior Subordinated Notes to be redeemed from the outstanding Aurora Senior Subordinated Notes not previously called for redemption on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate and which may provide for the selection for redemption of portions equal to $83.33 in principal amount or any integral multiple thereof.


     The term "Excess Cash Flow" is defined in the Indenture to mean for any fiscal period of Aurora, an amount which, on a combined basis in conformity with generally accepted accounted principles, is equal to: (i) the excess of the sum (without duplication): (A) net income for such fiscal period; (B) expenses for such fiscal period for depreciation, amortization and other similar non-cash charges, to the extent that the same are deducted from net revenues in determining net income for such fiscal period; (C) the difference between (1) the amount of taxes imposed on Aurora deducted from net revenues to determine net income for such fiscal period and (2) the amount of taxes actually paid by Aurora during such fiscal period; and (D) the difference between (1) any extraordinary or non-recurring items of expense deducted from net revenues to determine net income for such fiscal period and (2) the aggregate amount of all cash payments made by Aurora during such period on account of extraordinary or non-recurring items of expense, whether or not accrued in such period; over the sum (without duplication) of: (1) the aggregate amount during such fiscal period of scheduled payments of principal on (x) the Aurora Senior Subordinated Notes and the Aurora Series A Senior Subordinated Notes, (y) the indebtedness under the Chase Credit Agreement and (z) any indebtedness permitted under the Chase Credit Agreement; (2) the amount of actual payments by Aurora in cash during such fiscal period for capital expenditures; and (3) the difference between (1) any extraordinary or non-recurring items of income added to net revenues to determine net income and (2) the aggregate amount of all cash receipts received by Aurora during such period on account of extraordinary or non-recurring items of income, whether or not accrued in such period; (ii) plus (in the case of a decrease) or minus (in the case of an increase) the change in the amount of working capital as at the end of such fiscal period as compared with the amount of working capital as at the end of the immediately preceding fiscal period.

     "Available Cash Proceeds" is defined in the Indenture to mean the gross cash proceeds received by Aurora from any Sale or Issuance Transaction, less all fees and expenses incurred in connection therewith, including, without limitation, legal expenses, customary commissions, and all federal, state, local and foreign taxes assessed in connection therewith.


     "Sale or Issuance Transaction" is defined in the Indenture to mean (i) any sale, transfer, lease, sale and leaseback or other disposition by Aurora to any person of all or any part of its property or assets, in any case in a single transaction or a series of related transactions (other than any of the foregoing for fair value of property that (x) is of inventory in the ordinary course of business or (y) is of worn-out or obsolete assets); or (ii) the issuance (other than by dividend or upon the exercise of employee stock options) of any capital stock or other ownership interest of Aurora pursuant to an offering or offerings registered under the Securities Act.


  Change of Control Option

     Upon the occurrence of an Indenture Change of Control, each holder of Aurora Senior Subordinated Notes will have the option to put all or a part of their Aurora Senior Subordinated Notes to Aurora, and Aurora will have the obligation to purchase the Aurora Senior Subordinated Notes that are put to it, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon. Subject only to the provisions of the Indenture governing subordination, Aurora is required to commence its offer to purchase within 10 days following the date of the occurrence of the transaction resulting in an Indenture Change of Control, and each holder of the Aurora Senior Subordinated Notes is entitled to tender all or any portion of the Aurora Senior Subordinated Notes owned by such holder pursuant to such offer to purchase, subject to the requirement that any portion of the Aurora Senior Subordinated Notes tendered by a holder must be in an integral multiple of $83.33 principal amount. Aurora is obliged to obtain any required consent of the holders of any Senior Indebtedness or repay some or all of such Senior Indebtedness to the extent necessary to permit the repurchase of all of the Aurora Senior Subordinated Notes put to it upon an Indenture Change of Control.


     The Indenture defines an "Indenture Change of Control" as (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all the assets of Aurora to any person or group other than WCAS, (ii) the liquidation or dissolution of Aurora or the adoption of a plan of liquidation or dissolution of Aurora, (iii) the acquisition of beneficial ownership by any person or group other than WCAS of voting stock of Aurora representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by merger, consolidation or otherwise, or (iv) during any period of two consecutive years, the failure of those individuals who at the beginning of such period constituted the Aurora Board (together with any new directors whose election or appointment by the Aurora Board or whose nomination for election or appointment by the stockholders of Aurora was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) to constitute a majority of the Aurora Board then in office; provided, however, that in no event shall a foreclosure on any collateral pledged by Aurora in respect of obligations arising under or in connection with the Chase Credit Agreement constitute an Indenture Change of Control.

  Affirmative Covenants and Restrictive Covenants


     Under the Indenture, Aurora is subject to certain restrictive covenants, including, among others, covenants to maintain an office or offices for the registration of transfer and exchange of the Aurora Senior Subordinated Notes; pay material taxes and assessments; maintain its corporate existence; maintain its significant properties in good condition and repair; keep adequately insured; keep proper books and records; notify the holders of Aurora Senior Subordinated Notes of an Event of Default (or any event which, upon notice or lapse of time or both, would constitute such an Event of Default) or of any action, suit or proceeding which would have a materially adverse effect on the properties, assets, financial condition, prospects, operating results or business of Aurora and its subsidiaries taken as a whole; and, subject to the provisions of applicable credit and other agreements and applicable laws, to provide funds from its subsidiaries to permit the payment of principal and interest on the Aurora Senior Subordinated Notes.



     Aurora has also covenanted not to (i) except in specified instances, enter into, or permit any of its subsidiaries to enter into, any transaction with any of its or any subsidiary's officers, directors, employees or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, or (ii) incur or permit to remain outstanding any indebtedness for money borrowed ("Indebtedness") except for (a) Senior Indebtedness; (b) Indebtedness outstanding on the date of original issuance of the Aurora Senior Subordinated Notes, (c) Indebtedness permitted to be incurred under the Chase Credit Agreement, as in effect from time to time after the original issuance of the Aurora Senior Subordinated Notes (other than Indebtedness that is subordinate or junior in right of payment (to any extent) to any Senior Indebtedness and senior in right of payment (to any extent) to the Aurora Senior Subordinated Notes), or under any successor agreement to the Chase Credit Agreement, or (d) if there exists no such credit agreement, as may be mutually agreed upon by Aurora and the holders of a majority of the aggregate principal amount of the Aurora Senior Subordinated Notes then outstanding. Aurora has also agreed not to issue any of its capital stock or any capital stock of any of its subsidiaries which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), is redeemable at the option of the holder thereof on or prior to December 31, 2004. Aurora has also agreed not to consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its property to any other corporation or other entity, unless it is the surviving company in the transaction or the surviving company expressly assumes the due and punctual payment of principal and interest on the Aurora Senior Subordinated Notes.


     The terms of the Aurora Senior Subordinated Notes limit Aurora's ability to declare or pay dividends, make distributions on, redeem, retire, purchase or otherwise acquire any shares of any class of its own stock, except for (i) certain pro rata share distributions to all holders of a class of stock, (ii) payments of cash dividends on account of New Aurora Preferred Stock and (iii) dividends, distributions or payments by subsidiaries to Aurora or to other wholly-owned subsidiaries of Aurora. Except as permitted under the Chase Credit Agreement, Aurora may not make any payments of principal of, or acquire, any Indebtedness other than Senior Indebtedness, the Aurora Senior Subordinated A Notes and the Aurora Senior Subordinated Notes. Aurora has also agreed to restrictions on its ability to create or permit to exist liens on its assets.

     Aurora will be bound by the affirmative and restrictive covenants set forth in the Aurora Senior Subordinated Notes unless a majority in aggregate principal amount of the Aurora Senior Subordinated Notes at the time outstanding waive compliance therewith.

  Events of Default

     The following will constitute "Events of Default" under the Indenture:

          (i) default shall be made in the payment of the principal of the Aurora Senior Subordinated Notes when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or repurchase or by acceleration or otherwise;

          (ii) default shall be made in the payment of any installment of interest on the Aurora Senior Subordinated Notes according to their terms when and as the same shall become due and payable;

          (iii) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of Aurora contained in the provisions of the Indenture imposing requirements on consolidation, mergers and certain asset sales of Aurora;

          (iv) default in the observance or performance of any other covenant, condition or agreement on the part of Aurora to be observed or performed pursuant to the Aurora Senior Subordinated Notes, beyond any applicable cure period;

          (v) the falsity or incorrectness of any representation or warranty made by or on behalf of Aurora;


          (vi) default in Aurora's observance or performance of any covenant, condition or agreement in the Aurora Series A Senior Subordinated Notes which is not cured or waived within 20 days after notice thereof is served by WCAS VII on Aurora;


          (vii) the commencement by Aurora or any of its subsidiaries of a voluntary case, or the entry of a decree or order in respect of Aurora or any of its subsidiaries in any involuntary case, under the federal or state bankruptcy laws or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Aurora or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days;

          (viii) a default or an event of default as defined in any instrument evidencing or under which Aurora or any of its subsidiaries has outstanding at the time any Indebtedness in excess of $500,000 in aggregate principal amount, which results in acceleration of the maturity of the Indebtedness thereunder and which is not rescinded or annulled within 20 days; or

          (ix) final judgment (not reimbursed by insurance policies of Aurora or any of its subsidiaries) for the payment of money in excess of $500,000 shall be rendered against Aurora or any of its subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed.


     A majority in aggregate principal amount at maturity of the outstanding Aurora Senior Subordinated Notes, by notice to the Trustee, may waive an existing default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, or interest on the Aurora Senior Subordinated Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Aurora Senior Subordinated Note affected. The holders of at least 25% in aggregate principal amount of the Aurora Senior Subordinated Notes at the time outstanding may, at their option, by a notice in writing to Aurora, accelerate the maturity of the Aurora Senior Subordinated Notes and the Aurora Senior Subordinated Notes will become immediately due and payable. Holders of not less than 75% of the principal amount of the Aurora Senior Subordinated Notes outstanding may consent on behalf of the holders of all of the Aurora Senior Subordinated Notes to the postponement of any or all payments of interest thereon for a period of up to three years from the date or dates on which such interest payments are due.


  Subordination


     The indebtedness under the Aurora Senior Subordinated Notes is subordinate and junior, to the extent set forth in the Indenture, to all Senior Indebtedness. "Senior Indebtedness" includes the principal of, premium, if any, and interest on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness for borrowed money of Aurora, contingent or otherwise, outstanding or created, incurred, issued, assumed or guaranteed in the future, arising under the Chase Credit Agreement or the New Senior Loan or, in the case of any other indebtedness, if the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be subordinate in right of payment to any other indebtedness of Aurora, including all indebtedness and other obligations under the Chase Credit Agreement and the New Senior Loan, together with any agreement entered into in connection with the restatement, renewal, extension, restructuring, refunding or refinancing of the obligations under such credit agreements. Notwithstanding the foregoing, Senior Indebtedness shall include only such indebtedness and obligations (within the meaning of the Chase Credit Agreement and the New Senior Loan) until such time as the same are paid in full in cash and all obligations to provide financial accommodations under the Chase Credit Agreement and the New Senior Loan, or any such restatement, renewal, extension, restructuring, refunding or refinancing of the obligations thereunder have been terminated.


  Differences in Aurora Series A Senior Subordinated Notes

     The terms of the Aurora Series A Senior Subordinated Notes comprising the WCAS Units being purchased by WCAS are substantially similar to the terms of the Aurora Senior Subordinated Notes as set forth in the Indenture, except as follows:

          (i) The Aurora Senior Subordinated Notes are denominated in multiples of $83.33 while the Aurora Series A Senior Subordinated Notes are denominated in multiples of $1,000. In addition, the Aurora Series A Senior Subordinated Notes were sold privately to WCAS and are not covered by a trust indenture.

          (ii) In matters in which the vote, consent or approval of the holders of the Aurora Senior Subordinated Notes is required, the holders thereof are treated as a class separate and apart from the Aurora Series A Senior Subordinated Notes.

          (iii) the Purchase and Exchange Agreement pursuant to which the Aurora Series A Senior Subordinated Notes are being purchased contain various representations and warranties of Aurora, the breach of which may result in a default under the Aurora Series A Senior Subordinated Notes. The Indenture does not contain such representations and warranties.


          (iv) Except for certain rights, such as the right to be paid the principal of, or the premium, if any, or interest on the Aurora Senior Subordinated Notes as and when due which cannot be waived, modified or amended without the consent of the holder of each affected Aurora Senior Subordinated Note, the rights of the holders of the Aurora Senior Subordinated Notes may be amended, modified or waived, and in some cases may be exercised, only with the consent of the holders of a majority (or in some cases involving exercises of rights, 25%) of the principal amount of the Aurora Senior Subordinated Notes outstanding. Since the Aurora Series A Senior Subordinated Notes were sold privately to WCAS, so long as such Notes are held by WCAS, the amendment, modification, waiver and exercise of rights thereunder may be exercised by WCAS alone.



          (v) Under the subordination provisions of the Aurora Series A Senior Subordinated Notes, in the case of a default by Aurora that is not as a result of insolvency, bankruptcy, liquidation, reorganization, receivership, dissolution or other similar proceedings involving Aurora or its creditors or its property, and is not as a result of the failure of Aurora to pay the principal of or interest on the Senior Indebtedness, the holders of the Aurora Series A Senior Subordinated Notes have the right to seek enforcement or collection of all amounts payable on account of principal of or interest on the Aurora Series A Senior Subordinated Notes if the holders of the Senior Indebtedness do not do so by the end of a 179 day blockage period following such default. The holders of the Aurora Senior Subordinated Notes do not have such a right, but do have the right to share on a pro rata basis in any recoveries made by the holders of the Aurora Series A Senior Subordinated Notes pursuant to the exercise of such rights (except to the extent that such recoveries are for the account of the holders of Senior Indebtedness).


NEW AURORA PREFERRED STOCK

     The following is a summary of the terms of the New Aurora Preferred Stock and is qualified in its entirety by reference to the Certificate of Designations, a copy of which has been filed with the Registration Statement of which this Prospectus forms a part.

     Upon the consummation of the Rights Offering, Aurora will issue to Public Stockholders purchasing Units up to an aggregate 32,976 shares of New Aurora Preferred Stock.

  Number of Shares


     The number of authorized shares of New Aurora Preferred Stock is 213,000. Upon the consummation of the Rights Offering and the WCAS Financing all 213,000 authorized shares of New Aurora Preferred Stock will be issued and outstanding and will be held by WCAS or the Public Stockholders.


  Dividends

     Each holder of record of the New Aurora Preferred Stock will be entitled to receive dividends of $7.00 per share per annum, payable when and as declared by the Aurora Board. Such dividends will be cumulative and will accrue from and after the date of issue whether or not declared and whether or not there are funds of Aurora legally available for the payment of dividends. Accrued but unpaid dividends will not bear interest.

     Dividends will cease to accumulate in respect of New Aurora Preferred Stock on the redemption date (see "-- Redemption"), unless Aurora defaults in the payment of the amounts necessary for such redemption, in which case dividends will continue to accumulate at an annual rate of $7.00 per share until such payment is made.

     While any New Aurora Preferred Stock is outstanding, Aurora will not declare or pay any dividend, or make any distribution, on any Junior Capital Stock, other than a dividend or distribution payable solely in shares of Aurora Common Stock, or make any payment on account of, or set apart for payment money for a sinking fund for the purchase or redemption of Junior Capital Stock, unless and until all dividend arrearages, if any, on the New Aurora Preferred Stock have been paid in full in cash and Aurora is not in arrears or default in any of its redemption obligations. "Junior Capital Stock" means any shares of capital stock of Aurora, including Aurora Common Stock and Old Aurora Preferred Stock other than shares of Aurora's capital stock permitted to rank on a parity with or senior to the New Aurora Preferred Stock. See "-- Consent Rights."

  Redemption

     The New Aurora Preferred Stock will be mandatorily redeemable by Aurora in equal installments on each of December 31, 2006 and 2007, at a per share redemption price (the "Redemption Price") of $100 plus all accrued and unpaid dividends thereon. In addition, New Aurora Preferred Stock will be redeemable at the option of the holders thereof upon the occurrence of any of the following (each, a "Preferred Stock Change of Control"): (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all the assets of Aurora to any person or group other than WCAS or (ii) the acquisition of beneficial ownership by any person or group other than WCAS of voting stock of Aurora representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by merger, consolidation or otherwise. In the event of a Preferred Stock Change of Control, any holder of New Aurora Preferred Stock may require Aurora to redeem at the Redemption Price all or any portion of the shares of New Aurora Preferred Stock owned by such holder (any such redemption of less than all of a holder's shares to be in integral multiples of 1,000 shares) prior to the effective date of such Preferred Stock Change of Control.

     If the funds of Aurora legally available for redemption of New Aurora Preferred Stock on any redemption date are insufficient to redeem the full number of shares of New Aurora Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of New Aurora Preferred Stock ratably from each holder whose share are otherwise required to be redeemed. At any time thereafter when additional funds of Aurora become legally available for the redemption of New Aurora Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which Aurora had been obligated to redeem, ratably on the same basis as set forth in the preceding sentence.

  Liquidation Preference

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Aurora, the holders of New Aurora Preferred Stock will be entitled to be paid out of Aurora's assets available for distribution to its stockholders, before any payment will be made or any assets distributed to the holders of any Junior Capital

Stock, an amount in cash equal to $100 per share plus all accrued and unpaid dividends thereon. If (after making all distributions to which holders of capital stock ranking senior to the New Aurora Preferred Stock are entitled) Aurora's remaining assets are not sufficient to pay in full the liquidation payments payable to the holders of the New Aurora Preferred Stock and the holders of any capital stock ranking on parity therewith, then the holders of all such shares will share ratably in such distribution of assets. For the purposes of the foregoing, no Preferred Stock Change of Control shall be deemed to be a liquidation, dissolution or winding up of Aurora.

  Conversion

     The holder of each share of New Aurora Preferred Stock will have the right at any time prior to the 15th day after receipt of a notice of the liquidation, dissolution or winding up of Aurora, at such holder's option, to convert such share into Aurora Common Stock. Subject to provisions for adjustment, each share of New Aurora Preferred Stock will be convertible into such number of shares of Aurora Common Stock, as is obtained by (i) multiplying the number of shares of New Aurora Preferred Stock to be converted by $100, (ii) adding the Additional Conversion Amount, if any, and (iii) dividing the result by the conversion price of $0.25 or, if there has been an adjustment of the conversion price, the conversion price as in effect on the date any New Aurora Preferred Stock is surrendered for conversion (such price, as last adjusted, being referred to herein sometimes as the "Conversion Price"). Upon the conversion of any shares of New Aurora Preferred Stock, Aurora will pay the holder thereof, out of funds legally available for such purpose, any accrued and unpaid dividends thereon. If Aurora is for any reason unable to pay some or all of such accrued and unpaid dividends, any amount not so paid shall constitute the "Additional Conversion Amount."

     If Aurora issues or sells (or is, as described in the next succeeding paragraph, deemed to have issued or sold) shares of Aurora Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, upon such issue or sale, the Conversion Price will be adjusted to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Aurora Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Aurora Common Stock issuable upon conversion of outstanding New Aurora Preferred Stock or upon conversion of outstanding Convertible Securities) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by Aurora upon such issue or sale, by (ii) the total number of shares of Aurora Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Aurora Common Stock issuable upon conversion of outstanding New Aurora Preferred Stock or upon conversion of outstanding Convertible Securities, in each case without giving effect to any adjustment in the number of shares so issuable by reason of such issue or sale).

     The Conversion Price will be subject to adjustment from time to time upon the following events: (i) Aurora issues or sells any Aurora Common Stock for a total consideration per share less than the Conversion Price in effect immediately prior to such issue or sale; (ii) Aurora grants any rights to subscribe for or purchase, or any options for the purchase of, Aurora Common Stock or any stock (other than New Aurora Preferred Stock) or securities convertible into or exchangeable for Aurora Common Stock (such rights or options being herein sometimes called "Options" and such convertible or exchangeable stock or securities being herein sometimes called "Convertible Securities") for a total consideration per share of Aurora Common Stock deliverable upon conversion or exchange of such Options less than the Conversion Price in effect immediately prior to the granting of such Options; (iii) Aurora issues or sells any Convertible Securities for a total consideration per share of Aurora Common Stock deliverable upon conversion of such Convertible Securities less than the Conversion Price in effect immediately prior to such issue or sale of Convertible Securities; or (iv) Aurora declares a dividend or makes any other distribution on the outstanding Aurora Common Stock payable in Aurora Common Stock, Options or Convertible Securities or subdivides its outstanding shares of Aurora Common Stock into a greater number of shares (in which cases the Conversion Price in effect immediately prior thereto will be proportionately reduced), or combines the outstanding shares of Aurora Common Stock into a smaller number of shares (in which case the Conversion Price in effect immediately prior thereto will be proportionately increased). Notwithstanding anything to the contrary contained herein, no adjustment to the Conversion Price will be made in the case of (a) the issuance of shares of Aurora Common Stock upon conversion of New Aurora Preferred Stock; (b) the issuance of Options or shares of Aurora Common Stock to employees of Aurora, either directly or pursuant to Options, pursuant to plans or arrangements approved by the Aurora Board; (c) the issuance of shares of Aurora Common Stock in respect of any Convertible Securities or Options issued by Aurora prior to the date of the filing of the Certificate of Designations; (d) the issuance of Aurora Common Stock or Options or Convertible Securities as consideration in the acquisition by assumption or otherwise by Aurora of substantially all of the assets of any other entity or more than 50% of the voting power of any other entity, including by way of merger or consolidation; or (e) the issuance of Options or Convertible Securities (or the shares of Aurora Common Stock issuable upon conversion or exercise thereof) to banks or other lenders as consideration for providing debt financing to Aurora.

     In the event of any capital reorganization or reclassification of the capital stock of Aurora, whether by way of consolidation or merger or otherwise (each, a "Reorganization"), then adequate provision (in form satisfactory to the holders of a majority of the then outstanding shares of New Aurora Preferred Stock) will be made whereby each holder of New Aurora Preferred Stock will have the right to receive, in lieu of the Aurora Common Stock immediately prior thereto receivable upon the conversion of New Aurora Preferred Stock, such shares of stock, securities or assets receivable upon such Reorganization by a holder of the number of shares of Aurora Common Stock into which such New Aurora Preferred Stock might have been converted immediately prior to such Reorganization, and the Conversion Price will be subject to immediate adjustment to the value of the Aurora Common Stock reflected by the terms of such Reorganization (if the value so reflected is less than the Conversion Price in effect immediately prior to such Reorganization). In the event of a merger or consolidation of Aurora as a result of which a greater or lesser number of shares of Aurora Common Stock or other equity interests of the surviving entity are issuable to holders of Aurora Common Stock, the Conversion Price in effect immediately prior to such merger or consolidation will be proportionately reduced or increased, as the case may be. Aurora will not effect a Preferred Stock Change of Control unless prior to its consummation the acquiring or successor entity (if other than Aurora) assumes in writing the obligation to deliver to the holders of New Aurora Preferred Stock such shares of stock, securities or assets such holders may be entitled to receive.

     The New Aurora Preferred Stock will be convertible in whole at the option of Aurora on or after June 30, 1999, if (i) Aurora shall effect a firm commitment public offering of Aurora Common Stock or Convertible Securities registered pursuant to the Securities Act, resulting in proceeds to Aurora and/or selling stockholders of not less than $20 million and in which the offering price to the public is greater than the Conversion Price of the New Aurora Preferred Stock then in effect or (ii) the average closing sales price of the Aurora Common Stock over any period of 20 consecutive trading days equals or exceeds 300% of the Conversion Price of the New Aurora Preferred Stock then in effect and the average daily trading volume for the Aurora Common Stock over such period equals or exceeds 10 million shares per week.

     Aurora will at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon conversion of New Aurora Preferred Stock, such number of shares of Aurora Common Stock as will then be issuable upon conversion of all outstanding New Aurora Preferred Stock into Aurora Common Stock.

  Consent Rights

     So long as any shares of New Aurora Preferred Stock are outstanding (except, with respect to clause (ii) below, so long as at least 25,000 shares of New Aurora Preferred Stock are outstanding), without the consent of the holders of a majority of the New Aurora Preferred Stock then outstanding voting separately as a class, Aurora will be prohibited from (i) declaring or paying dividends or making any distribution upon any Junior Capital Stock, other than a dividend or distribution payable in shares of Aurora Common Stock, or purchasing or redeeming any Aurora Common Stock or paying or making available any money for a sinking fund for the purchase or redemption of any Aurora Common Stock, unless all obligations of Aurora to the holders of New Aurora Preferred Stock with respect to dividends and arrearage in redemption have been met; (ii) effecting, validating or permitting a Preferred Stock Change of Control; (iii) taking any action which would amend or repeal the dividend, voting, conversion, redemption or liquidation rights of the New Aurora

Preferred Stock; (iv) effecting or validating the amendment, alteration or repeal of any provision of the Aurora Charter or the Aurora Bylaws; or (v) including by way of merger, consolidation or otherwise, (a) creating or authorizing any additional class or series of stock ranking senior to or on a parity with the New Aurora Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up, or (b) increasing the authorized number of shares of the New Aurora Preferred Stock or of any other class or series of capital stock of Aurora ranking senior to or on a parity with the New Aurora Preferred Stock as to dividends or as to rights upon redemption, liquidation, dissolution or winding up.

  Voting Rights

     Except for the consent rights (see "-- Consent Rights") granted to the holders of New Aurora Preferred Stock or as required by law, the holders of New Aurora Preferred Stock will vote together with the holders of Aurora Common Stock on all matters to be voted on by the stockholders of Aurora, and each holder of New Aurora Preferred Stock will be entitled to the number of votes attributable to the underlying shares of Aurora Common Stock into which the shares of New Aurora Preferred Stock held by such holder are convertible.

TRANSFERABILITY


     The Aurora Senior Subordinated Notes and New Aurora Preferred Stock offered hereby to the Rights holders, and the Aurora Common Stock issuable upon conversion of the New Aurora Preferred Stock, have been registered under the Securities Act. Accordingly, Aurora Senior Subordinated Notes and New Aurora Preferred Stock purchased upon the exercise of Rights, and Aurora Common Stock issuable upon conversion of the New Aurora Preferred Stock, will be freely transferable by the holders thereof, except to the extent held by persons who are deemed "affiliates" of Aurora under Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, persons who are deemed affiliates of Aurora would be entitled to sell within any three-month period a number of securities that does not exceed the greater of 1% of the outstanding securities of the same class or the average weekly reported volume of trading in such class on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Aurora has not applied for listing or quotation of any of the securities being offered hereby, and there can be no assurance that a market will develop for such securities. See "Risk
Factors -- Absence of Trading Market for Aurora Senior Subordinated Notes and New Aurora Preferred Stock."

              REASONS FOR THE RIGHTS OFFERING AND USE OF PROCEEDS


     Aurora has entered into the Merger Agreement with Sub and Cerplex pursuant to which Sub, a wholly-owned subsidiary of Aurora, will be merged with and into Cerplex. See "The Merger and Related Transactions -- Description of the Merger." To provide New Cerplex with needed working capital and to enable it to retire a portion of the approximately $30 million of existing indebtedness outstanding under the Cerplex Senior Credit Agreement and establish the New Senior Loan, WCAS has agreed, among other things, to purchase up to an aggregate 15,000 WCAS Units each consisting of (i) $1,000 principal amount of Aurora Series A Senior Subordinated Notes and (ii) 12 shares of New Aurora Preferred Stock, at a price of $2,200 per unit, for a total consideration of $33 million payable in a combination of cash and securities of Aurora and Cerplex currently held by WCAS. Pursuant to the Cerplex Senior Credit Agreement, indebtedness outstanding under the term loan ($25,320,620 as of January 30, 1998) bears interest at a rate of prime plus 7.125% (15.625%) and amounts outstanding under the revolver ($4,866,984 as of January 30, 1998) bear interest at a rate of 19%. The loans under the Cerplex Senior Credit Agreement become due and payable on May 1, 1998. The aggregate value of WCAS Units that will actually be purchased by WCAS will be reduced by an amount equal to the aggregate value of Units subscribed for by Public Stockholders in the Rights Offering. See "The Merger and Related Transactions -- WCAS Financing." The Rights Offering is intended to afford Public Stockholders the opportunity to (a) purchase Units consisting of one-twelfth of the same New Aurora Preferred Stock and a similar (although not identical) debt security that comprise the WCAS Units at a subscription price per Unit ($183.33) equal to one-twelfth of the price ($2,200) being paid by WCAS for each WCAS Unit in connection with the WCAS Financing and (b) maintain their equity ownership and voting interest in Aurora after the consummation of the WCAS Financing. The proceeds of the Rights Offering will be used for the same purposes as the proceeds of the WCAS Financing.


                      THE MERGER AND RELATED TRANSACTIONS

DESCRIPTION OF THE MERGER

     On January 30, 1998, Aurora, Sub and Cerplex entered into the Merger Agreement, in which the parties set forth the terms and conditions of the merger of Sub with and into Cerplex. After the Merger, Aurora, which will be the holding company for the combined businesses currently conducted by Aurora and Cerplex, will change its name to "The Cerplex Group, Inc." The Merger also contemplates an extensive refinancing of Aurora and Cerplex including, among other things, (i) securing at least $17 million in proceeds from the New Senior Loan and (ii) the WCAS Financing.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Cerplex Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with (ii) below and Dissenting Shares) shall be converted into the right to receive 1.076368 shares of Aurora Common Stock, subject to adjustment, payable upon the surrender of the certificate formerly representing such share of Cerplex Common Stock; (ii) (a) all shares of Cerplex Common Stock and all shares of Cerplex Preferred Stock that are held by Cerplex as treasury shares or owned by Aurora or any wholly-owned subsidiary of Aurora, and (b) all shares of Cerplex Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and retired and cease to exist, and no securities of Aurora or other consideration shall be delivered in exchange therefor; and (iii) each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value, $.01 per share, of the Surviving Corporation.

     The parties to the Merger Agreement intend for the Exchange Ratio to result in a capital structure for Aurora in which the holders of all equity securities on a fully-diluted basis of Cerplex issued and outstanding at the Effective Time shall receive in the Merger equity securities of Aurora constituting 25% of the Aurora Common Stock on a fully-diluted basis after giving effect to the Merger and the consummation of all transactions to be consummated concurrently with the Merger (including the Rights Offering and the WCAS Financing), not including for purposes of such calculation 50% of the shares of Aurora Common Stock subject to then outstanding Aurora Stock Options and 50% of the then outstanding Aurora Stock Purchase Rights with an exercise price or conversion price greater than $2.50. Accordingly, the parties have agreed to make such adjustments to the Exchange Ratio as may be appropriate to give effect to the intent of the parties set forth herein; provided that such adjustments may be made no later than five business days prior to the Effective Time. If the Merger is not consummated by April 30, 1998, the Bank Warrants will remain outstanding, resulting in a change in the Exchange Ratio from 1.076368 to 1.019861. No other material adjustments to the Exchange Ratio, including those resulting from changes in the market value of Aurora Common Stock or Cerplex Common Stock prior to the Effective Time, will be made.


     The Merger will occur only if (i) the holders of the requisite number of shares of Cerplex Common Stock approve and adopt the Merger Agreement and the Merger and (ii) the holders of the requisite number of shares of Aurora capital stock approve and adopt the proposed Aurora Charter Amendment that would increase the amount of authorized Aurora Common Stock. The holders of more than the requisite number of Cerplex securities and of the Aurora securities required to approve the Merger or the Aurora Charter Amendments, as the case may be, have either agreed to vote or granted irrevocable proxies to vote in favor of these actions.


     Consummation of the Merger is also subject to the satisfaction or waiver (to the extent such waiver is permitted by law) of certain other conditions, including the expiration or early termination of any applicable waiting period under the HSR Act and that no action shall have been instituted by the Department of Justice or the FTC challenging or seeking to enjoin the Merger, which action shall have not been withdrawn or terminated. A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger.

     The waiting period under the HSR Act was terminated on February 25, 1998.

     In addition to the foregoing conditions, the obligations of Aurora and Sub to consummate the Merger are subject to satisfaction or waiver of additional conditions including that: (i) the aggregate number of Dissenting Shares shall not constitute more than 5% of the number of shares of Cerplex Common Stock outstanding as of immediately prior to the Effective Time; (ii) Aurora shall have obtained at least $17 million of proceeds from the New Senior Loan on terms reasonably acceptable to Aurora, as determined in good faith by Aurora; and
(iii) Citibank, Cerplex's senior lender, shall have complied with the Forbearance Agreement in all material respects, and Cerplex shall have satisfied in full its obligations under the Cerplex Senior Credit Agreement, the liens granted thereunder shall have been discharged and the Cerplex Senior Credit Agreement shall have been terminated.

     In addition to the foregoing conditions, the obligation of Cerplex to consummate the Merger is subject to satisfaction or waiver of additional conditions, including that (i) Aurora shall have appointed William A. Klein and Robert Finzi to the Aurora Board; and (iii) Aurora shall have obtained at least $17 million of proceeds from the New Senior Loan and the Purchase and Exchange Agreement shall have been consummated.

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Cerplex, (i) by the written mutual consent of Cerplex and Aurora, (ii) by either party if (a) the Merger is not consummated by June 30, 1998, (b) the requisite Cerplex or Aurora stockholder approval is not obtained, (c) there shall be a final, nonappealable order preventing the consummation of the Merger, (d) the other party breaches a representation or warranty contained in the Merger Agreement the effect of which is a material adverse effect on the breaching party or (e) the other party breaches in any material respect any of the covenants or agreements set forth in the Merger Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the non-breaching party, (iii) by Aurora, if the Cerplex Board withdraws or modifies in a manner adverse to Aurora its recommendation of approval of the Merger Agreement or the Merger, makes any recommendation with respect to an Acquisition Transaction, or takes any material action in violation of the "no solicitation" covenant contained in the Merger Agreement, or (iv) by Cerplex, if such termination is necessary to allow Cerplex to enter into an Acquisition Transaction that the Cerplex Board has determined in good faith, by a majority vote after consultation with its financial advisors and based upon the advice of its legal counsel, is more favorable to the stockholders of Cerplex than the Merger.

     Except as otherwise required by law, the Merger Agreement may be amended or modified and any condition specified therein may be waived without re-submission to the stockholders of Aurora or Cerplex by the mutual consent of Aurora and Cerplex. The closing of the Rights Offering is conditioned upon the consummation of the Merger. See "The Rights Offering -- Condition to Closing."

WCAS FINANCING


     To provide New Cerplex with needed working capital and to enable New Cerplex to retire a portion of the approximately $30 million of existing indebtedness outstanding under the Cerplex Senior Credit Agreement and establish a New Senior Loan, WCAS has agreed, pursuant to the Purchase and Exchange Agreement, to purchase (i) up to an aggregate 15,000 WCAS Units, each consisting of (a) $1,000 principal amount of Aurora Series A Senior Subordinated Notes and
(b) 12 shares of New Aurora Preferred Stock, at a subscription price of $2,200 per unit, for a total consideration of $33,000,000 payable in a combination of cash and securities of Aurora and Cerplex currently held by WCAS; and (ii) an aggregate 33,000 shares of New Aurora Preferred Stock in exchange for the cancellation of $10 million principal amount of Old Aurora's Subordinated Notes plus accrued interest thereon currently held by WCAS and originally purchased by WCAS in connection with the Recapitalization. The aggregate value of WCAS Units that will actually be purchased by WCAS will be reduced by an amount equal to the aggregate value of Units purchased by Public Stockholders in the Rights Offering.



     WCAS will pay a portion of the purchase price of the WCAS Units by (i) exchanging up to an aggregate $2.8 million principal amount of Aurora's 10% Senior Subordinated Demand Notes plus accrued interest thereon originally purchased by WCAS on December 5, 1997, (ii) surrendering the aggregate $18 million of Cerplex Subordinated Notes and the Cerplex Warrants currently held by WCAS, valued for such purpose at the purchase price paid by WCAS for such securities pursuant to the Purchase and Exchange Agreement, or approximately $5.8 million, and (iii) surrendering the Aurora Bridge Notes (WCAS has already purchased $9.6 million principal amount of Aurora Bridge Notes since January 30,
1998), valued at the aggregate principal amount of such notes surrendered plus accrued interest thereon. The balance of the purchase price of the WCAS Units will be paid in cash. The obligation of WCAS to purchase the WCAS Units and the additional 33,000 shares of New Aurora Preferred Stock are subject to the satisfaction of certain conditions, including the consummation of the Merger and Aurora's receipt of at least $17 million of proceeds from the New Senior Loan on terms reasonably acceptable to WCAS.


     FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE MERGER, THE WCAS FINANCING AND THE OTHER TRANSACTIONS RELATED TO THE MERGER, REFER TO THE JOINT PROXY STATEMENT/PROSPECTUS SENT TO STOCKHOLDERS CONTEMPORANEOUSLY WITH THIS PROSPECTUS. ALL PUBLIC STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

                                 CAPITALIZATION


     The following table sets forth the book capitalization of Aurora as of December 28, 1997, and Cerplex as of December 31, 1997, and as adjusted to give effect to the Merger, the WCAS Financing and the Rights Offering. This table should be read in conjunction with the consolidated financial statements of Aurora and Cerplex and the related notes thereto incorporated by reference in this Prospectus.


                                 CAPITALIZATION
                                 (IN THOUSANDS)


                                                                                     ADJUSTMENTS
                                                                                 -------------------   PRO FORMA
                                        CERPLEX     AURORA        REFERENCE        DEBT      CREDIT    COMBINED
                                        --------   ---------   ---------------   --------   --------   ---------
Net long-term debt....................  $ 48,958   $  40,592      (B)(C)(D)(E)   $ 61,579   $ 35,367   $  63,338
Redeemable preferred stock............        --      52,033         (A)(B)(C)     50,238     21,300      23,095
Stockholder's equity (deficit):
  Common stock........................        36         348               (A)         36      2,040       2,388
  Additional paid-in capital..........    59,718      62,438   (A)(B)(C)(D)(F)     63,753     73,322     131,725
  Accumulated deficit.................   (90,901)   (135,326)              (G)         --     90,901    (135,326)
  Treasury stock......................        --     (16,639)                          --         --     (16,639)
  Cumulative translation adjustment...    (1,390)         --               (G)         --      1,390          --
                                        --------   ---------                     --------   --------   ---------
        Total Stockholders' equity
          (deficit)...................   (32,537)    (89,179)                      63,789    167,653     (17,852)
                                        --------   ---------                     --------   --------   ---------
Total capitalization..................  $ 16,421   $   3,446                     $175,606   $224,320   $  68,581
                                        ========   =========                     ========   ========   =========



                NOTES TO PRO FORMA COMBINED CAPITALIZATION TABLE



                                                                   DEBIT     CREDIT
                                                                   ------    ------
(A)  To record the conversion of Aurora Convertible Preferred
     Stock and series B, C & D Preferred Stock to Common Stock.
     Aurora Redeemable Convertible Preferred Stock...............  50,238
     Common Stock................................................               794
     Additional paid-capital.....................................            49,444
(B)  To record the exchange of Old Aurora Subordinated Notes for
     33,000 shares of New Aurora Preferred Stock.
     Long-term debt (senior subordinated debt-WCAS)..............  10,765
     Long-term debt (unamortized discount and issue costs).......             1,111
     Aurora Redeemable Convertible Preferred Stock...............             3,300
     Additional paid-in capital..................................             6,354
(C)  To record the purchase of 15,000 WCAS Units of Aurora Series
     A Senior Subordinated Notes and New Aurora Preferred Stock.
     Cash........................................................  24,400
     Long-term debt (Cerplex subordinated debt)..................  18,069
     Long-term debt (Subordinated Demand Note -- WCAS)...........   2,800
     Aurora Redeemable Convertible Preferred Stock...............            18,000
     Long-term debt (new senior subordinated debt-WCAS)..........            15,000
     Additional paid-in capital..................................            10,013
     Long-term debt (unamortized discount-Cerplex)...............             2,256
(D)  To record payment of Cerplex bank debt at 98.5% of face value.
     Current portion of long-term debt-Cerplex...................  29,945
     Cash........................................................            29,495
     Additional paid-in capital..................................               450

                                                                   DEBIT     CREDIT
                                                                   ------    ------
(E)  To record exchange of Aurora common shares for Cerplex
     common shares.
     Goodwill....................................................  40,844
     Cerplex Common Stock........................................      36
     Cerplex paid-in capital.....................................  59,718
     Cerplex accumulated deficit.................................            90,901
     Common Stock................................................             1,246
     Additional paid-in capital..................................             7,061
     Cumulative translation adjustment...........................             1,390
(F)  To record estimated transaction costs and expenses.
     Additional paid-in capital..................................   4,035
     Cash........................................................             4,035
(G)  To record exchange of Aurora common shares for Cerplex
     common shares.
     Goodwill....................................................  40,844
     Cerplex Common Stock........................................      36
     Cerplex paid-in capital.....................................  59,718
     Cerplex accumulated deficit.................................            90,901
     Common Stock................................................             1,246
     Additional paid-in capital..................................             7,061
     Cumulative translation adjustment...........................             1,390


     Goodwill resulting from the Merger has been determined as the excess of (i) the fair value of the Aurora shares issued to Cerplex stockholders over (ii) the net fair value of the assets less the liabilities of Cerplex. Management believes that recent public trading prices of the Aurora and Cerplex common shares do not reflect a reasonable fair value of the shares to be issued. Management believes that a fair value is approximately 80% of the negotiated conversion price of the New Aurora Preferred Stock. Based upon a $0.25 per share conversion price for the New Aurora Preferred Stock, management believes the fair value of the Aurora Common Stock to be issued to Cerplex shareholders is $0.20 per share.


     Based upon the historical operating losses of Aurora and Cerplex, management expects to amortize the resulting goodwill over not more than five years. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (FAS
121), requires that the carrying value of long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying amount may not be recoverable based upon estimates of undiscounted future cash flows. If this review indicates that the asset value is not likely to be recoverable from these cash flows, the carrying value will be reduced to fair value. It is possible that a subsequent FAS 121 review may require a reduction of the carrying value of the goodwill resulting from the purchase accounting method for the Merger.

                         SELECTED FINANCIAL INFORMATION

                SELECTED AURORA HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following tables set forth selected consolidated financial data regarding Aurora's results of operations and financial position. This information should be read in conjunction with "-- Aurora Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relative periods and Aurora's Consolidated Financial Statements and related notes thereto incorporated into this Prospectus by reference.


                                     THREE MONTHS ENDED
                                     DECEMBER 28, 1997
                                      AND DECEMBER 29,
                                            1996
                                        (UNAUDITED)                      FOR THE YEAR ENDED SEPTEMBER 30,
                                    --------------------    -----------------------------------------------------------
                                      1997        1996        1997         1996         1995         1994        1993
                                    --------    --------    --------     --------     --------     --------     -------
                                                          (IN THOUSANDS EXCEPT PER SHARE FIGURES)
OPERATING DATA
Net revenues......................  $  8,324    $ 17,248    $ 64,892     $ 98,019     $141,852     $120,386     $58,328
Gross profit......................     1,275       3,869      12,986       24,443       34,582       26,350      11,274
SG&A expenses.....................     5,122       5,063      23,466       25,943       28,170       17,573       4,657
Amortization of intangibles.......        25         251      34,044(1)    18,042(2)     9,073(3)     4,539(4)    1,284
Restructuring charge and other....        --          --          --           --        5,643(5)     2,161          --
Litigation settlement.............        --          --          --           --           --        1,943          --
Operating income (loss)...........    (3,872)     (1,455)    (44,524)     (19,542)      (8,304)         134       5,333
Interest expense..................    (1,036)       (901)     (4,050)      (6,221)      (5,522)      (4,449)     (1,276)
Other income (expense), net.......       (94)         22        (498)      (1,284)         116          197          --
Earnings (loss) from continuing
  operations before taxes.........    (5,002)     (2,316)    (49,072)     (27,047)     (13,710)      (4,118)      2,505
Net income (loss).................    (5,002)     (2,316)    (49,605)     (30,353)     (15,030)      (6,518)      3,005
Earnings (loss) from continuing
  operations per share............  $  (0.85)   $  (0.85)   $  (7.86)    $  (4.44)    $  (1.79)    $  (0.55)    $  0.40
Net income (loss) per share.......  $  (0.85)   $  (0.85)   $  (7.86)    $  (4.44)    $  (1.79)    $  (0.87)    $  0.48
Weighted average number of shares
  outstanding.....................     6,848       5,743       6,675        7,159(6)     8,379        7,491       6,273

                                     AS OF DECEMBER 28,
                                          1997 AND
                                     DECEMBER 29, 1996
                                        (UNAUDITED)                             AS OF SEPTEMBER 30,
                                    --------------------    -----------------------------------------------------------
                                      1997        1996        1997         1996         1995         1994        1993
                                    --------    --------    --------     --------     --------     --------     -------
BALANCE SHEET DATA
Working capital...................  $     94    $   (435)   $ (3,113)    $    610     $    196     $  9,013     $10,713
Total assets......................    14,579      50,796      14,629       52,788       80,716      102,927      76,857
Long-term obligations (less
  current maturities).............    39,640      27,439      36,585       25,842       46,183       51,761      25,904
Redeemable convertible preferred
  stock...........................    52,033      42,100      46,722       41,400(6)
Stockholders' equity (deficit)....   (89,179)    (34,704)    (83,320)     (31,690)      12,338       26,903      26,655

---------------

(1) During the fourth quarter of fiscal 1997, approximately $29,602 relating to a write-down of intangible assets acquired in fiscal 1994 in connection with the Century acquisition was charged to operations.

(2) During the fourth quarter of fiscal 1996, approximately $16,580 relating to a write-down of intangible assets acquired in fiscal 1992 in connection with the Micro-C Corporation acquisition was charged to operations.

(3) During fiscal 1995, approximately $7,400 relating to a write-down of intangible assets associated with the repair business acquired in fiscal 1993 in connection with the FRS, Inc. acquisition was charged to operations.

(4) During fiscal 1994, approximately $2,400 relating to a write-down of intangible assets associated with a covenant not to compete was charged to operations.

(5) During fiscal 1995, Aurora substantially completed a major corporate reorganization into two core businesses operating as the asset and recovery division and the spare parts distribution division.

(6) In connection with the Recapitalization, on March 29, 1996, Aurora repurchased approximately 4,268 shares of Aurora Common Stock and issued 607 shares of Aurora Common Stock and 400 shares of Old Aurora Preferred Stock to WCAS and certain other purchasers.

                 AURORA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     This Prospectus may contain forward-looking statements which involve risks and uncertainties. Aurora's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section "Risk Factors."

OVERVIEW

     Aurora provides spare parts distribution and electronics recycling services to major personal computer manufacturers and field service organizations. As it exists today, Aurora was formed on September 30, 1992. Prior to September 30, 1992, the corporation was known as BSN Corp. and was engaged in the sporting goods industry. From 1990 through 1992, BSN divested itself of a majority of its sporting goods assets and, effective September 30, 1992, announced that all of its remaining sporting goods assets would be accounted for as discontinued operations and that such operations would be sold. Effective September 30, 1992, Aurora entered the computer and electronics industry through the acquisition of Micro-C Corporation, a San Diego, California based company founded in 1985, which provided both integrated circuits recycling services to computer OEMs and memory integrated circuits distribution services for semiconductor manufacturers. Effective September 30, 1993, Aurora acquired FRS, Inc., a Sacramento, California based company founded in 1984, which provided depot repair services to computer and peripheral OEMs. Effective March 1, 1994, Aurora acquired Century Computer Marketing, a Marina del Rey, California based company founded in 1984, a leading supplier of new and refurbished spare parts to the computer maintenance market.

     In the third quarter of fiscal 1995, Aurora completed a corporate reorganization, in which it: (a) exited the memory upgrade manufacturing and supply business formerly known as the Premier Division; and (b) substantially downsized its depot repair services operation acquired in the FRS, Inc. acquisition, and refocused these operations to support Aurora's remaining spare parts distribution and electronic recycling services business.

     In March 1996, Aurora completed the Recapitalization.

     In October of 1997, Aurora completed the sale of the remainder of its depot repair services operation and sold its Irvine, Scotland recovery processing facility. A reserve for the losses resulting from these transactions was accrued in the fourth quarter of fiscal 1997. In addition, Aurora has emphasized systems and sub-systems in its product selection and is considering closing or selling its integrated circuit processing facility in an effort to limit its exposure to the price fluctuations of integrated circuits.

RESULTS OF OPERATIONS

  Comparative Results of Operations for the Three Months Ended December 26, 1997 and December 29, 1996

     Net revenues for the first quarter of fiscal 1998 were $8,324, as compared to $17,248 in net revenues for the corresponding quarter in the prior fiscal year. Aurora's decline in revenues was due substantially to a continued decline in the average sales prices for DRAM memory chips in its ARS Division and an overall decline in the prices of computer repair parts in its PSS Division and in part to the shut down of the depot repair services operations.

     Gross profit for the first quarter of fiscal 1998 was $1,275 (15.3% of net revenues), as compared to $3,869 (22.4% of net revenues) for the first quarter of fiscal 1997. The decrease in gross profit was due primarily to the decline in revenues from electronics recycling and spare parts distribution mentioned above.

     SG&A expenses for the first quarter of fiscal 1998 were $5,122 (61.5% of net revenues), as compared to $5,063 (29.4% of net revenues) for the same quarter of the prior fiscal year. The increase as a percent of revenues was due to the significant decline in revenues noted above. Amortization expense for the first quarter of fiscal 1998 was $25, compared to $251 for the first quarter of fiscal 1997. The decrease was due to the write-off in the fourth quarter of fiscal 1997 of goodwill related to the acquisition of Century Computer Marketing.

     Net interest expense for the first quarter of fiscal 1998 was $1,036, or 12.5% of revenues, as compared to $901, or 5.2% of revenues, for the same period in fiscal 1997. The increase in interest expense is due to higher loan balances on the Chase Credit Agreement.

     Net loss to common stockholders for the first quarter of fiscal 1998 was $5,814, as compared to net loss of $3,016 for the first quarter of fiscal 1997. The loss in the quarter is the result of operating losses from electronics recycling and spare parts distribution.

  Results of Operations -- Year Ended September 30, 1997 Compared with Year Ended September 30, 1996

     Net revenues for the year ended September 30, 1997 for Aurora were $64,892, as compared to $98,019 for the year ended September 30, 1998. Gross profit for fiscal 1997 was $12,986 (20.0% of net revenues), as compared to gross profit for fiscal 1996 of $24,443 (24.9% of net revenues). Aurora's decline in revenues and gross profit was due to a continued decline in the average sales prices for DRAM memory chips in ARS and an overall decline in the prices of computer repair parts in its PSS.

     SG&A expenses for fiscal 1997 were $23,466 (36.2% of revenue), as compared to $25,943 (26.5% of revenue) for fiscal 1996. Included in the 1996 SG&A expenses were approximately $725 in-one time charges related to the Recapitalization. The increase of the SG&A expenses as a percentage of revenue was due to the reduction in revenues described in the preceding paragraph.

     Amortization expense for fiscal 1997 was $34,044, as compared with $18,042 in fiscal 1996. The 1997 expense included $29,602 of unamortized goodwill and other intangibles remaining from the acquisition of Century Computer Marketing and $3,390 of computer system software and development costs in PSS. In consideration of the continued decline in prices for computer repair parts, management's projections do not support recovery of these assets over their amortization lives. The fiscal 1996 amortization included the write-off of $16,580 of goodwill related to the acquisition of Micro-C Corporation, Inc.

     Net interest expense for fiscal 1997 was $4,050, or 6.2% of revenue, as compared to $6,221, or 6.3% of revenue, for fiscal 1996. The interest expense for fiscal 1996 includes approximately $2,243 of charges related to the Recapitalization, which includes approximately $1,070 of previously capitalized finance charges, $917 of interest, fees and expenses due to Aurora's previous lenders and $256 relating to the 9 1/4% Senior Subordinated Notes.

     Other expense for 1997 was $498, including a loss of approximately $450 from the sale of Aurora's repair facility in Sacramento, California, and its asset recovery facility in Irvine, Scotland. Other expense for fiscal 1996 was $1,284, including writedowns and disposal of property and equipment totaling $1,369.

     Provision for income taxes for fiscal 1997 was $533, as compared to $3,306 for fiscal 1996. The fiscal 1997 provision includes the increase in the deferred income tax valuation allowance in the amount of $500 for deferred tax assets not anticipated to be realized. The fiscal 1996 provision includes an increase of the deferred income tax valuation allowance in the amount of $3,234 due to management's determination that the deferred tax asset will not be fully realized.

     Net loss applicable to common stockholders for fiscal 1997 was $52,427, as compared to $31,753 for fiscal 1996. The fiscal 1997 loss included dividends on preferred stock of approximately $2,822, writedowns of information system software and development costs of approximately $3,390, and the write-off of goodwill from the Century acquisition of approximately $29,602.

 Results of Operations -- Year Ended September 30, 1996 Compared with Year Ended September 30, 1995

     Net revenues for the year ended September 30, 1996 for Aurora were $98,019, as compared to $141,852 for the year ended September 30, 1995. Aurora's decline in revenues was due primarily to the discontinuation of the Premier Division ($36,254) during fiscal 1995. Excluding the Premier Division, net revenues for fiscal 1996 decreased 7.2% over fiscal 1995. The decrease was due to a 27.4% decline in revenues in the IC recycling and recovery business, offset by an increase of 5.3% in revenues for PSS. The decline in revenues for ARS was due primarily to a decline during the year in the average sales price for DRAM chips of approximately 87.0%.

     Gross profit for fiscal 1996 was $24,443 (24.9% of net revenues), as compared to gross profit for fiscal 1995 of $34,582 (24.4% of net revenues). The decrease in gross profit was due primarily to the discontinuation of the Premier Division and the decrease of approximately $6,261 for ARS over the comparable period in fiscal 1995. This decline in gross profit was due to the decline of DRAM prices discussed above.

     SG&A expenses for fiscal 1996 were $25,943, (26.5% of revenue) as compared to $28,170, (19.9% of revenue) for fiscal 1995. Included in the SG&A expenses were approximately $725 in one time charges related to the Recapitalization. The increase of the SG&A expenses as a percentage of revenue was due to the reduction in revenues from the discontinuation of the Premier Division and the decline in revenues for ARS.

     Amortization expense for fiscal 1996 was $18,042 (18.4% of revenue), as compared to $9,073, (6.4% of revenue) for fiscal 1995. The increase was due to the write-off in the fourth quarter of fiscal 1996 of $16,580 of goodwill related to the acquisition of Micro-C Corporation, which was only partially matched by the write-off in the third quarter of fiscal 1995 of goodwill related to the acquisition of FRS, Inc. Management wrote off the goodwill related to the Micro-C acquisition due to the deterioration of the pricing levels in the integrated circuits market and their negative effects on Aurora's business prospects going forward.

     Net interest expense for fiscal 1996 was $6,221, (6.3% of revenue), as compared to $5,522 (3.9% of revenue) for fiscal 1995. The interest expense for 1996 includes approximately $2,243 of charges related to the Recapitalization which includes approximately $1,070 of previously capitalized finance charges, $917 of interest, fees and expenses due to Aurora's previous lenders and $256 relating to the 9 1/4% Senior Subordinated Notes.

     Other income (expense) for fiscal 1996 included writedowns and disposal of property and equipment totaling $(1,369).

     Provision for income taxes for fiscal 1996 was $3,306 (3.4% of revenue) as compared to $1,320 (.9% of revenue) for fiscal 1995. This provision includes the increase of the deferred income tax valuation allowance in the amount of $3,234 due to management's determination that the deferred tax asset will not be fully realized. Management reached this conclusion as a result of the limitation in the utilization of Aurora's net operating loss carryforwards caused by the change of ownership pursuant to the Recapitalization.

     Net loss applicable to common stockholders for fiscal 1996 was $31,753, as compared to a net loss of $15,030 for fiscal 1995. The fiscal 1996 loss included approximately $6,620 of charges incurred in the second quarter of fiscal 1996 due to the Recapitalization completed on March 29, 1996, $6,320 of reduced operating income from the ARS when compared to 1995, dividends on preferred stock of approximately $1,400, writedowns and disposal of property and equipment totaling $1,369, and the write-off of goodwill from the Micro-C acquisition totaling $16,580.

LIQUIDITY AND CAPITAL RESOURCES

     Aurora's primary requirements for capital are directly related to its levels of accounts receivable, inventories, additions to its property and equipment, and required debt principal payments. Aurora's working capital was $94 as of December 26, 1997, as compared to working capital deficit of $(3,113) as of September 30, 1997. The working capital increase was the result of the purchase of $2,500 of Series C Redeemable Convertible Preferred stock by WCAS on October 2, 1997, the purchase of $2,000 of Series D Redeemable Convertible Preferred Stock by WCAS on October 24, 1997, and a $2,800 loan from WCAS on December 2, 1997.


     In 1998, WCAS has provided Aurora with an additional $9,600 in debt financing.


     At June 30, 1996, and at various subsequent dates, AEG was not in compliance with certain financial covenants under the Chase Credit Agreement. To obtain waivers of noncompliance from the lenders, on September 30, 1996, Aurora, AEG and WCAS entered into a Financial Support Agreement, pursuant to which, with subsequent amendments, WCAS has guaranteed $16,292, the total borrowings currently outstanding under the Chase Credit Agreement, and Aurora granted WCAS warrants to purchase 2,656 shares of Aurora Common Stock at prices ranging from $1.025 to $2.09 per share. The Chase Credit Agreement has been amended to waive all events of non-compliance with financial covenants, to eliminate future financial covenants and to establish the maturity date for the facility as April 30, 1999. At present, no additional borrowings are available under the Chase Credit Agreement.



     As a result of the Merger, the current equity holders of Cerplex will be entitled to receive in a tax-free exchange approximately 25% of the post-Merger, fully-diluted Aurora Common Stock, after giving effect to the WCAS Financing and the Rights Offering.



     After giving effect to the Merger and the WCAS Financing, WCAS will, in the aggregate, beneficially own between approximately 60.9% and 68.8% of the voting stock of Aurora on an as-converted basis depending on the number of Units purchased in the Rights Offering by the Public Stockholders. If none of the Public Stockholders elect to participate in the Rights Offering, the Public Stockholders would own approximately 4.3% of the fully-diluted Aurora Common Stock following the Merger and the transactions contemplated thereby. If the Public Stockholders subscribe for all the Units being offered in the Rights Offering, they will own approximately 12.3% of the fully-diluted Aurora Common Stock following the Merger and the transactions contemplated thereby.


     The Merger is conditioned upon, among other things, Aurora obtaining the WCAS Financing. Unless the Merger is consummated and the WCAS Financing obtained, management believes that Aurora will continue to experience operating losses and negative cash flow in fiscal 1998 without having additional funds available to it pursuant to the Chase Credit Agreement. WCAS has provided Aurora financial support by loan guarantees, preferred stock purchases and direct loans; however, there can be no assurance that such additional capital will continue to be available to Aurora. Absent continued financial support of WCAS, it is unlikely that Aurora can successfully implement its 1998 business plans and strategies.

               SELECTED CERPLEX HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected financial data regarding Cerplex's results of operations and financial position. This information should be read in conjunction with "-- Cerplex Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relative periods and Cerplex's Consolidated Financial Statements and related notes thereto incorporated into this Prospectus by reference.

                                                    FOR THE YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                             1997       1996       1995       1994      1993
                                           --------   --------   --------   --------   -------
OPERATING DATA
Net sales................................  $141,408   $191,493   $144,328   $ 94,006   $22,945
Gross profit.............................    20,533     26,245     16,511     17,039     4,678
Income (loss) from continuing operations
  before extraordinary items.............   (16,487)   (27,388)   (22,047)     1,195    (8,432)
Income (loss) from discontinued
  operations.............................        --         --    (17,347)     1,500    13,998
Net income (loss)........................  $(16,487)  $(27,388)  $(39,394)  $    684   $ 5,566
                                           ========   ========   ========   ========   =======
Basic and diluted net income (loss) per
  share(4):
  Continuing operations..................  $  (0.56)  $  (2.24)  $  (1.68)  $   0.09   $  0.16
  Discontinued operations(1).............        --         --      (1.33)      0.11        --
  Extraordinary item(2)..................        --         --         --      (0.15)       --
                                           --------   --------   --------   --------   -------
  Basic and diluted net income (loss) per
     share(3)............................  $  (0.56)  $  (2.24)  $  (3.01)  $   0.05   $  0.16
                                           ========   ========   ========   ========   =======
Weighted average common shares used in
  the calculation of income (loss) per
  share(4)...............................    29,610     13,419     13,091     13,446    11,363
                                           ========   ========   ========   ========   =======

                                                           AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                             1997       1996       1995       1994      1993
                                           --------   --------   --------   --------   -------
BALANCE SHEET DATA
Working capital (deficiency).............  $(47,308)  $ 12,874   $ 33,219   $ 54,768   $17,774
Total assets.............................    59,238    105,494    101,893    120,707    70,544
Long-term obligations (less current
  maturities)............................     2,960     56,817     68,382     60,720    34,205
Preferred stock..........................        --      7,197         --         --         2
Stockholders' equity (deficiency)........   (32,537)   (15,137)       168     39,485    12,470

---------------

(1) In September 1995, Cerplex discontinued its end-of-life programs, a segment of its business, through a liquidation of the remaining operations. Prior period financial statements have been restated to reflect discontinuance of this segment of the business. See Note 3 to Consolidated Financial Statements.

(2) In May 1994, Cerplex extinguished early its Series B Subordinated Notes. As a result, $3.5 million ($2.0 million net of tax) of the original issue discount was recognized as an extraordinary item.

(3) For 1993, net income per share is presented on a pro forma basis to reflect the provision for income taxes that would have been recorded had Cerplex's predecessor affiliated corporations been taxed as C Corporations under the Code.

(4) Effective December 31, 1997, Cerplex adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS No. 128"). All per share data has been restated to reflect the adoption of SFAS No. 128.

           CERPLEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     This Prospectus may contain forward-looking statements which involve risks and uncertainties. Cerplex's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section "Risk Factors."

OVERVIEW

     Cerplex is an independent provider of electronic parts repair, spare parts sales and management, and logistics. Cerplex's net sales have fluctuated substantially over the last few years, primarily as a result of acquisitions and divestitures as well as Cerplex's ongoing liquidity problems. Cerplex is no longer permitted under the terms of the Cerplex Senior Credit Facility to engage in acquisitions. Cerplex's results of operations have been adversely affected over the last three years due to a variety of factors discussed below.


     During the second quarter of 1997, the Cerplex Board authorized and committed management to implement a consolidation and cost reduction plan to reduce North America staffing. As part of the restructuring, Cerplex closed several facilities and relocated these businesses to its remaining facilities. During the first half of 1997, Cerplex sold PCS and the subsidiaries of Cerplex's MODCOMP/Cerplex subsidiary. Also during 1997, Cerplex was in default under the Cerplex Senior Credit Agreement resulting in numerous waivers and amendments. On January 30, 1998, Aurora signed the Merger Agreement with Cerplex. As a result of the Merger, Cerplex would become a wholly-owned subsidiary of Aurora, and the current equity holders of Cerplex would be entitled to receive in a tax-free exchange approximately 25% of the post-merger, fully-diluted common stock of Aurora, after giving effect to the WCAS Financing and the Rights Offering. Under the terms of the Merger Agreement, each share of Cerplex Common Stock would convert into shares of Aurora Common Stock at the Exchange Ratio. The Merger is subject to regulatory approvals and the satisfaction of certain other conditions precedent, including securing the New Senior Loan. The Merger is expected to be completed by the end of April 1998. Cerplex's results of operations and liquidity for 1997 were not significantly impacted by severe financial difficulties experienced by major customers and Cerplex is not aware of significant financial difficulties being encountered by any of its current major customers.


     The results of operations for 1996 reflect, to a large degree, the resolution of several matters that have been adversely impacting Cerplex. Specifically, Cerplex closed its unprofitable Texas operations and reached a settlement with the SpectraVision bankruptcy; it established reserves for the impairment of assets, and incurred additional losses on common stock received in settlement of various transactions; it closed its training business, resulting in restructuring charges and asset write-downs; and, due to changes in Cerplex's business or the business of third parties, Cerplex recorded charges for inventory write-downs, uncollectable receivables and other assets.

     During the third quarter of 1995, the Cerplex Board approved a liquidation plan to discontinue its end-of-life programs, a segment of Cerplex, through liquidation of these operations. In its end-of-life programs, Cerplex assumed all responsibilities for the support and repair of products which are no longer manufactured or are being phased out of manufacturing. Generally, when Cerplex undertook an end-of-life program, it acquired substantially all of the unique test equipment, repair equipment and inventories needed to support the program. Services provided by Cerplex under end-of-life programs include repair, provision of spare parts for a defined period of time, plant return and parts reclamation, engineering and document control, warehousing, and vendor certification and management. Cerplex no longer undertakes these programs. The liquidation of end-of-life programs has been accounted for as discontinued operations, and prior period financial statements have been restated to reflect the discontinuance of this segment of the business.

RESULTS OF OPERATIONS

  Results of Continuing Operations

     The following table sets forth items from Cerplex's Consolidated Statement of Operations as a percentage of net sales.

                                                              1997      1996      1995
                                                              -----     -----     -----
Net sales...................................................  100.0%    100.0%    100.0%
Cost of sales...............................................   85.4%     86.3%     88.6%
                                                              -----     -----     -----
Gross profit................................................   14.5%     13.7%     11.4%
Selling, general and administrative expenses................   19.3%     20.6%     23.4%
Restructuring charges.......................................    3.0%      1.1%       --
Operating income (loss).....................................   (7.8)%    (8.0)%   (12.0)%

  Net Sales


     Net sales for the year ended December 31, 1997 decreased 26.2% to $141.4 million from $191.5 million in 1996. The decrease was due, in large part, to the fact that Cerplex sold PCS in April 1997 and MODCOMP/Cerplex effective June 30, 1997. In addition, net sales of Cerplex's spare parts business decreased $14.1 million while its repair business decreased $15.6 million. Cerplex's liquidity problems also contributed to the decreases in Cerplex's spare parts business and repair business. Many of Cerplex's parts suppliers reduced the amount of credit they were willing to extend to Cerplex and/or refused to ship parts other than on a C.O.D. basis, thus hampering Cerplex's ability to fill customer orders. These decreases were offset by an increase of approximately $13.6 million from Cerplex's European operations.


     Net sales for the year ended December 31, 1996 increased $47.2 million or 32.7% to $191.5 million from $144.3 million in 1995. The increase was due primarily to the acquisitions of Cerplex SAS in June 1996 and the remaining 51% interest in MODCOMP/Cerplex in April 1996, along with a full year of sales generated by PCS which was acquired in June 1995. The approximately $60 million year-to-year revenue increase from these acquisitions was partially offset by approximately $10 million decrease in net sales from the sale, in early 1996 of Cerplex's InCirT division, and from lower sales due to (i) the shutdown in September 1996 of Cerplex's Texas contract manufacturing facility and Washington computer training facility; (ii) reduced sales to BT; and (iii) decreased sales in the North American spare parts business.

     Net sales during 1995 increased $50.3 million or 53.5% to $144.3 million from $94.0 million in 1994. The increase in net sales was due primarily to the acquisition of a repair depot of BT and the acquisition of Apex in the second half of 1994, the acquisition of PCS in June 1995 and, to a lesser extent, increased sales from new customers using existing facilities.

  Gross Profit


     Gross profit for 1997, as a percentage of net sales increased to 14.5% compared to 13.7% in 1996. The slight improvement is primarily the result of the full year of operations of Cerplex SAS and the six months of operations from MODCOMP/Cerplex at higher gross profit margins. The higher gross profit of each of Cerplex SAS and MODCOMP/Cerplex was offset by low profit margins in Cerplex's North America parts and repair business. Gross profit from North America operations was negatively impacted by a $2.5 million inventory write-off at June 30, 1997. The June 30, 1997 inventory write-off was partially offset by a net $1.8 million reversal of a valuation reserve in September 30, 1997 related to trade credits. A $1.8 million valuation reserve was recorded in 1996 and another $1.0 million was recorded in the second quarter of 1997. In addition, as a result of Cerplex's liquidity problems Cerplex was forced to use alternative sources for parts procurement resulting in a higher cost for materials.


     Gross profit for 1996, as a percentage of net sales, increased to 13.7%, compared with 11.4% for the prior year. The improvement in the gross profit percentage is primarily attributable to the 1996 acquisitions of Cerplex SAS and the remaining 51% interest in MODCOMP/Cerplex, together with a full year of operations from the 1995 acquisition of PCS. This gross profit improvement, however, was adversely affected by a variety of factors primarily relating to Cerplex's North American operations including but not limited to the impact of unprofitable contracts or operations within Cerplex's Texas contract manufacturing and Washington computer training facilities which were closed during the third quarter and completion of certain other unprofitable contracts which Cerplex was winding down. The effect of these factors included approximately $2.5 million in inventory write-downs, and $4.9 million in charges related to the contract manufacturing operations in Texas, computer training operations in Washington and telephones purchased from Lucent.

     Gross profit as a percentage of net sales during 1995 decreased to 11.4% from 18.1% in 1994. The decrease in gross profit percentage from 1994 was primarily due to losses incurred on contracts Cerplex was renegotiating or winding down, a reduction in new orders from SpectraVision which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 1995, and other miscellaneous inventory adjustments.

  Selling, General and Administrative


     Selling, general and administrative expenses ("SG&A") decreased $12.8 million or 32.3% in 1997 compared to 1996. SG&A as a percentage of net sales decreased to 19.3% compared to 20.6% in 1996. The decrease in spending is due to the sale of PCS and MODCOMP/Cerplex in the first half of 1997, which partially offset the expenses associated with a full year of operations of Cerplex SAS. The slight improvement in SG&A as a percentage of net sales is attributable to Cerplex's consolidation and cost reduction plan which was initiated in June 1997 and which reduced North America staffing by 44 employees in Cerplex's marketing, selling, finance and management information systems functions.



     During 1996, SG&A expenses increased by $5.7 million to $39.5 million, but decreased as a percentage of net sales to 20.8% from 23.4% in 1995. The increase in dollar spending is primarily due to the addition of the Cerplex SAS and MODCOMP/Cerplex acquisitions in 1996 and a full year of expenses from PCS, which was acquired in 1995. Increased SG&A spending was partially offset by a $2.5 million decrease in bad debt provision to $4.8 million in 1996 compared with $7.3 million in 1995.



     SG&A expenses as a percentage of net sales in 1995 increased to 23.4% from 12.6% in 1994. SG&A expenses included a $9.8 million provision representing losses on receivables from three customers, two of which were operating under Chapter 11 of the U.S. Bankruptcy Code, and losses on an investment in a stock purchase warrant. SG&A expenses also increased due to additional headcount, higher insurance expenses, and increased sales commissions.


  Restructuring Expenses


     During 1997, Cerplex closed its Poughkeepsie, New York and Redmond, Washington spare parts business and relocated them to Lawrence, Massachusetts resulting in a reduction of 63 employees. Cerplex also closed its Tustin, California operation and consolidated this operation with Cerplex's hub-based operations in northern and southern California, Kentucky and Massachusetts. Additionally, Cerplex had a reduction in force resulting in the termination of 73 employees in Cerplex's selling, marketing, production, finance and management information systems departments. In conjunction with the closures and reduction in force, Cerplex recorded a restructuring charge of $4.3 million. Of the $4.3 million in restructuring charges, approximately $0.8 million was related to severance payments for terminated employees, approximately $2.0 million was due to the write-off of leasehold improvements and approximately $1.5 million was due to rent and settlements for terminated leases. During the remainder of 1997, Cerplex paid approximately $1.0 million of severance and termination benefits and lease payments on vacated facilities. The remaining balance of $1.2 million at December 31, 1997 mainly consists of lease obligations for excess facilities and remaining severance and termination benefits and is expected to be paid in 1998.


     During the third quarter of 1996, Cerplex closed its contract manufacturing operations in Texas and its computer training operations in Redmond, Washington. In connection with the closure of these operations, Cerplex recorded restructuring charges of $2.1 million. The restructuring charges related to write-downs of property and equipment and other assets to net realizable value, accruals for lease commitments, severance pay for approximately 180 employees, and other costs needed to complete closure of the facilities.

  Other Income and Expenses

     During 1997, Cerplex sold all of its shares of Pen Interconnect common stock, resulting in a loss of $0.4 million which is reported as other expense.

     In April 1996, Cerplex sold its contract manufacturing division, InCirT, in Tustin, California to Pen Interconnect for $3.5 million in cash and restricted common stock of Pen Interconnect, which was valued at approximately $2 million at the time of the acquisition. The gain on the sale of InCirT was $0.5 million. Later in fiscal 1996, Cerplex determined that the value of the restricted common stock had been permanently impaired due to subsequent declines in market value and, reduced the value of these investments to the fair market value at December 31, 1996. The related loss of $1.1 million on the impairment of these investments was included in other expense.

     Equity in earnings from joint venture decreased by $2.0 million to $0.4 million in 1996 compared with $2.4 million in 1995 primarily due to Cerplex acquiring the remaining 51% in MODCOMP/Cerplex in April 1996 and consolidating the results of the operations and financial condition after that date. These earnings were attributed to Cerplex's 49% ownership in MODCOMP/Cerplex which was formed in December 1994.

  Interest Expense

     Interest expense fluctuated very little in 1997 despite the reduction of approximately $12.6 million in debt. The comparable interest expense, in light of reduced borrowing, is attributable to a higher weighted average interest rate and amortization of restructuring fees and the expense charge related to issuance of warrants associated with the numerous waivers and amendments Cerplex negotiated with its senior lenders. Additionally, effective August 19, 1997 the interest rate on Cerplex's senior subordinated debt was raised from 9.5% to 15.0%. Average borrowings outstanding were $53.3 million during 1997 compared to $63.6 million during 1996. The effective interest rate on the Cerplex Senior Credit Agreement increased 16.3% in 1997 from 10.0% in 1996. Amortization of loan fees and other related costs were approximately $2.4 million during 1997 as compared to $2.3 million during 1996.

     Interest expense for 1996 increased $3.2 million to $8.3 million from $5.1 million in 1995 as a result of increased average borrowings under the Cerplex Senior Credit Facility, a higher weighted average interest rate and amortization of loan discount and commitment fees. Average borrowings outstanding were $63.6 million during 1996 compared with $60.1 million during 1995. The effective interest rate on credit facilities increased to 10.0% in 1996 from 8.5% in 1995. Loan amortization costs were approximately $2.3 million during 1996.

     Interest expense for 1995 increased to $5.1 million from $4.1 million in 1994. The increase in interest expense is attributed to higher weighted average borrowings outstanding incurred to finance acquisitions, increased working capital requirements and the capital contribution to MODCOMP/Cerplex. Average borrowings outstanding were $60.1 million during 1995 compared with $37.6 million during 1994. Interest expense during 1994 included $0.5 million of amortization of original issue discount related to Cerplex's Series B Subordinated Notes which were repaid in May 1994. The effective interest rate on long-term credit facilities decreased to 8.5% in 1995 from 9.8% in 1994.

  Income Taxes

     Total income tax expense for 1997, 1996, and 1995 was allocated as follows:

                                                              1997     1996     1995
                                                             ------   ------   ------
                                                              (DOLLARS IN THOUSANDS)
Loss from continuing operations............................  $2,648   $1,718   $2,089
Discontinued operations....................................      --       --       42
                                                             ------   ------   ------
                                                             $2,648   $1,718   $2,131
                                                             ======   ======   ======

     Income tax expense during 1997, 1996 and 1995 was related primarily to income taxes on earnings of Cerplex's operations in Europe. The effective tax rate differs from the statutory rate primarily as a result of the impact of not recording an income benefit related to operating losses in the United States. SFAS No. 109, "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Cerplex's valuation allowance reduces the deferred tax asset to the amount realizable. Cerplex has provided a full valuation allowance against net federal and state deferred tax assets due to uncertainties surrounding their realization. Cerplex will evaluate the realizability of the deferred tax assets on a quarterly basis.

  Discontinued Operations

     In September 1995, Cerplex decided to discontinue its end-of-life programs segment through a liquidation of remaining operations. In connection with the decision to discontinue its end-of-life programs, Cerplex provided $15.4 million for the estimated loss from liquidation of these operations, primarily related to the disposition of inventory, fixed assets and other related assets. The liquidation of non-contract operations was completed during 1996 and the remaining contractual obligations with a final customer was completed in 1997.

     A summary of operating results for discontinued operations is shown below:

                                                                       1995
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Net Sales...................................................         $ 19,815
                                                                     ========
Income (loss) from operations
  Income (loss) before taxes................................           (1,924)
  Provision for taxes.......................................               42
                                                                     --------
          Net loss from discontinued operations.............           (1,966)
Estimated loss from liquidation of
  Discontinued operations, no tax benefit recognized........          (15,381)
                                                                     --------
          Net loss from discontinued operations.............         $(17,347)
                                                                     ========

  Year 2000 Compliance

     Many existing software programs use only two digits to identify the year in the date field. If such programs are not corrected, date data concerning the Year 2000 could cause many computer applications to fail, lock-up or generate erroneous results.

     Cerplex has committed personnel and resources to resolve potential Year 2000 issues. Cerplex is in the process of identifying and assessing its mission-critical systems related to the Year 2000. Although Cerplex plans to address Year 2000 issues with respect to Cerplex's mission-critical internal systems in sufficient time prior to the century rollover, there can be no assurance that there will not be interruption of operations or other limitations of system functionality, or that Cerplex will not incur substantial costs to avoid such occurrences.

     Cerplex is currently assessing the cost to remediate its Year 2000 issues. Although the actual cost to remediate these issues is not yet fully known, based upon information to date, it is not expected that the remediation will have a material impact on Cerplex's financial condition or operating results.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income" ("SFAS 130") and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), respectively (collectively, the "Statements"). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in annual financial statements. SFAS 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS 130 and SFAS 131, respectively. Application of the Statements' requirements is not expected to have a material impact on Cerplex's consolidated financial position, results of operations or loss per share data as currently reported.

LIQUIDITY AND CAPITAL RESOURCES

  Senior Credit Facility

     Summary. The Cerplex Senior Credit Agreement contains a variety of restrictions, including prohibitions on dividends and the incurrence of additional debt. During portions of 1996 and 1997 Cerplex was in default of various covenants in the Cerplex Senior Credit Agreement, which resulted in a series of waivers and amendments over the course of the two years. As described below, the amendments resulted in a decreased borrowing base from the initial $60 million to $30 million and in significantly increased interest rates. The amendments also resulted in the issuance of the Bank Warrants. As of January 30, 1998, $25,320,620 in principal was outstanding under the term loan at an interest rate of prime plus 7.125% (15.625%) and $4,886,984 was outstanding under the revolver at an interest rate of 19%. The loans under the Cerplex Senior Credit Agreement become due and payable May 1, 1998.

     Cerplex and Citibank entered into the Forbearance Agreement on January 30, 1998, which provides for the forbearance of certain defaults through the earlier of April 30, 1998 or the date the Merger Agreement is terminated. In addition, Citibank agreed to accept the Repayment Amount as full payment for the loans under the Cerplex Senior Credit Facility and to terminate all of the Bank Warrants if the Cerplex Senior Credit Facility is paid in full on or prior to April 30, 1998 in connection with the Merger.

     Terms of Amendments. In April 1997, the Cerplex Senior Credit Agreement was amended to provide for borrowings comprising a revolver and a term loan. The revolver had a maximum amount available of $6.0 million. The interest rate on the revolver was the prime lending rate plus 2.25%. The term loan was for $38.9 million and carried an interest rate of prime lending rate plus 3.125%. In addition, Cerplex must use to pay down the term loan 66.67% of all cumulative cash flow in excess of $9.0 million during 1997, and generally 66.67% of all proceeds from asset, stock investment and subsidiary sales, as well as 25% of the proceeds of any equity offerings. Cerplex reduced the term loan and the revolver by an aggregate of approximately $8.25 million on April 11, 1997 in connection with the sale of PCS. The April 1997 amendment to the Cerplex Senior Credit Agreement amendment included revised covenants for profitability, current ratio, minimum tangible net worth, leverage and working capital.


     In June 1997 and August 1997, the Cerplex Senior Credit Agreement was again amended to reduce the maximum amount available under the term loan and the revolver to $31.4 million and $4.9 million, respectively. The interest rate on revolving loans was changed to the prime lending rate plus 2.00% for all non-revolving loans outstanding on August 6, 1997 and 15% for all revolving loans made thereafter. The interest rate on the term loan was increased to the prime lending rate plus 3.125%. The interest rates under the term loan and revolver were required to increase by 1% per month, effective September 1, 1997, for each month in which such obligations were not paid in full, up to a maximum increase of 4%. As a result, at December 31, 1997 the interest rate on each of the loans had increased by an additional 4%. In addition, the mandatory pay down of the term loans and/or the revolving loans with the proceeds of any equity offering was reduced from 25% to 20%, although the first $1.5 million of any equity offerings must be used to permanently reduce the term loan and/or the revolver. Under the August 1997 amendment, approximately $6.1 million of the net proceeds from the sale of MODCOMP/Cerplex were used to pay down the term loan, and $2.0 million of the proceeds were used to pay down the revolver. Cerplex reborrowed $2.0 million of the proceeds from the sale of MODCOMP/Cerplex that were used to pay down the revolver.


     On January 30, 1998 the Cerplex Senior Credit Agreement was again amended by the Seventh Amendment to Credit Agreement to add a minimum consolidated adjusted EBITDA requirement, further restrict Cerplex's ability to pay dividends on shares and make other junior payments and add as an event of default under the Cerplex Senior Credit Agreement the parties' termination of the Merger Agreement and the failure to take certain steps necessary to consummate the Merger by certain deadlines prescribed by the Cerplex Senior Credit Agreement. In addition, under the January 1998 amendment agreement Citibank agreed to waive compliance with certain requirements of the Cerplex Senior Credit Agreement, including permitting up to $10 million to be loaned by Aurora to Cerplex, permitting execution of the Merger Agreement and consummation of the Merger and waiving certain financial covenants for Cerplex's fiscal quarter ended December 31, 1997 and for the period from and including December 31, 1997 to and excluding April 30, 1998.

  Subordinated Notes.

     In November 1993, Cerplex sold $17.3 million in principal amount of its Cerplex Subordinated Notes and $5.7 million in principal amount of its Series B 9.0% Senior Subordinated Notes with 920,000 detachable warrants to purchase Cerplex Common Stock. The Series B 9.0% Senior Subordinated Notes were repaid out of the proceeds of Cerplex's initial public offering in 1994. The detachable warrants were issued at the option price of $.01 per share, resulting in an original issue discount of $3.6 million on the Series B 9.0% Senior Subordinated Notes. The Cerplex Subordinated Notes accrued interest at the rate of 9.5% per annum, payable quarterly, with principal amount thereof payable in three installments in November 1999, 2000 and 2001. Cerplex is subject to certain financial and other covenants which include restrictions on the incurrence of additional debt, payment of any dividends and certain other cash disbursements as well as the maintenance of certain financial ratios.

     During part of 1996, Cerplex was in default of various covenants under the Subordinated Note Purchase Agreements, which resulted in an amendment in April 1996 and a subsequent amendment in November 1996. As consideration for the April 1996 amendment to the Subordinated Note Purchase Agreements, Cerplex was required to provide the senior subordinated note holders 1,000,000 warrants to purchase common stock at $6.00 per share. As compensation for the November 1996 amendment, Cerplex repriced the warrants issued in April 1996 from $6.00 per share to $2.50 per share.

     In 1997, Cerplex was again in default under the Subordinated Note Purchase Agreements. In April 1997, the Subordinated Note Purchase Agreements were amended and restated, revising certain covenants and making interest payable semi-annually instead of quarterly. In consideration for the amendment, Cerplex repriced the warrants issued in April 1996 to the April 4, 1997 market price of $0.60 per share.


     On June 30, 1997, Cerplex received waivers with respect to various provisions of the Amended and Restated Subordinated Note Purchase Agreement. On August 20, 1997, Cerplex completed negotiations with the subordinated note holders to further amend the Amended and Restated Subordinated Note Purchase Agreement resulting in the First Amendment Agreement to the Amended and Restated Subordinated Note Purchase Agreement. The First Amendment Agreement increased the interest rate to 15%. The interest payment of $819,375 that was due on August 19, 1997 was added to the principal balance, which increased the principal outstanding under the Amended and Restated Subordinated Note Purchase Agreement to $18,069,375. Cerplex was also required to issue warrants for 500,096 shares of Common Stock at $0.59 per share. The First Amendment Agreement provides that beginning in March 1998 interest is payable monthly, however, Cerplex may elect to add the portion of interest representing the difference between 9.5% and 15% to the outstanding principal balance. In addition, the covenants under the Amended and Restated Subordinated Note Purchase Agreement as currently cast will be significantly more restrictive as of June 1998. Therefore, Cerplex believes that it will be in default again under such agreement at that time unless it is able to successfully renegotiate the covenants. If Cerplex repays the balance outstanding under the Amended and Restated Subordinated Note Purchase Agreement on or before August 19, 1998, the portion of interest expense representing the difference between 9.5% and 15% will be forgiven and the warrants for 500,096 shares will be canceled.


     On January 30, 1998, WCAS VII and the holders of Cerplex Subordinated Notes entered into the Note and Warrant Assignment and Transfer Agreement, pursuant to which WCAS VII purchased the Cerplex Subordinated Notes and the Cerplex Warrants, held by such holders. The Cerplex Subordinated Note holders retained Cerplex Warrants to purchase an aggregate of 855,000 shares of Cerplex Common Stock. WCAS VII agreed to defer the February 19, 1998 scheduled interest payment and to add such amount to the outstanding principal balance of the Cerplex Subordinated Notes. WCAS VII agreed that the Cerplex Warrants it acquired will be terminated and will not be considered outstanding in determining the consideration to be received by the Cerplex stockholders in the Merger. It is contemplated that WCAS will exchange the Cerplex Subordinated Notes and the Cerplex Warrants it acquired for Aurora Senior Subordinated Notes as partial payment for the WCAS Units to be purchased by WCAS as part of the WCAS Financing at an exchange rate equal to the amount paid by WCAS VII for such Cerplex securities. If the Merger is not consummated, WCAS has granted Cerplex the Purchase Option for the Option Period to acquire the Cerplex Subordinated Notes and the Cerplex Warrants from WCAS VII for an amount equal to the purchase price paid by WCAS VII for such Cerplex securities.

  Miscellaneous

     Effective April 1, 1996, Cerplex sold its InCirT Division in Tustin, California for $3.5 million in cash and restricted Cerplex Common Stock valued at approximately $2.0 million at the time of the acquisition. Cerplex was required to use $2.0 million of the proceeds from this sale to repay a portion of the borrowings under the Cerplex Senior Credit Agreement.

     In April 1996, Cerplex received a distribution from its earnings of MODCOMP/Cerplex of $3.0 million, which was used to acquire the remaining 51% of this partnership.

     In May 1996, Cerplex acquired Rank Xerox Limited's subsidiary, Cerplex SAS, for $6.1 million, including estimated taxes, registration fees, legal, accounting, and other out-of-pocket expenses of $1.2 million. Under the terms of the agreement, Cerplex has agreed to certain financial covenants over a four-year period that limit the amount of dividends and payments in the nature of corporate charges paid by Cerplex SAS to Cerplex; the maintenance of Cerplex SAS' current ratio greater than one; and restrictions on guarantees with respect to Cerplex and its subsidiaries (excluding Cerplex SAS). Accordingly, the cash of Cerplex SAS of $14.6 million at December 31, 1997 is generally not available to Cerplex for financing operations outside of Cerplex SAS.

     In June 1996, Cerplex issued 8,000 shares of Series B Preferred Stock at $1,000 per share in a private placement. As of December 31, 1997, all 8,000 shares of the Series B Preferred Stock had been converted into 22,887,823 shares of Cerplex Common Stock.

     On April 11, 1997, Cerplex sold PCS, for $14.5 million in cash and the cancellation of $0.5 million of indebtedness. Of such amount, $8.3 million was used to pay down bank debt, $0.5 million was placed into escrow, and approximately $0.8 million was used to pay expenses associated with the transaction.

     On August 27, 1997, Cerplex sold MODCOMP/Cerplex for $8.5 million in cash. Of such amount, approximately $6.1 million was used to pay down bank debt and approximately $0.6 million was used to pay expenses associated with the transaction. The loss on the sale of MODCOMP/Cerplex was $0.4 million.

     Cerplex and its subsidiaries are required to pay BT L1.8 million in 1999 (or earlier if certain sales volumes are reached) in connection with the purchase of BT's plant in Enfield, England.

     Cerplex acquired inventory consisting of used telephones from Lucent. At December 31, 1996, Cerplex had $5.9 million of inventory, production cost commitments and assets related to the telephones acquired from Lucent. In June 1996, Cerplex executed the Lucent Note reflecting a portion of the amount invoiced to Cerplex by Lucent. Lucent invoiced Cerplex for an additional $0.6 million. Due to the quality of the inventory and the lack of availability of spare parts to effect repairs, Cerplex believes it had claims against Lucent. On October 7, 1996, Cerplex filed a lawsuit against Lucent in the Orange County Superior Court seeking to have the Lucent Note declared invalid. On November 6, 1996, Lucent filed a cross-complaint seeking payment of the Lucent Note, alleging damages for breach of contract and seeking a constructive trust on any proceeds from the sale of the telephones. In October 1997, Cerplex executed a settlement agreement, which had been substantially completed in September 1997. The agreement provided for the payment to Lucent of $150,000 in cash and Lucent also received the trade credits that Cerplex had received when it transferred the telephones to a third party. Cerplex also agreed to pay Lucent an additional $350,000 by April 10, 1998 or, if earlier, upon receipt of any proceeds from the future sale of phones or proceeds from any insurance claims related to the phone remarketing program.

     Cerplex's European operations are largely dependent on existing relationships with Rank Xerox and BT. Cerplex's contract with Rank Xerox calls for sequentially declining unit volumes over the next four years. In addition, unit volumes from BT have been declining and are expected to continue to decline due to, among other things, product technical evolution. The future success of these European operations are dependent upon replacing these declining volumes with new revenue from either these or new customers. There can be no assurance that Cerplex will be able to replace these declining volumes with sales to either these or new customers.


     On January 30, 1998 and February 24, 1998, Aurora provided Cerplex with unsecured loans in the amount of $2 million and $1.5 million, respectively, each of which bears interest at the rate of 10% and becomes due and payable on June 30, 1998. Cerplex used the funds for working capital purposes.


     If the Merger is not consummated, Cerplex does not believe it will have the capital resources necessary to fulfill its existing obligations to creditors or to maintain its existing operations. Cerplex does not believe it will be able to restructure its obligations under the Cerplex Senior Credit Agreement and Cerplex Subordinated Notes on acceptable terms without a significant capital infusion. If the Merger and the WCAS Financing do not occur as anticipated, Cerplex and its operations will be materially and adversely affected. Cerplex also believes it will need additional funds to maintain its existing operations prior to the consummation of the Merger. Citibank has agreed to permit Cerplex to borrow up to an aggregate additional $6.5 million from Aurora. However, Aurora is not obligated under the terms of the Merger Agreement or the existing Aurora Loan to advance any additional funds to Cerplex. No assurance can be given that additional funds will be available from Aurora or that the Merger and related WCAS Financing will occur as anticipated. These matters raise substantial doubt about Cerplex's ability to continue as a going concern. See
Note 20 to Cerplex's Consolidated Financial Statements incorporated into this Prospectus by reference. If Cerplex is unsuccessful in completing the Merger, it is possible that Cerplex's secured creditors will foreclose upon all of the assets of Cerplex and pursue the dissolution of Cerplex.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

              AURORA ELECTRONICS, INC. -- AS OF DECEMBER 28, 1997,


               THE CERPLEX GROUP, INC. -- AS OF DECEMBER 31, 1997

                                 (IN THOUSANDS)


     The following unaudited pro forma consolidated balance sheet and statement of operations give effect to the Merger, the WCAS Financing and the Rights Offering as if they had occurred on December 31, 1997, for balance sheet purposes, and January 1, 1997, for statement of operations purposes, and should be read in conjunction with the consolidated financial statements of Aurora and Cerplex for the relevant periods and the related notes thereto incorporated into this Prospectus by reference.



                                                                                              ADJUSTMENTS
                                                                        ADJUSTMENT        -------------------    PRO FORMA
                                             CERPLEX     AURORA         REFERENCE          DEBIT      CREDIT    CONSOLIDATED
                                             -------------------------------------------------------------------------------
                  ASSETS
Current assets:
  Cash and cash equivalents................  $ 16,184   $  2,571       (C)(D)(E)(F)       $ 41,400   $ 33,530    $  26,625
  Accounts receivable......................     9,710      4,393                                                    14,103
  Inventories..............................     5,522      2,989                                                     8,511
  Other current assets.....................     3,877        409                                                     4,286
                                             --------   --------                          --------   --------    ---------
        Total current assets...............    35,293     10,362                            41,400     33,530       53,525
Net property and equipment.................    22,974      2,406                                                    25,380
Goodwill...................................                                (G)              40,844                  40,844
Other assets...............................       971      1,811                                                     2,782
                                             --------   --------                          --------   --------    ---------
        Total assets.......................  $ 59,238   $ 14,579                          $ 82,244   $ 33,530    $ 122,531
                                             ========   ========                          ========   ========    =========

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Current portion of long-term debt........  $ 45,998   $    952          (C)(D)          $ 48,014   $  2,256    $   1,192
  Notes payable............................       338                                                                  338
  Accounts payable.........................     8,892      5,741                                                    14,633
  Accrued and other current liabilities....    26,675      2,873                                                    29,548
  Current portion of reserve for
    discontinued operations................                  702                                                       702
  Income taxes payable.....................       698                                                                  698
                                             --------   --------                          --------   --------    ---------
        Total current liabilities..........    82,601     10,268                            45,758      2,256       47,111
Long-term portion reserve for discontinued
  operations...............................                1,817                                                     1,817
Long-term debt.............................     2,960     39,640        (B)(C)(E)           13,565     33,111       62,146
Long term obligations......................     6,214                                                                6,214
Redeemable convertible preferred stock.....               52,033        (A)(B)(C)           50,238     21,300       23,095
Stockholders' Deficiency
  Common stock.............................        36        348          (A)(G)                36      2,040        2,388
  Preferred stock..........................
  Additional paid-in capital...............    59,718     62,438    (A)(B)(C)(D)(F)(G)      63,753     73,322      131,725
  Treasury stock, at cost..................              (16,639)                                                  (16,639)
  Accumulated deficit......................   (90,901)  (135,326)          (G)                         90,901     (135,326)
  Cumulative translation adjustment........    (1,390)                     (G)                          1,390           --
                                             --------   --------                          --------   --------    ---------
        Total stockholders' deficiency.....   (32,537)   (89,179)                           63,789    167,653      (17,852)
                                             --------   --------                          --------   --------    ---------
        Total liabilities and stockholders'
          deficiency.......................  $ 59,238   $ 14,579                          $173,350   $222,063    $ 122,531
                                             ========   ========                          ========   ========    ---------

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

           AURORA ELECTRONICS, INC. -- YEAR ENDED SEPTEMBER 30, 1997,


            THE CERPLEX GROUP, INC. -- YEAR ENDED DECEMBER 31, 1997


                                              CERPLEX     ADJUSTED               PRO FORMA     PRO FORMA
                                 CERPLEX    ADJUSTMENTS   CERPLEX     AURORA    ADJUSTMENTS   CONSOLIDATED
                                 --------   -----------   --------   --------   -----------   ------------
Net Revenues...................  $141,408    $(21,976)    $119,432   $ 64,892                   $184,324
Cost of sales..................   120,875     (15,751)     105,124     51,906                    157,030
                                 --------    --------     --------   --------     -------       --------
Gross profit...................    20,533      (6,225)      14,308     12,986                     27,294
Operating Expenses
  Selling, general and
     administrative............    27,269      (4,523)      22,746     23,466                     46,212
  Restructuring charges........     4,307                    4,307                                 4,307
  Write off of intangibles.....                                        29,602                     29,602
  Amortization of
     intangibles...............                                         4,442       7,760         12,202
                                 --------    --------     --------   --------     -------       --------
Operating loss.................   (11,043)     (1,702)     (12,745)   (44,524)     (7,760)       (65,029)
  Net gain on sale of
     subsidiaries..............     6,213      (6,213)          --
  Interest expense.............    (8,223)       (718)      (7,505)    (4,050)      6,776         (4,779)
  Other income (expense).......      (786)        658         (128)      (498)         --           (626)
                                 --------    --------     --------   --------     -------       --------
Loss before provision for
  income taxes.................   (13,839)     (6,539)     (20,378)   (49,072)       (984)       (70,434)
Provision for income taxes.....     2,648        (157)       2,491        533          --          3,024
                                 --------    --------     --------   --------     -------       --------
Net loss.......................  $(16,487)   $ (6,382)    $(22,869)  $(49,605)       (984)      $(73,458)
                                 ========    ========     ========   ========     =======       ========
Dividends on preferred stock...                                        (2,822)      1,331         (1,491)
                                 --------    --------     --------   --------     -------       --------
Net loss to common
  stockholders.................  $(16,487)     (6,382)    $(22,869)  $(52,427)    $   347       $(74,949)
                                 ========    ========     ========   ========     =======       ========
Basic net loss per common share
  outstanding..................  $  (0.56)                $  (0.77)  $  (7.86)                  $  (1.53)
                                 ========                 ========   ========                   ========
Average common shares
  outstanding..................    29,610                   29,610      6,675                     49,112
                                 ========                 ========   ========                   ========
RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS
Ratio (* = less than 1:1)......                                                                        *
Coverage deficiency............                                                                 $ 70,434

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     AURORA ELECTRONICS, INC. -- THREE MONTHS ENDED DECEMBER 28, 1997, AND


        THE CERPLEX GROUP, INC. -- THREE MONTHS ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         PRO FORMA     PRO FORMA
                                                    CERPLEX   AURORA    ADJUSTMENTS   CONSOLIDATED
                                                    -------   -------   -----------   ------------
Net Revenues......................................  $29,231   $ 8,324     $   --        $37,555
Cost of sales.....................................   25,079     7,049                    32,128
                                                    -------   -------                   -------
Gross profit......................................    4,152     1,275                     5,427
Operating expenses
  Selling, general and administrative.............    4,019     5,122                     9,141
                                                                                             --
  Amortization of intangibles.....................       --        25      1,940          1,965
                                                    -------   -------     ------        -------
Operating income (loss)...........................      133    (3,872)    (1,940)        (5,679)
  Interest expense................................   (2,342)   (1,036)     2,176         (1,202)
  Other income (expense)..........................     (237)      (94)                     (331)
                                                    -------   -------     ------        -------
Loss before provision for income taxes............   (2,446)   (5,002)       236         (7,212)
Provision for income taxes........................      710        --                        --
                                                    -------   -------     ------        -------
Net loss..........................................  $(3,156)  $(5,002)       236        $(7,212)
                                                    =======   =======     ======        =======
Dividends on preferred stock......................               (812)       439           (373)
                                                    -------   -------     ------        -------
Net loss to common stockholders...................  $(3,156)  $(5,814)       439        $(7,585)
                                                    =======   =======     ======        =======
Basic and diluted net loss per common share
  outstanding.....................................  $ (0.09)  $ (0.85)                  $ (0.15)
                                                    =======   =======                   =======
Average common shares outstanding.................   36,333     6,848                    49,112
                                                    =======   =======                   =======

                            AURORA ELECTRONICS, INC.
                                      AND
                            THE CERPLEX GROUP, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT PER SHARE AND UNIT FIGURES)

1. BASIS OF PRESENTATION

     On January 30, 1998, Aurora, WCAS and Cerplex entered into definitive agreements that provide for (i) the Merger of Cerplex into a newly-formed, wholly-owned subsidiary of Aurora and (ii) financing from WCAS.

     Under the terms of the agreements, WCAS has agreed:

          (a) to convert all of its Old Aurora Preferred Stock into Aurora Common Stock,


          (b) to purchase up to 15,000 WCAS Units each consisting of $1,000 principal amount of Aurora Series A Senior Subordinated Notes and 12 shares of New Aurora Preferred Stock for a purchase price of $2,200 per WCAS Unit. A portion of the purchase price for the WCAS Units will be paid by (i) exchanging $2.8 million principal amount of Aurora's Senior Subordinated Demand Notes, (ii) surrendering for cancellation approximately $18 million of Cerplex Subordinated Notes and Cerplex Warrants, which have been purchased by WCAS for approximately $5.8 million and valued at the WCAS purchase price for the purposes of exchange and (iii) surrendering the Aurora Bridge Notes, valued at the aggregate principal amount of such notes surrendered plus accrued interest thereon, and


          (c) to exchange approximately $10,000 of outstanding Old Aurora Subordinated Notes plus accrued interest for 33,000 shares of New Aurora Preferred Stock.


     The aggregate value of WCAS Units that will actually be purchased by WCAS will be reduced by an amount equal to the aggregate value of Rights Units purchased by Aurora Public Stockholders in the Rights Offering. In the Rights Offering existing Aurora Public Stockholders will be offered the right to purchase Units each consisting of $83.33 principal amount of Aurora Senior Subordinated Notes and one share of New Aurora Preferred Stock for a purchase price of $183.33 per Rights Unit on a pro rata basis with the WCAS purchase of the WCAS Units. From the proceeds of the WCAS Financing, the Rights Offering and a new $17,000 New Senior Loan, approximately $30,000 of outstanding senior bank debt of Cerplex will be repaid.


     Each share of Cerplex Common Stock will be exchanged for 1.076368 shares of Aurora Common Stock, subject to adjustment as described herein, which will result in Cerplex stockholders receiving Aurora Common Stock equal to 25% of the equity interest in Aurora on a fully-diluted basis after the Merger. Cerplex Stock Options and Cerplex Stock Purchase Rights would convert to Aurora stock options or stock purchase warrants at the same exchange ratio.

     The Merger is to be accounted for by the "purchase" method of accounting for business combinations with Aurora as the purchaser of Cerplex. The pro forma Combined Statement of Operations is based on the reports for the most recent audited fiscal year for each company, September 30, 1997 for Aurora and December 31, 1997 for Cerplex. The pro forma Combined Balance Sheet is based on the unaudited December 28, 1997 Balance Sheet of Aurora and the December 31, 1997 Balance Sheet of Cerplex both of which are incorporated into this Prospectus by reference.

2. NON-RECURRING ITEMS ATTRIBUTABLE TO THE TRANSACTION

     Certain adjustments will be recorded subsequent to the Merger to accrue for specific and identifiable costs related to the Merger. These adjustments are expected to include direct transaction expenses such as investment banking, legal, accounting, financial printing and related fees, severance costs and costs associated with consolidating redundant facilities and equipment, and other costs. These costs are estimated to be approximately $4,035. Because the transaction has not been completed, this amount is a preliminary estimate

                            AURORA ELECTRONICS, INC.
                                      AND
                            THE CERPLEX GROUP, INC.

   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT PER SHARE AND UNIT FIGURES)


and is subject to revision as more information becomes available. Adjustments for these costs have been included in the accompanying unaudited pro forma combined Balance Sheet. No adjustments have been included in the accompanying unaudited pro forma combined Statement of Operations as they are non-recurring.

     Aurora expects to achieve cost savings primarily through the consolidation of certain data processing, facilities and administrative functions. The cost savings are expected to be achieved in varying amounts over varying periods of time. No adjustments have been reflected in the unaudited pro forma combined condensed Statements of Operations for these anticipated cost savings.

3. PRO FORMA ADJUSTMENTS TO COMBINED BALANCE SHEET


                                                                   DEBIT     CREDIT
                                                                   ------    ------
(A)  To record the conversion of Aurora Convertible Preferred
     Stock and Series B, C & D Preferred Stock to Common Stock.
     Aurora Redeemable Convertible Preferred Stock...............  50,238
     Common Stock................................................               794
     Additional paid-capital.....................................            49,444
(B)  To record the exchange of Old Aurora Subordinated Notes for
     33,000 shares of New Aurora Preferred Stock.
     Long-term debt (senior subordinated debt-WCAS)..............  10,765
     Long-term debt (unamortized discount and issue costs).......             1,111
     Aurora Redeemable Convertible Preferred Stock...............             3,300
     Additional paid-in capital..................................             6,354
(C)  To record the purchase of 15,000 WCAS Units of Aurora Series
     A Senior Subordinated Notes and New Aurora Preferred Stock.
     Cash........................................................  24,400
     Long-term debt (Cerplex subordinated debt)..................  18,069
     Long-term debt (Subordinated Demand Note -- WCAS)...........   2,800
     Aurora Redeemable Convertible Preferred Stock...............            18,000
     Long-term debt (new senior subordinated debt-WCAS)..........            15,000
     Additional paid-in capital..................................            10,013
     Long-term debt (unamortized discount-Cerplex)...............             2,256
(D)  To record payment of Cerplex bank debt at 98.5% of face value.
     Current portion of long-term debt-Cerplex...................  29,945
     Cash........................................................            29,495
     Additional paid-in capital..................................               450
(E)  To record the proceeds of the new revolving line of credit.
     Cash........................................................  17,000
     Long-term debt (new revolving line of credit)...............            17,000
(F)  To record estimated transaction costs and expenses.
     Additional paid-in capital..................................   4,035
     Cash........................................................             4,035

                            AURORA ELECTRONICS, INC.
                                      AND
                            THE CERPLEX GROUP, INC.

   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

               (IN THOUSANDS, EXCEPT PER SHARE AND UNIT FIGURES)


                                                                   DEBIT     CREDIT
                                                                   ------    ------
(G)  To record exchange of Aurora common shares for Cerplex
     common shares.
     Goodwill....................................................  40,844
     Cerplex Common Stock........................................      36
     Cerplex paid-in capital.....................................  59,718
     Cerplex accumulated deficit.................................            90,901
     Common Stock................................................             1,246
     Additional paid-in capital..................................             7,061
     Cumulative translation adjustment...........................             1,390

     Goodwill resulting from the Merger has been determined as the excess of (i) the fair value of the Aurora shares issued to Cerplex stockholders over (ii) the net fair value of the assets less the liabilities of Cerplex. Management believes that recent public trading prices of the Aurora and Cerplex common shares do not reflect a reasonable fair value of the shares to be issued. Management believes that a fair value is approximately 80% of the negotiated conversion price of the New Aurora Preferred Stock. Based upon a $0.25 per share conversion price for the New Aurora Preferred Stock, management believes the fair value of the Aurora Common Stock to be issued to Cerplex shareholders is $0.20 per share.

     Based upon the historical operating losses of Aurora and Cerplex, management expects to amortize the resulting goodwill over not more than five years. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (FAS
121), requires that the carrying value of long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying amount may not be recoverable based upon estimates of undiscounted future cash flows. If this review indicates that the asset value is not likely to be recoverable from these cash flows, the carrying value will be reduced to fair value. It is possible that a subsequent FAS 121 review may require a reduction of the carrying value of the goodwill resulting from the purchase accounting method for the Merger.

4. PRO FORMA ADJUSTMENTS TO COMBINED STATEMENT OF OPERATIONS

     There were no material inter-company transactions between Aurora and Cerplex during the periods presented. No adjustments for costs related to the Merger have been included in the unaudited pro forma combined statements of operations as they result directly from the transaction and are not expected to be included in the combined net income beyond the twelve months succeeding the transaction.

     (1) The separate Statement of Operations of Cerplex for the year ended December 31, 1997 has been adjusted to eliminate the revenues; cost of sales, selling, general and administrative expenses, and tax provision and net gain on sale relating to two operating subsidiaries sold in 1997. Interest expense has been adjusted as though the entire proceeds from the sales were applied as reduction of long-term debt as of the beginning of the year.

     (2) The Pro Forma Combined Statement of Operations has been adjusted only for the estimated effect on interest expense and preferred dividends resulting from the new debt and capital structure of the combined companies and the proforma amortization of goodwill over its estimated useful life.

     (3) No adjustments have been made for certain non-recurring charges. During the pro forma year, Cerplex incurred $4,307 of expenses to restructure its North American operations. During the pro forma year, Aurora wrote off $29,602 of goodwill related to a 1994 acquisition and $3,390 of computer system and software development costs.

                PRICE RANGE OF AURORA COMMON STOCK AND DIVIDENDS

                         COMPARATIVE MARKET PRICE DATA

     Since December 15, 1997, Aurora Common Stock has been traded on the Bulletin Board under the symbol "AURU"; prior to that date, it was traded on the AMEX. The following table sets forth the range of high and low sales prices for Aurora Common Stock for the periods from October 1, 1995 through December 12, 1997, as reported on AMEX, and thereafter as reported on the Bulletin Board. The price quotations on AMEX reflect inter-dealer prices, without adjustment for retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Aurora


            FISCAL YEAR ENDED SEPTEMBER 30, 1998              HIGH      LOW
            ------------------------------------              -----    -----
First quarter...............................................  $1.25    $0.63
Second quarter (through March 20, 1998).....................   1.13     0.38

FISCAL YEAR ENDED SEPTEMBER 30, 1997                           HIGH      LOW
------------------------------------------------------------  -----    -----
First quarter...............................................  $2.38    $1.50
Second quarter..............................................   2.19     1.38
Third quarter...............................................   2.00     1.38
Fourth quarter..............................................   2.13     0.75

FISCAL YEAR ENDED SEPTEMBER 30,1996                            HIGH      LOW
------------------------------------------------------------  -----    -----
First quarter...............................................  $3.25    $1.75
Second quarter..............................................   2.94     1.50
Third quarter...............................................   4.75     1.50
Fourth quarter..............................................   3.38     1.94



     On January 30, 1998, the last trading day prior to the public announcement of the Merger, the closing sale price per share of Aurora Common Stock as reported by the Bulletin Board was $0.88. On March 20, 1998, there were 1,007 holders of record of Aurora Common Stock, and there were 6,847,583 shares of Aurora Common Stock issued and outstanding.


     Following the Merger, Aurora Common Stock will continue to be traded on the Bulletin Board, and Aurora has agreed to use its best efforts to maintain the listing of the Aurora Common Stock on the Bulletin Board for a minimum of three years from the Effective Time.

     Aurora has not paid any cash or stock dividends on Aurora Common Stock since September 30, 1993. At present, Aurora's policy is to retain all earnings for reinvestment into Aurora. Pursuant to the Chase Credit Agreement, AEG's ability to pay dividends to Aurora is restricted, thus limiting Aurora's ability to pay dividends to its stockholders. In addition, the terms of both the Old Aurora Subordinated Notes and the Old Aurora Preferred Stock limit Aurora's ability to pay dividends to its common stockholders. Any future determination to pay dividends will be at the discretion of the Aurora Board and will be dependent upon then existing conditions, including Aurora's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Aurora Board deems relevant. See "Selected Financial Information -- Aurora Management's Discussion and Analysis of Financial Condition and Results of Operation."

     If the Merger is consummated, it is anticipated that Aurora will continue its policy of not paying any cash dividends on Aurora Common Stock and retaining all earnings for reinvestment in Aurora. Aurora expects that the New Senior Loan will restrict Aurora's operating subsidiaries' ability to pay dividends to Aurora and thus limit Aurora's ability to pay dividends to its common stockholders. In addition, the terms of the Aurora Senior Subordinated Notes, the Aurora Series A Senior Subordinated Notes and the New Aurora Preferred Stock limit Aurora's ability to pay dividends to its common stockholders. Any future determination to pay dividends will be at the discretion of the Aurora Board and will be dependent upon then existing conditions, including Aurora's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Aurora Board deems relevant.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Aurora's capitalized stock currently consists of a total of 51,000,000 shares, including (i) 50,000,000 shares of Aurora Common Stock and (ii) 1,000,000 shares of Old Aurora Preferred Stock, of which 400,000 shares have been designated Convertible Preferred Stock, 25,000 shares have been designated Series B Convertible Preferred Stock, 25,000 shares have been designated Series C Convertible Preferred Stock and 20,000 shares have been designated Series D Convertible Preferred Stock. As of the Aurora Record Date, there were outstanding 6,847,583 shares of Aurora Common Stock and 470,000 shares of Old Aurora Preferred Stock, options to purchase approximately 4,420,000 shares of Aurora Common Stock and warrants to purchase approximately 2.6 million shares of Aurora Common Stock. As of February 20, 1998, the 470,000 shares of Old Aurora Preferred Stock were convertible into approximately 27.2 million shares of Aurora Common Stock.



     The Merger will require the issuance of approximately 41,600,000 shares of Aurora Common Stock. In connection with the Merger, WCAS has agreed to convert all of the issued and outstanding shares of Old Aurora Preferred Stock held by it into approximately 27.2 million shares of Aurora Common Stock. In addition, at least 85.2 million shares of Aurora Common Stock will be required to be reserved for issuance upon conversion of the New Aurora Preferred Stock. The adoption by the stockholders of Aurora of the proposed Aurora Charter Amendment would increase the number of shares of Aurora Common Stock authorized for issuance from 50,000,000 shares to 300,000,000. After giving effect to the filing of the proposed Certificate of Designations, 213,000 shares of Old Aurora Preferred Stock will be designated New Aurora Preferred Stock.


AURORA COMMON STOCK

     Holders of Aurora Common Stock have no preemptive rights to purchase or subscribe for securities of Aurora, and the Aurora Common Stock is not convertible into any other securities or subject to redemption by Aurora.

     Subject to the rights of holders of New Aurora Preferred Stock (and, until converted, Old Aurora Preferred Stock), who have a preference and priority over the Aurora Common Stock, holders of Aurora Common Stock are entitled to dividends in such amounts as may be declared by the Aurora Board from time to time out of funds legally available for such payments and, in the event of a liquidation, dissolution or winding up of Aurora to share ratably in any assets of Aurora remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding capital stock ranking senior to the Aurora Common Stock.

     The additional Aurora Common Stock to be authorized by adoption of the proposed Aurora Charter Amendments would have rights identical to the currently outstanding Aurora Common Stock.

     American Stock Transfer & Trust Company serves as the registrar and transfer agent for the Aurora Common Stock.

OLD AURORA PREFERRED STOCK

     In connection with the Merger, WCAS has agreed to convert all of the issued and outstanding shares of Old Aurora Preferred Stock held by it into shares of Aurora Common Stock.

NEW AURORA PREFERRED STOCK

     For a summary of the rights, preferences and powers of New Aurora Preferred Stock, see "Description of the Units -- New Aurora Preferred Stock."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain of the anticipated federal income tax consequences to a Public Stockholder of the issuance, exercise or lapse of the Rights and purchase and disposition of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock. The following discussion does not consider federal income tax consequences of the Rights Offering to any particular Public Stockholder, or federal income tax consequences of the Rights Offering that may be relevant to particular classes of Public Stockholders, such as banks, tax exempt organizations, insurance companies, dealers in securities, foreign individuals and entities, and persons who will hold Aurora Senior Subordinated Notes or New Aurora Preferred Stock as a position in a hedging transaction, "straddle," or "conversion transaction" for tax purposes, or persons deemed to sell Aurora Senior Subordinated Notes or New Aurora Preferred Stock under the recently enacted constructive sales provisions of the Code. This Tax Summary discusses the federal tax considerations applicable to initial distributees of the Rights and to initial purchasers of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock who purchase upon exercise of the Rights, and does not discuss the tax considerations applicable to subsequent purchasers. This Tax Summary is not intended as tax advice and is based on Aurora's understanding of federal income tax laws as currently interpreted. No representation is made regarding the continuation of such laws or of such interpretations, and no discussion is contained herein regarding the possible effects of any applicable state, local or foreign tax laws, or taxes other than federal income taxes.

     EACH RIGHTS HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH RIGHTS HOLDER OF THE ISSUANCE, OWNERSHIP, LAPSE AND EXERCISE OF THE RIGHTS AND THE PURCHASE AND DISPOSITION OF AURORA SENIOR SUBORDINATED NOTES AND NEW AURORA PREFERRED STOCK UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS AND ANY APPLICABLE STATE, LOCAL AND FOREIGN LAWS AND APPLICABLE TREATIES.

RIGHTS ISSUANCE

     Section 305(a) of the Code generally provides that gross income does not include the amount of any distribution by a corporation to its stockholders of stock or rights to acquire stock of that corporation. Sections 305(b) and (c) of the Code and Treasury regulations thereunder set forth several exceptions to the general rule of Section 305(a). If one of the exceptions were to apply to the Rights issuance, (a) the value of the Rights would be treated as a dividend (ordinary income) to the extent of Aurora's accumulated or current earnings and profits, if any, and (b) any value of the Rights in excess of the earnings and profits would be treated first as a tax free return of capital to the extent of a holder's tax basis and then a gain from a sale or exchange of the stock. Generally, the exceptions apply to distributions which are designed to have the effect of distributing cash or property other than Aurora Common Stock to some stockholders while increasing other stockholders' ownership of a company's common equity. Because the distributions of Rights is being made to all Public Stockholders and no holder of the Aurora Common Stock will receive a distribution of money or property in lieu of receiving Rights or in exchange for not exercising the Rights, it is unlikely that the distribution of Rights could have such an effect. Accordingly, this discussion assumes that the general rule of Section 305(a) applies to the distribution of Rights to the Public Stockholders. It is noted that the applicable Treasury regulations provide that a distribution of preferred stock convertible into Aurora Common Stock (or of rights to acquire such preferred stock) is likely to result in a distribution described in the exceptions to Section 305, if (i) the conversion rights must be exercised within a short period of time and (ii) the terms (such as dividend rate and marketability of the preferred stock) are such that it may be anticipated that some stockholders exercise their conversion rights and others will not. The regulations further provide that where the conversion right may be exercised over a period of many years and the dividend rate is consistent with market conditions at the time of distribution of the stock, there is no basis for predicting at what time and the extent to which the stock is to be converted and it is unlikely that a disproportionate distribution will result. Inasmuch as
(i) the conversion right may be exercised throughout the period the New Aurora Preferred Stock is outstanding and (ii) the New Aurora Preferred Stock carries a significant dividend, this regulatory provision should not cause the distribution of the Rights to be deemed an exception to the general rule of Section 305(a).

RIGHTS' TAX BASIS

     Under Section 307 of the Code, the tax basis of the Rights in the hands of a Public Stockholder to whom the Rights were issued will be zero and the tax basis of the Aurora Common Stock held by such Public Stockholder with respect to which the Rights were issued (the "Old Stock") will be unchanged unless the Rights are exercised or sold. If the Rights are exercised their tax basis in the hands of a Public Stockholder will be determined by allocating the tax basis of the Old Stock and the Rights in proportion to their relative fair market values on the date of distribution. However, if the fair market value of the Rights on the date of distribution is less than 15% of the fair market value of the Old Stock, the fair market value of the Rights will be deemed (and the tax basis of the Rights will be) zero and the tax basis of the Old Stock will be unchanged unless a Public Stockholder makes an irrevocable election to compute the basis of all Rights received in the manner described in the preceding sentence. This election is made by attaching a statement to such Public Stockholder's federal income tax return filed for the taxable year in which the Rights are received by a Public Stockholder in accordance with applicable Treasury Regulations. Aurora has not obtained an independent appraisal of the valuation of the Old Stock or the Rights and, therefore, each Public Stockholder individually must determine how the rules of Section 307 of the Code will apply in that Public Stockholder's particular situation. For federal income tax purposes, the fair market value of property is the price at which the property would change hands between a willing buyer and a willing seller, where neither party was under a compulsion to buy or sell and both had reasonable knowledge of all the relevant facts.

EXERCISE OF RIGHTS

     The Aurora Senior Subordinated Notes and New Aurora Preferred Stock received upon the exercise of Rights will constitute an "investment unit." The tax basis of the investment unit will be equal to the sum of (i) the basis, if any, of the Rights exercised and (ii) the amount paid upon exercise of the Rights. The basis of the investment unit must be allocated between the Aurora Senior Subordinated Notes and New Aurora Preferred Stock in proportion to their fair market values. The agreements between Aurora and WCAS allocate their $2,200 per WCAS Unit purchase price $1,000 to the $1,000 principal amount of Aurora Series A Senior Subordinated Notes and $1,200 to the 12 shares of New Aurora Preferred Stock. Although this allocation was arrived as part of the overall negotiations between Aurora and WCAS it is not binding on the Internal Revenue Service. The holding period of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock will commence upon the exercise of the Rights by the holder thereof.

EXPIRATION OF THE RIGHTS

     Public Stockholders who allow the Rights received by them on the date of distribution to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of their Aurora Common Stock.

AURORA SENIOR SUBORDINATED NOTES

  Basis and Holding Period

     The initial basis of each Aurora Senior Subordinated Note acquired upon the exercise of the Rights will equal its pro rata (based on the relative values of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock) portion of the sum of the Subscription Price and the basis, if any, in the Rights exercised. The holding period for such Aurora Senior Subordinated Notes will begin on the date the Rights are exercised.

  Interest Payments

     Interest on an Aurora Senior Subordinated Note generally will be includable in the income of a holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes. Aurora intends to take the position that the Aurora Senior Subordinated Notes do not have original issue discount.

  Sale, Exchange or Redemption of an Aurora Senior Subordinated Note

     Upon the sale, exchange or redemption of an Aurora Senior Subordinated Note, a holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Aurora Senior Subordinated Note. A holder's adjusted tax basis in an Aurora Senior Subordinated Note generally will equal the holder's initial basis determined as set forth above, less any principal payments received by such holder. Assuming the Aurora Senior Subordinated Note was held as a capital asset, the resulting gain or loss will be a capital gain or loss. For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months or 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

NEW AURORA PREFERRED STOCK

  Basis and Holding Period

     The basis of each share of New Aurora Preferred Stock acquired upon exercise of Rights will equal its pro rata (based on the relative values of the Aurora Senior Subordinated Notes and New Aurora Preferred Stock) portion of the sum of the Subscription Price and the basis, if any, in the Rights exercised. The holding period for such New Aurora Preferred Stock will begin on the date the Rights are exercised.

  Dividend Payments

     A holder of New Aurora Preferred Stock who receives a distribution thereon will be treated as having received, on the dividend payment date, a dividend taxable as ordinary income to the extent of Aurora's current and accumulated earnings and profits in the year in which such distribution is made. Corporate holders will generally be eligible for the dividends received deduction as set forth in Section 243 of the Code. The amount of any distribution described above will be the amount of cash plus the fair market value of any property received. To the extent that the amount of any distribution exceeds Aurora's allocable current and accumulated earnings and profits, such excess will first be applied against and reduce the recipient's adjusted tax basis in the shares with respect to which such distribution is made and second, to the extent that such excess is greater than the recipient's adjusted tax basis, will be treated as capital gain (assuming the shares with respect to which such distribution is made are held as a capital asset).

     Corporate holders of New Aurora Preferred Stock otherwise entitled to the dividends received deduction should consider the minimum holding period requirements of Section 246(c) of the Code, the "debt-financed portfolio stock" rules of Section 246A of the Code, and the "extraordinary dividend" provisions of Section 1059 of the Code, the effects of which are to reduce or eliminate the benefit of the dividends received deduction with respect to New Aurora Preferred Stock subject to such rules. Corporate holders of New Aurora Preferred Stock should also consider whether any dividends received deduction allowed for dividends received on New Aurora Preferred Stock may either cause or increase the holder's liability for the alternative minimum tax.

  Sale or Exchange of New Aurora Preferred Stock

     Upon the sale or taxable exchange of New Aurora Preferred Stock, the holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the New Aurora Preferred Stock. Assuming the shares are held as a capital asset, the resulting gain or loss will be a capital gain or loss. For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months or 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

  Redemption of New Aurora Preferred Stock

     A redemption of New Aurora Preferred Stock for cash will be a taxable event. Generally, any redemption of the New Aurora Preferred Stock would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent of accumulated dividends on the New Aurora Preferred Stock) and the holder's tax basis in the New Aurora Preferred Stock redeemed if the redemption (a) results in a "complete redemption" of the holder's stock interest in Aurora under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(4) of the Code. A redemption is substantially disproportionate only if it reduces the redeemed holder's voting percentage and ownership of Aurora voting stock by at least 20%. Whether a redemption is not essentially equivalent to a dividend is more subjective, but it does require some reduction in the holder's percentage interest of Aurora. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in
Section 318(a) of the Code (pursuant to which a holder will be deemed to own shares owned by certain related individuals and entities and shares that may be acquired upon the exercise of an option, unless such constructive ownership can be (and is) waived under Section 302(c) of the Code), as well as the shares actually owned, would generally be taken into account. Such gain or loss would be a capital gain or loss if the shares with respect to which such distribution is made are held as a capital asset.

     If the redemption does not satisfy any of the tests under Section 302(b) of the Code, then the gross proceeds will be treated under Section 301 of the Code as a distribution taxable as a dividend to the extent of Aurora's current and accumulated earnings and profits (see "-- Dividend Payments" above), and any excess will be treated first as a non-taxable return of capital and then as a gain upon a sale or exchange of the New Aurora Preferred Stock, which gain will be capital gain if the shares are held as a capital asset. A holder who is taxed upon the proceeds of redemption as a dividend would transfer its tax basis in the New Aurora Preferred Stock (reduced for any amounts treated as the non-taxed portion of extraordinary dividends or as a return of capital) to the holder's remaining stock interest in Aurora. If the holder does not retain any stock interest in Aurora, the holder may lose such basis entirely. Any capital gain recognized upon a redemption of New Aurora Preferred Stock will be taxed at rates applicable to capital gains. For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon
(i) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months or 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

  Redemption Premium

     Under Section 305 of the Code and applicable Treasury regulations, if the redemption price of the New Aurora Preferred Stock exceeds its issue price, such excess may constitute a redemption premium which is deemed to be a taxable distribution to the holder on an economic accrual basis over the period during which the New Aurora Preferred Stock cannot be redeemed. Such distribution would be treated as a dividend to the extent of Aurora's current and accumulated earnings and profits, with any remaining distribution treated first as a non-taxable return of capital and then as gain arising from a sale or exchange. A determination by Aurora as to whether there is a redemption premium deemed to be a taxable distribution will be binding on a holder, unless the holder explicitly discloses to the IRS that its determination and treatment of redemption premium differs from that of Aurora.

     This rule requiring current inclusion of any redemption premium does not apply if the redemption premium is less than one quarter of one percent multiplied by the redemption price multiplied by the number of years until the likely redemption date. The issue price of the New Aurora Preferred Stock would be the basis allocated to it upon exercise of the Rights. Its redemption price is $100 per share. Accordingly, as long as the basis allocated to the preferred stock is at least $98.13 a share, the redemption premium would, subject to the possibility (discussed in the following paragraph) that accrued but unpaid dividends would be treated as redemption premium, be de minimis and its current inclusion in income would not be required.

     The legislative history to 1990 amendments to Section 305 of the Code states that the IRS may provide that disguised redemption premium exists where cumulative preferred stock is issued without a discount but at the time of issuance there is no intention for the dividends to be paid currently. The preamble to the 1995 Treasury regulations implementing the 1990 amendments states that, because of the complexity of the issue, the regulations do not provide rules for such unpaid cumulative dividends, but that the IRS and Treasury will continue to consider the issue. If dividends are not paid currently on the New Aurora Preferred Stock, it is possible that the IRS would attempt to treat the unpaid dividends as redemption premium; however, in the absence of additional pronouncements from the IRS or Treasury, such a position seems unlikely.

  Conversion to Aurora Common Stock

     No gain or loss will be recognized for federal income tax purposes upon the conversion of the New Aurora Preferred Stock into Aurora Common Stock, except with respect to any cash received in exchange for a fractional interest. The tax basis for the Aurora Common Stock received upon conversion will be equal to the tax basis of the New Aurora Preferred Stock reduced by the portion of such basis allocable to any fractional interest exchanged for cash. Provided that the New Aurora Preferred Stock was held as capital assets, the holding period of the shares of Aurora Common Stock will include the holding period of the New Aurora Preferred Stock converted. Income realized upon the receipt of cash paid in lieu of fractional shares of Aurora Common Stock will be taxed immediately to the holder of such fractional shares.

  Adjustment to Conversion Price

     Section 305 of the Code renders taxable certain actual or constructive distributions of stock with respect to stock and convertible securities. Regulations promulgated under Section 305 provide that an adjustment in the conversion price of convertible preferred stock made pursuant to a bona fide, reasonable formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a taxable dividend under Section 301 of the Code. Any adjustment in the conversion price of the New Aurora Preferred Stock to reflect taxable distributions on the Aurora Common Stock would be treated as a constructive distribution of stock to the holders of New Aurora Preferred Stock and would be taxable as a dividend to the extent of current or accumulated earnings and profits of Aurora. The amount of the dividend to a holder of New Aurora Preferred Stock resulting from such an adjustment would be measured by the fair market value of the additional Aurora Common Stock (or fraction thereof) that would be obtainable as a result of adjustment of the conversion price. There can be no assurance and none is hereby given that an adjustment to the conversion price of the New Aurora Preferred Stock will not result in a taxable dividend under Section 301.

GENERAL INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of interest, principal and sale proceeds on an Aurora Senior Subordinated Note and to payments of dividends and sale or redemption proceeds on New Aurora Preferred Stock and a 31% backup withholding tax may apply to such payments, if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or fails to certify under the penalty of perjury that such TIN is correct, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee under reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. If any one of such events occurs with respect to a holder, the payor will be required to withhold a tax equal to 31% from any such payment unless an exemption applies under applicable law and is established in a manner acceptable to the payor. Information Reports will be made annually or otherwise as may be required to the IRS and to the holders of record that are not excepted from such reporting requirements with respect to such payments. Such reporting will be made on IRS Form 1099 or on such other form as may be prescribed under the rules issued by the IRS.

                                 LEGAL MATTERS

     The validity of the Aurora Senior Subordinated Notes, New Aurora Preferred Stock and underlying Aurora Common Stock offered hereby will be passed upon for Aurora by Hughes & Luce.

                                    EXPERTS

     The consolidated financial statements of Aurora as of September 30, 1997 and 1996, and for the years ended September 30, 1997, 1996 and 1995, incorporated by reference into this Prospectus and Registration Statement, have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

     The consolidated financial statements and schedules of Cerplex as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference into this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference into this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997 financial statements contains an explanatory paragraph that states that Cerplex has suffered recurring losses from operations, has net stockholders' and working capital deficiencies and does not have the necessary funds to pay its secured and unsecured debt obligations which raise substantial doubt about Cerplex's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS --
             DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION

     Under the provisions of the Aurora Charter, any person made a party to any lawsuit by reason of being a director or officer of Aurora, or any parent or subsidiary thereof, may be indemnified by Aurora to the full extent authorized by the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Aurora pursuant to the foregoing provisions, Aurora has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AURORA. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AURORA SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               GLOSSARY OF TERMS


     The following is a glossary of defined terms used in this Prospectus. Wherever the context may require, the singular form of each defined term includes the plural and vice versa. All capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Joint Proxy Statement/Prospectus of Aurora and Cerplex on Schedule 14A and Form S-4, which has been sent to the Public Stockholders together with this Prospectus.


Acquisition Transaction....  Any merger, consolidation or other business combination involving Cerplex or any of its subsidiaries or the acquisition of all or any significant assets or capital stock of Cerplex or any of its subsidiaries taken as a whole.

Additional Conversion
Amount.....................  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Conversion."

Additional Subscription
  Privilege................  The right to subscribe for and purchase at the
                             Subscription Price Units that are not otherwise purchased by Public Stockholders pursuant to the exercise of the Basic Subscription Privilege. The Additional Subscription Privilege may only be exercised by a holder of Rights who exercises in full such holder's Basic Subscription Privilege.

AEG........................  Aurora Electronics Group, Inc., a California
                             corporation and wholly-owned subsidiary of Aurora.

Amended and Restated Note
  Purchase Agreement.......  That certain amendment to the Cerplex Subordinated
                             Note Purchase Agreement dated as of April 9, 1997, which amended and restated the Subordinated Note Purchase Agreements.

AMEX.......................  The American Stock Exchange.

Apex.......................  Apex Computer Company, a Washington corporation and subsidiary of Cerplex.

ARS........................  Aurora's Asset Recovery Services division.

Aurora.....................  Aurora Electronics, Inc., a Delaware corporation.

Aurora Asset Sale..........  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Mandatory Prepayment."

Aurora Board...............  The Board of Directors of Aurora.

Aurora Bridge Notes........  The 10% Senior Subordinated Bridge Note or Notes
                             outstanding from time to time issued to WCAS pursuant to the Purchase and Exchange Agreement.


Aurora Bylaws..............  The Amended and Restated Bylaws of Aurora.


Aurora Charter.............  The Amended and Restated Certificate of
                             Incorporation of Aurora.

Aurora Charter
Amendments.................  The following two proposed amendments to the Aurora
                             Charter: (1) to increase the number of authorized shares of Aurora Common Stock from 50,000,000 to 300,000,000 and (2) to change the name of Aurora to "The Cerplex Group, Inc."

Aurora Common Stock........  Common Stock of Aurora, $.03 par value per share.

Aurora Loans...............  The loans made by Aurora to Cerplex pursuant to the
                             Cerplex Note Purchase Agreements.

Aurora Record Date.........  March 20, 1998.

Aurora Senior Subordinated
  Notes....................  Aurora's 10% Series B Senior Subordinated Notes due
                             in three equal annual installments commencing December 31, 2002.


Aurora Stock Options.......  Stock options granted pursuant to all stock option plans of Aurora.


Aurora Series A Senior
  Subordinated Notes.......  Aurora's 10% Series A Senior Subordinated Notes due
                             in three equal annual installments commencing December 31, 2002.


Available Cash Proceeds....  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Mandatory Redemption."


Bank Warrants..............  Warrants held by Citibank to purchase an aggregate
                             2,137,188 shares of Cerplex Common Stock.


Basic Subscription
Privilege..................  The right to subscribe for and purchase one Unit at the Subscription Price for every 189 shares of Aurora Common Stock owned by a Public Stockholder as of the Aurora Record Date.

BT.........................  British Telecom.


Bulletin Board.............  The NASDAQ Over-the-Counter Bulletin Board.


Cerplex....................  The Cerplex Group, Inc., a Delaware corporation.

Cerplex Board..............  The Board of Directors of Cerplex.

Cerplex Common Stock.......  Common Stock of Cerplex, par value $.001 per share.


Cerplex Note Purchase
  Agreements...............  The Cerplex Note Purchase Agreements dated as of
                             January 30, 1998 and February 24, 1998 between Cerplex and Aurora.


Cerplex Preferred Stock....  Preferred Stock of Cerplex, par value $.001 per share.

Cerplex SAS................  Cerplex S.A.S., a French societe par actions simplifee and subsidiary of Cerplex.

Cerplex Senior Credit
  Agreement................  That certain Credit Agreement among Cerplex, Wells
                             Fargo and the Lenders listed therein, the rights of Lenders and Wells Fargo under which have all been assumed by or assigned to Citibank.

Cerplex Senior Credit
Facility...................  The credit facility provided pursuant to the
                             Cerplex Senior Credit Agreement.

Cerplex Subordinated
Notes......................  The senior subordinated notes issued by Cerplex pursuant to the Subordinated Note Purchase
                             Agreements, as amended.

Cerplex Warrants...........  Cerplex warrants to purchase an aggregate of
                             1,500,096 shares of Cerplex Common Stock, which warrants were purchased by Aurora pursuant to the Note and Warrant Assignment and Transfer Agreement.

Certificate of
Designations...............  The certificate of designation to be filed by
                             Aurora, which sets forth the rights and preferences of New Aurora Preferred Stock.

Chase......................  The Chase Manhattan Bank, N.A.

Chase Credit Agreement.....  That certain Credit Agreement dated March 29, 1996, as amended among AEG, the Guarantor named therein, the Lenders named therein and Chase (formerly known as Chemical Bank), as Agent.

Citibank...................  Citibank, N.A., Cerplex's senior lender.

Closing....................  The closing of the Merger.

Code.......................  The Internal Revenue Code of 1986, as amended.

Commission.................  The Securities and Exchange Commission.


Conversion Price...........  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Conversion."



Convertible Securities.....  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Conversion."


Department of Justice......  The United States Department of Justice.

Dissenting Shares..........  Shares of Cerplex Common Stock for which appraisal rights have been perfected in accordance with
                             Section 262 of the DGCL.

DGCL.......................  Delaware General Corporation Law.

EBIT.......................  Earnings before interest and taxes.

EBITDA.....................  Earnings before interest, taxes, depreciation and amortization.

Effective Time.............  The effective time of the Merger.

Eligible Guarantor
Institution................  Has the meaning given such term in "The Rights
                             Offering -- Exercise of Rights."

Enterprise Value...........  Market value of common equity plus book value of total debt less cash and cash equivalents based on reported closing prices on January 20, 1998.


EPS........................  Earnings per share.



Excess Cash Flow...........  Has the meaning given such term in the Indenture.


Excess Units...............  Has the meaning given such term in "The Rights
                             Offering -- Subscription Privileges -- Additional Subscription Privilege."

Exchange Act...............  The Securities Exchange Act of 1934, as amended.

Exchange Ratio.............  1.076368, subject to adjustment as set forth in the
                             Merger Agreement.

Expiration Time............  The Effective Time of the Merger.

First Amendment
Agreement..................  That certain amendment dated August 20, 1997 to the
                             Amended and Restated Subordinated Note Purchase Agreement.

Forbearance Agreement......  That certain Forbearance and Repayment Agreement dated as of January 30, 1998 by and among Cerplex, Aurora and Citibank.

FTC........................  The United States Federal Trade Commission.

Guaranteed Delivery
Procedures.................  Has the meaning given such term in "The Rights
                             Offering -- Exercise of Rights."

HSR Act....................  The Hart-Scott-Rodino Antitrust Improvements Act of
                             1976.

Hughes & Luce..............  Hughes & Luce L.L.P., counsel to Aurora.

Indebtedness...............  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Affirmative Covenants and Restrictive Covenants."

Indenture..................  The Indenture between Aurora and U.S. Trust, as trustee governing the Aurora Senior Subordinated Notes.


Indenture Change of
Control....................  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Change of Control Option."


Interim Management
Agreement..................  That certain Interim Management Agreement dated as of January 30, 1998 between Cerplex and Aurora, as amended.


IRS........................  The Internal Revenue Service.

Junior Capital Stock.......  Any capital stock of Aurora ranking junior to the
                             New Aurora Preferred Stock.

LTM........................  Latest 12 months.

Lucent.....................  Lucent Technologies, Inc.

Lucent Note................  That certain promissory note executed by Cerplex in favor of Lucent bearing interest at 9.75% in the amount of $4.6 million payable on September 15, 1996.

Merger.....................  The merger of Sub with and into Cerplex, whereby
                             Cerplex becomes a wholly-owned subsidiary of Aurora pursuant to the terms of the Merger Agreement.


Merger Agreement...........  That certain Agreement and Plan of Merger, dated as of January 30, 1998, among Aurora, Sub and Cerplex.


MODCOMP/Cerplex............  Modcomp/Cerplex, L.P., a Delaware limited partnership and subsidiary of Cerplex.

MVSO.......................  Multivendor service organization.

NASDAQ.....................  National Association of Securities Dealers, Inc.
                             Automated Quotation System.

NASDAQ NMS.................  The Nasdaq Stock Market, National Market System.

New Aurora Preferred
Stock......................  7% Senior Cumulative Convertible Preferred Stock,
                             $.01 par value per share, of Aurora to be issued in connection with the WCAS Financing and the Rights Offering.

New Cerplex................  The combined businesses of Aurora and Cerplex after giving effect to the Merger.

New Senior Loan............  The new loan to be obtained by Aurora in connection with the Merger, which loan shall be in a minimum principal amount of $17 million and shall be senior to all other existing Aurora indebtedness.

NOL........................  Net operating losses.

Note and Warrant Assignment
  and Transfer Agreement...  That certain Note and Warrant Assignment and
                             Transfer Agreement dated as of January 30, 1998 by and between WCAS VII and Cerplex's Subordinated Note holders.

Notice of Guaranteed
Delivery...................  Has the meaning given such term in "The Rights
                             Offering -- Exercise of Rights."

OEM........................  Original equipment manufacturers.

Old Aurora Preferred
Stock......................  Preferred Stock of Aurora, $.01 par value per share, issued and outstanding as of January 30, 1998.

Old Aurora Subordinated
Notes......................  The aggregate of Aurora's 10% Senior Subordinated
                             Notes due September 30, 2001.

Options....................  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Conversion."

PCS........................  Peripheral Computer Support, Inc., a California
                             corporation and former subsidiary of Cerplex.

P/E........................  Price to earnings ratio.

Preferred Stock Change of
  Control..................  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Redemption."

PSS........................  Aurora's Parts Services Supply division.

Public Stockholders........  Holders of Aurora Common Stock other than WCAS.

Purchase and Exchange
  Agreement................  That certain Securities Purchase and Exchange
                             Agreement dated as of January 30, 1998, among Aurora, the several purchasers named in Annex I thereto and WCAS Capital Partners II, L.P.

Recapitalization...........  The recapitalization of Aurora on March 29, 1996 whereby Aurora repurchased approximately 4,268,000 shares of Aurora Common Stock and issued 607,211 shares of Aurora Common Stock to WCAS and certain other purchasers.

Redemption Price...........  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Redemption."

Registration Statement.....  The Registration Statement on Form S-3 filed by
                             Aurora under the Securities Act with respect to the securities offered in the Rights Offering.

Reorganization.............  Has the meaning given such term in "Description of the Units -- New Aurora Preferred
                             Stock -- Conversion."

Repayment Amount...........  The sum of (i) 98.5% of the outstanding principal amount of the amounts outstanding of the Cerplex Senior Credit Facility, plus (ii) all accrued and unpaid interest thereon, plus (iii) all accrued and unpaid fees, expenses and other amounts payable under the Cerplex Senior Credit Agreement as of the Closing Date.

Rights.....................  The right to subscribe for and purchase Units pursuant to the Rights Offering.

Rights Offering............  The offering by Aurora to the holders of Aurora
                             Common Stock (other than WCAS) of the right to purchase Units.

Sale or Issuance
Transaction................  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Mandatory Redemption."

Securities Act.............  The Securities Act of 1933, as amended.

Senior Indebtedness........  Has the meaning given such term in "Description of the Units -- Aurora Senior Subordinated
                             Notes -- Subordination."

Seventh Amendment to Credit
  Agreement................  That certain Seventh Amendment to Credit Agreement and Limited Waiver dated as of January 30, 1998 among Cerplex, Citibank, as Administrative Agent, and the financial institutions listed on the signature page thereof.

SFAS.......................  Statement of Financial Accounting Standards.

Sub........................  Holly Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Aurora.

Sub Common Stock...........  Common Stock of Sub, par value $.01 per share.

Subordinated Note Purchase
  Agreements...............  Those certain note purchase agreements dated
                             November 19, 1993 between Cerplex and the subordinated noteholders listed on the signature pages thereof.


Subscription Agent.........  American Stock Transfer & Trust Company.


Subscription Certificate...  The certificate to be completed and duly executed by each Public Stockholder desiring to exercise a Right.

Subscription Price.........  $183.33 per Unit.


TIA........................  Trust Indenture Act of 1939, as amended.


TPM........................  Third party maintenance organization.

Trustee....................  U.S. Trust in its capacity as trustee under the
                             Indenture.

Unit.......................  The combination of (i) $83.33 principal amount of
                             Aurora Senior Subordinated Notes and (ii) one share of New Aurora Preferred Stock.


U.S. Trust.................  U.S. Trust Corporation.


WCAS.......................  WCAS VII and certain of its affiliates.

WCAS Unit..................  A unit to be purchased by WCAS pursuant to the
                             Purchase and Exchange Agreement, consisting of (i) $1,000 principal amount of Aurora Senior Subordinated A Notes and (ii) 12 shares of New Aurora Preferred Stock.

WCAS VII...................  Welsh, Carson, Anderson & Stowe VII, L.P., a
                             Delaware limited partnership.


WCAS Financing.............  The purchase by WCAS pursuant to the Purchase and
                             Exchange Agreement of (i) subject to the Rights Offering, up to an aggregate 15,000 WCAS Units for an aggregate purchase price of $33 million in cash and securities of Aurora and Cerplex currently held by WCAS, and (ii) an aggregate 33,000 shares of New Aurora Preferred Stock in exchange for the cancellation of the Old Aurora Subordinated Notes currently held by WCAS plus accrued interest thereon.


Wells Fargo................  Wells Fargo Bank, N.A.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    ii
PROSPECTUS SUMMARY..........................................     1
  Aurora....................................................     1
  Cerplex...................................................     1
  The Merger................................................     1
  The WCAS Financing........................................     2
  The Rights Offering.......................................     3
  Summary Aurora Historical Consolidated Financial Data.....     8
  Summary Cerplex Historical Consolidated Financial Data....     9
  Selected Unaudited Pro Forma Consolidated Financial
     Information............................................    10
RISK FACTORS................................................    11
  Issuance of New Aurora Preferred Stock....................    11
  Absence of Dividends......................................    11
  Risk of Decrease in Market Value of Subscribed-for
     Units..................................................    11
  Absence of Trading Market for the New Aurora Preferred
     Stock and the Aurora Senior Subordinated Notes.........    11
  Limited Trading Market and Possible Volatility of Aurora
     Common Stock Price.....................................    12
  Shares Available for Future Sale..........................    12
  Implementation of Business Strategy.......................    12
  New Management............................................    12
  High Degree of Leverage; Future Capital Requirements......    13
  Failure to Obtain New Senior Loan.........................    13
  Control by WCAS...........................................    13
  Aurora's Net Operating Loss Carryforwards and Possible
     Future Acquisitions....................................    14
  Losses and Accumulated Deficit............................    14
  Dependence on the Electronics and Computer Industry.......    14
  Inventory Obsolescence....................................    14
  Reliance on Short-Term Purchase Orders and Contracts......    15
  Dependence on Key Customers...............................    15
  Competition...............................................    15
  Discontinued Operations; Change in Strategy...............    15
  Reliance on International Sales...........................    16
  Other Uncertainties.......................................    16
THE RIGHTS OFFERING.........................................    16
  The Rights................................................    16
  Subscription Privileges...................................    17
  Expiration Time...........................................    17
  Determination of Subscription Price.......................    17
  Exercise of Rights........................................    18
  No Revocation.............................................    20
  State and Foreign Securities Laws.........................    20
  Subscription Agent........................................    20
  Aurora Board Determination................................    21
  Condition to Closing......................................    21
  Right to Terminate Rights Offering........................    21

                                                              PAGE
                                                              ----
DESCRIPTION OF THE UNITS....................................    21
  Aurora Senior Subordinated Notes..........................    22
  New Aurora Preferred Stock................................    26
  Transferability...........................................    30
REASONS FOR THE RIGHTS OFFERING AND USE OF PROCEEDS.........    31
THE MERGER AND RELATED TRANSACTIONS.........................    31
  Description of the Merger.................................    31
  WCAS Financing............................................    33
CAPITALIZATION..............................................    34
SELECTED FINANCIAL INFORMATION..............................    36
  Selected Aurora Historical Financial Information..........    36
  Aurora Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    37
  Selected Cerplex Historical Financial Information.........    41
  Cerplex Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    42
  Unaudited Pro Forma Consolidated Balance Sheet............    51
  Unaudited Pro Forma Consolidated Statement of
     Operations.............................................    52
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    54
PRICE RANGE OF AURORA COMMON STOCK AND DIVIDENDS............    57
DESCRIPTION OF CAPITAL STOCK................................    58
FEDERAL INCOME TAX CONSIDERATIONS...........................    59
  Rights Issuance...........................................    59
  Rights' Tax Basis.........................................    60
  Exercise of Rights........................................    60
  Expiration of the Rights..................................    60
  Aurora Senior Subordinated Notes..........................    60
  New Aurora Preferred Stock................................    61
LEGAL MATTERS...............................................    64
EXPERTS.....................................................    64
INDEMNIFICATION OF DIRECTORS AND OFFICERS -- DISCLOSURE OF
  COMMISSION'S POSITION ON INDEMNIFICATION..................    65
GLOSSARY OF TERMS...........................................    66

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................  $  1,785
Subscription Agent's fees and expenses......................    25,000
Printing fees...............................................    50,000
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................     5,000
Miscellaneous...............................................    10,000
                                                              --------
          TOTAL.............................................  $116,785
                                                              ========

     The foregoing, except for the Securities and Exchange Commission registration fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits a Delaware corporation to indemnify any officer or director who is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer or employee of the corporation. Such indemnification must be approved by a majority vote of the directors who were not parties to the action, suit or proceeding, whether or not a quorum, and may be provided only if and to the extent the officer or director to be indemnified acted in good faith and in a manner he or she reasonably believed to be in (or not opposed) to the best interests of the corporation. The Aurora Bylaws provide generally for the indemnification of officers and directors permitted by Section 145.

ITEM 16. EXHIBITS

     The Exhibits to this Registration Statement are listed on the Index to Exhibits of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Rights Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Rights Offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the Rights Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each employee to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 26, 1998.


                                            AURORA ELECTRONICS, INC.

                                            By:   /s/ GEORGE L. MCTAVISH
                                              ----------------------------------
                                                     George L. McTavish,

                                                 Chairman and Chief Executive
                                                            Officer


                                            By:    /s/ F. WAYNE WITHERS
                                              ----------------------------------
                                                      F. Wayne Withers,
                                                 Senior Vice President, Chief
                                                       Financial Officer

                                                 and Chief Accounting Officer



     Pursuant to the requirements of the Securities Act, this Amendment has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----

                          *                              Vice Chairman of the Board     March 26, 1998
-----------------------------------------------------
                    Jim C. Cowart

                          *                              Director                       March 26, 1998
-----------------------------------------------------
                   Harvey B. Cash

                          *                              Director                       March 26, 1998
-----------------------------------------------------
                   David A. Lahar

                          *                              Director                       March 26, 1998
-----------------------------------------------------
                 Thomas E. McInerney

                          *                              Director                       March 26, 1998
-----------------------------------------------------
                  Richard H. Stowe

* /s/ George L. McTavish, attorney-in-fact.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------

          +4.1           The Restated Certificate of Incorporation of the Registrant,
                         as amended (incorporated by reference from Exhibit 3.1 to
                         the Registrant's Transition Report on Form 10-K for the
                         transition period from December 31, 1991 to September 30,
                         1992).

          +4.2           Bylaws of the Registrant, as amended (incorporated by
                         reference from Exhibit 4.2 to the Registrant's Registration
                         Statement on Form S-8 (Registration No. 33-79426)).

          +4.3           Form of Certificate of Designations, Preferences and Rights
                         of Senior Cumulative Convertible Preferred Stock of the
                         Registrant.

           4.4           Form of Indenture between the Registrant and U.S. Trust
                         Corporation.

           4.5           Form of the Registrant's 10% Series B Senior Subordinated
                         Notes Due December 31, 2004 (included as Exhibit A to the form of Indenture filed as Exhibit 4.4).

           4.6           Form of Letter to Stockholders of the Registrant.

           4.7           Form of Subscription Certificate.

           4.8           Form of Instructions as to Use of Subscription Certificates.

           4.9           Form of Letter to Brokers.

           4.10          Form of Letter to Clients.

           4.11          Form of Notice of Guaranteed Delivery

           4.12          Form of Nominee Holder Certification

           4.13          Guidelines to Form W-9.

           5 Opinion of Hughes & Luce, L.L.P. concerning legality of securities being registered.

         +12             Statement Regarding Computation of Ratio of Earnings to
                         Fixed Charges.

          23.1           Consent of Hughes & Luce, L.L.P. (included in Exhibit 5)

          23.2           Consent of Arthur Andersen LLP

          23.3           Consent of KPMG Peat Marwick LLP

         +24             Power of Attorney


---------------


+ Filed previously